UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Uber Technologies, Inc.

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Preliminary Proxy Statement - Subject to Completion

Uber’s Purpose

Why we exist	Who we are	What we do
To reimagine the way the world moves for the better	Fearless optimists: crazy enough to believe, tenacious enough to make it happen	Make real life easier to navigate for everyone

Our Cultural Norms

Our 8 cultural norms reflect who we are and where we’re going. They guide our decision-making, unite and define our culture, and tell a story to the world about Uber’s corporate purpose.

We do the right thing	Period.
We build globally, we live locally	We harness the power and scale of our global operations to deeply connect with the cities, communities, Drivers, and riders that we serve every day.
We are customer obsessed	We work tirelessly to earn our customers’ trust and business by solving their problems, maximizing their earnings, or lowering their costs. We surprise and delight them. We make short-term sacrifices for a lifetime of loyalty.
We celebrate differences	We stand apart from the average. We ensure people of diverse backgrounds feel welcome. We encourage different opinions and approaches to be heard, and then we come together and build.
We act like owners	We seek out problems, and we solve them. We help each other and those who matter to us. We have a bias for action and accountability. We finish what we start, and we build Uber to last. And when we make mistakes, we’ll own up to them.
We persevere	We believe in the power of grit. We don’t seek the easy path. We look for the toughest challenges, and we push. Our collective resilience is our secret weapon.
We value ideas over hierarchy	We believe that the best ideas can come from anywhere, both inside and outside our company. Our job is to seek out those ideas, to shape and improve them through candid debate, and to take them from concept to action.
We make big bold bets	Sometimes we fail, but failure makes us smarter. We get back up, we make the next bet, and we go!

Preliminary Proxy Statement - Subject to Completion

Notice of 2021 Annual Meeting of Stockholders

Date & Time May 10, 2021 11:00 a.m. Pacific Time	Location Virtual A live webcast of the Annual Meeting will be available at www.virtualshareholdermeeting.com/uber2021	Record Date March 15, 2021

Items of business:		Board Recommendation:

Proposal 1:	Election of the ten director nominees named in this proxy statement.	✓ For each nominee

Proposal 2:	Approval, by non-binding vote, of the compensation paid to the company’s named executive officers as disclosed in this proxy statement (the “say-on-pay vote”).	✓ For

Proposal 3:	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021.	✓ For

Proposal 4:	Removal of supermajority voting requirements in Certificate of Incorporation and Bylaws.	✓ For

Proposal 5:	Stockholder proposal to prepare annual report on lobbying activities, if properly presented at the Annual Meeting.	Í Against

Stockholders may participate in the annual meeting by logging in at www.virtualshareholdermeeting.com/uber2021. Please see page 82 of the proxy for additional information regarding participation in the virtual meeting.

Your vote is very important to us. You can be sure your shares are represented at the meeting if you are a stockholder of record by promptly voting electronically over the Internet or by telephone or by returning your completed proxy card in the pre-addressed, postage-paid return envelope (which will be provided to those stockholders who request to receive paper copies of these materials by mail) or, if your shares are held in street name, by returning your completed voting instruction card to your broker. If, for any reason, you desire to revoke or change your proxy, you may do so at any time before it is exercised. The proxy is solicited by the board of directors of Uber Technologies, Inc.

We cordially invite you to attend the meeting.

To Vote Prior to Annual Meeting

By Internet	By telephone	By mail

Go to www.proxyvote.com and follow the instructions	Call 1-800-690-6903	Sign, date and return your proxy card in the postage-paid envelope

By Order of the Board of Directors

Tony West
Chief Legal Officer and Corporate Secretary San Francisco, CA
March [__], 2021

2021 Proxy Statement       1

Important Information About Uber’s Virtual Annual Meeting

Uber’s 2021 Annual Meeting will be conducted virtually, via live webcast. As a global company with stockholders located around the world, we are focused on providing convenient access and promoting attendance and participation while ensuring the safety of all participants. The Board believes that the virtual format enhances attendance and active participation regardless of where a stockholder lives and recognizes this is particularly important during the COVID-19 pandemic.

Similar to last year, stockholders without an Internet connection or a computer will be able to listen to the meeting by calling a toll-free telephone number. We also intend to provide stockholders with the opportunity to communicate with the Board and management by submitting questions before and during the meeting on the virtual portal. A recording of the Annual Meeting will also be available on our investor relations website for one year following the Annual Meeting.

If you were a holder of record of Uber common stock at the close of business on March 15, 2021, you are entitled to participate in the Annual Meeting on May 10, 2021. Below are some frequently asked questions regarding our Annual Meeting.

How can I view and participate in the Annual Meeting? To participate, visit www.virtualshareholdermeeting.com/uber2021 and log in with your 16-digit control number included in your proxy materials.

When can I join the virtual Annual Meeting? You may begin to log in to the meeting platform beginning at 10:45 a.m. Pacific Time on May 10, 2021. The meeting will begin promptly at 11:00 a.m. Pacific Time on May 10, 2021.

How can I ask questions and vote? We encourage you to submit your questions and vote in advance by visiting www.proxyvote.com. Stockholders may also vote and submit questions virtually during the meeting (subject to time restrictions). To participate in the meeting webcast visit www.virtualshareholdermeeting.com/uber2021.

What if I lost my 16-digit control number? You will be able to log in as a guest. To view the meeting webcast visit www.virtualshareholdermeeting.com/uber2021 and register as a guest. If you log in as a guest, you will not be able to vote your shares or ask questions during the meeting.

What if I don’t have Internet access? Please call 1-877-328-2502 (toll free) or 1-412-317-5419 (international) to listen to the meeting proceedings. You will not be able to vote your shares or ask questions during the meeting.

What if I experience technical difficulties? Please call 844-986-0822 (U.S.) or 303-562-9302 (international) for assistance.

Where can I find additional information? For additional information about how to attend the Annual Meeting, please see “Additional Information” starting on page 82 which includes our Rules of Conduct for our Annual Meeting.

If there are questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints, management will post answers to a representative set of such questions at investor.uber.com. The questions and answers will remain available until Uber’s 2022 Proxy Statement is filed. We also encourage you to read our Annual Report on Form 10-K available at www.proxyvote.com.

Your vote is important to us!
Please vote today at www.proxyvote.com

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Letter from the Chairperson of the Board

Ronald Sugar Chairperson of the Board of Directors

Dear Stockholders,

We continue to live in unprecedented times. But it’s in periods of instability such as these that transparent and responsible governance becomes even more important.

Uber entered life as a public company on a strong foundation, including equal voting rights for each share of our stock, annual elections, and an independent chair. But we did not rest in 2020 as we continued to strengthen our stockholder engagement efforts. Based in no small part on your feedback, we continued to improve upon our governance structure, by expanding the scope of our stock ownership guidelines and clawback policy, making significant changes to our executive compensation program, providing additional disclosures on executive compensation practices in this proxy statement, making landmark commitments on climate, and releasing our inaugural ESG Report. We are also putting forward a management proposal in this proxy statement to eliminate supermajority voting provisions in our bylaws and certificate of incorporation.

We also continued to strengthen the diverse set of backgrounds, skills, and experiences of the board itself, with the additions of Mandy Ginsberg, Robert Eckert, and Revathi Advaithi who have already made tremendous contributions since joining in 2020.

While 2020 was certainly a challenging year, I’m very proud of how Uber responded. As the pandemic emerged and worsened, we acted quickly and decisively to help ensure the safety of drivers, delivery people and the communities they serve. We provided financial assistance to independent workers diagnosed with COVID, successfully lobbied Congress to ensure protections and benefits were available to these workers, and committed to giving out tens of millions of free rides, meals, and other deliveries to those in need around the world, including most recently to support greater access to vaccines.

As we look forward, we are confident that we are on the right path, and remain committed as ever to serving our stockholders and the millions of people who interact with our platform every day. We look forward to engaging with all of you at our annual meeting and we will always encourage you to share your concerns and feedback with us—not just at the 2021 Annual Meeting but throughout the year.

We are excited about what lies ahead and are grateful for your continued support.

Sincerely,

Ronald Sugar

Independent Chairperson of the Board of Directors

2021 Proxy Statement       3

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Proxy Statement Summary

COVID-19 Response

When COVID-19 spread across the globe, the world as we knew it changed. The public health, economic, social, and emotional shocks of the pandemic will reverberate for a long time to come. But as communities come together in this unprecedented time, one thing is certain: with resourcefulness, compassion, and innovation, we’ll get through this together.

At Uber, safety is a top priority. Since the earliest days of the pandemic, Uber mobilized internal teams, listened to experts, and worked to support the health and well-being of employees, platform users, and the cities and communities we serve. Uber will continue to be a partner in recovery to our cities and stakeholders as we define and turn to a new normal.

Below are a few examples of the steps Uber has taken—and continues to take—to protect merchants, drivers, delivery people, and the communities where we operate.

Encouraging riders to stay home: We sent messages to riders in the app and on social media asking them to stay home, if they could, to support stay-at-home efforts and help slow the spread of the virus.

Supporting healthcare workers, first responders, and communities: Uber provided 10 million free rides and deliveries of food to frontline workers, seniors, and people in need, partnering with organizations such as the Bill and Melinda Gates Foundation, Feeding America®, Save the Children, UNESCO, and World Central Kitchen to provide free rides, food, and essential supplies for vulnerable populations worldwide. During COVID-19’s peak, we delivered over 280,000 prescriptions with the Gates Foundation in South Africa. By the end of June 2020, our teams had initiated more than 200 partnerships across 54 countries.

Providing health and sanitization supplies: We committed $50 million to help provide access to disinfectants, sanitization sprays and wipes, and ear-loop face masks to drivers and delivery people. We have purchased about 30 million masks/face covers, and have distributed them to more than 2.5 million drivers and delivery people around the world.

Supporting local restaurants: As restaurants shifted to takeout, we highlighted local independent restaurants in-app and provided new options such as leave-at-door delivery. We also introduced a feature through which customers could contribute to their favorite local restaurants directly from the app. In 2020, customers gave more than $20 million using the new contributions feature. In the US, Uber agreed to match every contribution to the National Restaurant Association Educational Foundation’s Restaurant Employee Relief Fund up to a total commitment of $5 million to support their important work and help provide critical funds to restaurant workers impacted by COVID-19. We have committed to provide $20 million in support efforts to help local restaurants in the U.S. and Canada during the pandemic as part of our "Eat Local" campaign.

New safety features: Putting safety first, Uber rolled out a global mask mandate for riders and drivers, redesigned the end-to-end app experience with new safety and health precautions, and implemented new technology to verify that drivers are wearing a mask. As of the end of 2020, 99.5% of trips have no reported mask issues.

✓   Driver checklist

We introduced a new Go Online Checklist, where drivers and delivery people must confirm that they aren’t showing symptoms of COVID-19 and that they have taken certain preventive measures, such as sanitizing the vehicle, before driving. They must also confirm that they’re wearing a face cover or mask.

✓   Face cover verification

Our new Face Cover Check technology helps to verify, using object recognition, if a driver is wearing a mask by asking them to take a selfie with the mask on. Drivers aren’t able to start accepting trips until they complete this step. We have completed 231 million mask verifications across Mobility and Delivery since we launched the feature.

✓   Rider in-app list

Riders see a similar list and must confirm that they will also take preventive actions, such as wearing a face cover, sitting in the back seat, and opening the window, if possible, for ventilation before being able to request a trip.

Drivers and delivery people: While the spread of COVID-19 has been challenging for all of us, it’s been particularly challenging for people who drive and deliver with companies like ours. Many of these independent workers are providing critical services during this crisis—from getting other essential workers to their jobs to getting food to people at home. Uber has launched several new initiatives to support them while they support our communities.

For example, our global financial assistance policy, which we launched in the first week of March 2020, provides up to 14 days of financial assistance for drivers and delivery people who are diagnosed with an active case of COVID-19 or directed to self-quarantine or self-isolate by a doctor or public health official. To date, we have paid out over $25 million in financial assistance to over 75,000 drivers and delivery people.

We also developed and launched a Work Hub, which provides drivers and delivery people a new way to find other work, whether with Uber or another company, and expanded work options on our platform with the introduction of UberMedics for healthcare workers and Uber Direct or Connect for package delivery.

We worked with policymakers around the world to ensure that independent workers were included in government relief packages. We have advocated for workers’ access to testing and, more recently, vaccines.

10 million free rides and deliveries: We have committed to provide another 10 million free or discounted rides and deliveries to healthcare workers, seniors, and people in need in order to facilitate the distribution of the coronavirus vaccine.

Uber employees: Our employees have been and continue to be profoundly affected by the COVID-19 pandemic in many ways. Recognizing this, we strengthened our work-from-home policies and looked for new ways to support our employees as they navigated this unprecedented crisis in their personal and professional lives. This means we’ve provided even more attention and flexibility to caregivers by providing resources, tools, and support, and amplified our focus on mental health and wellbeing. In April 2020 we cancelled our midyear performance review cycle, allowing our employees to focus on efforts to keep our business running and adjusting to the demands of the work-from-home environment. In September 2020 we instituted the Global Caregiver Enhanced Flexibility Policy, in effect throughout the extended work-from-home period, to provide clarity around the flexible work options available to parents and caregivers, so employees can balance work with caring for those that matter to them most. This policy provides three broad options for caregivers: flexibility throughout the day, redistributing work hours, and the ability for employees to request shift changes to better align with their schedules. We have extended our voluntary work-from-home policy until September 2021 to provide our team with flexibility, choice, longer-term clarity, and time to plan ahead.

In April - May, we made the incredibly difficult decision to reduce our workforce by approximately 25%, and to reduce investments in several non-core projects. Central to our approach were efforts to ensure that we treated our people well, and that we continued to be as transparent with our employment decisions as possible. We worked diligently to provide strong cash severance benefits and other support for those leaving Uber, such as a designated period of continued healthcare coverage, or the cash equivalent, at the Company’s expense and an alumni talent directory. While the severance package differed somewhat by country or individual, we did our best to be faithful to our principles of compassion and transparency, and took care to support people in special situations, like those on US visas or parental leaves. However, we acknowledge that no severance package, regardless of how thoughtful or generous, replaces meaningful employment, and that we would not be where we are today without the significant contributions of all our Uber alumni.

2021 Proxy Statement       5

Proxy Statement Summary

Business Highlights

2020 marked a year like no other. Like many companies, the global impact of the COVID-19 pandemic put Uber to the test in 2020. Despite many challenges, we proved that we are capable of adapting under the pressure of a global crisis.

We moved rapidly to focus our growth opportunities while securing our future

Steadily recovering from pandemic with a leaner cost base

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Proxy Statement Summary

Nominees for Board of Directors

You are being asked to vote on the election of the ten directors listed below. Additional information about each nominee’s background and experience can be found beginning on page 21.

Ronald Sugar† Former Chairman and CEO, Northrop Grumman Age: 72 Board Tenure: 2.7 Years Committee Memberships: Nominating and Governance (Chair); Compensation	Revathi Advaithi* CEO, Flex Age: 53 Board Tenure: 0.7 Years Committee Memberships: Audit

Ursula Burns* Chairman, and Former CEO, VEON Age: 62 Board Tenure: 3.5 Years Committee Memberships: Audit; Nominating and Governance	Robert Eckert* Partner, FFL Partners; Former CEO, Mattel Age: 66 Board Tenure: 1.0 Years Committee Memberships: Nominating and Governance; Compensation

Amanda Ginsberg* Former CEO, Match Group Age: 51 Board Tenure: 1.1 Years Committee Memberships: Audit	Dara Khosrowshahi CEO, Uber Age: 51 Board Tenure: 3.6 Years Committee Memberships: None

Wan Ling Martello* Co-founder and Partner, BayPine; Former Executive Vice President, Nestlé Age: 62 Board Tenure: 3.8 Years Committee Memberships: Nominating and Governance; Compensation	Yasir Al-Rumayyan* Governor, The Public Investment Fund Age: 51 Board Tenure: 4.8 Years Committee Memberships: Audit

John Thain* Former Chairman and CEO, CIT Group Age: 65 Board Tenure: 3.5 Years Committee Memberships: Audit (Chair)	David Trujillo* Partner, TPG Age: 45 Board Tenure: 3.8 Years Committee Memberships: Nominating and Governance; Compensation (Chair)

Note: Age and Board tenure measured as of March 2021 † Independent Chairperson of the Board * Independent Director

2021 Proxy Statement       7

Proxy Statement Summary

Corporate Governance Highlights We strive to maintain the highest governance standards in our business. Our commitment to effective corporate governance is illustrated by the following practices:

 What We Do

•   Independent chairperson

•   Look for qualified women and underrepresented minorities for every open Board seat

•   Fully independent Audit, Compensation, and Nominating and Governance Committees that meet at least quarterly

•   Annual elections for all directors

•   Directors elected by majority vote in uncontested elections

•   Board oversight of management succession planning

•   Board, committee, and individual director evaluation process

•   Stock ownership guidelines for directors and executive officers

•   Clawback policy in our executive compensation program

•   Incorporate performance metrics tied to our cultural norms, including Safety, and Diversity & Inclusion (“D&I”) metrics into executive compensation

 WHAT WE DON’T DO

•   Dual class stock

•   Allow hedging of Uber stock by directors or employees

•   Allow pledging of Uber stock by directors or employees for margin loans or similar speculative transactions

•   Have a shareholder rights plan (“poison pill”)

•   Have a classified board

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Proxy Statement Summary

Investor Engagement Efforts

We believe effective corporate governance includes constructive conversations with our stockholders on topics such as strategy, operating performance, corporate governance, executive compensation, environmental sustainability, and corporate responsibility and social impact issues, including in 2020, the impact of, and our response to, COVID-19. These conversations drive increased corporate accountability, improve decision-making, and ultimately create long-term stockholder value.

Even before becoming a publicly-traded company, our senior management team worked to establish and implement a culture of transparency by regularly engaging with our stockholders and providing updates on our financial and business performance. As we approached our initial public offering in 2019, we substantially reshaped our corporate governance structure, policies, and procedures based on input from our stockholders. Since then, we have continued to increase our investor engagement efforts with a growing number of our largest stockholders and other key constituents on a wide variety of interests including our strategy and operating performance and also corporate governance, executive compensation and environmental and social matters. In the lead-up to our first annual meeting in 2020 and throughout the year, our independent chairperson, Ronald Sugar, also met with many of our largest stockholders to discuss a variety of topics.

We believe these engagement efforts with our stockholders will allow us to better understand our stockholders’ priorities and perspectives and provide us with useful input concerning our corporate strategy, our compensation, and ESG practices.

In 2020	How we engaged with investors	Topics discussed with our investors
Held calls and meetings with over 75% of our top 100 stockholders representing over 65% of shares outstanding	We invited our largest investors to discuss any topics they desire

›   COVID-19 response

›   sustainable growth rate

›   path to profitability

›   capital allocation

›   regulatory issues

›   geographic strategy

›   governance and financial performance

›   our executive compensation program and the say-on-pay proposal,

›   ESG matters, including driver and delivery person well-being, D&I, safety initiatives and climate change

›   strategy and risk management, including cyber risk, Board composition and succession, and increasing Board diversity

›   improvements in our disclosures

We regularly reported our investors’ views to our Board of Directors

We engaged with analysts through quarterly conference calls, our investor relations website, and meetings and calls

Our Chairperson of the Board and members of our executive leadership team participated in investor outreach

Published our inaugural ESG Report

2021 Proxy Statement       9

Proxy Statement Summary

Executive Compensation Highlights

Two years prior to our initial public offering (“IPO”), our Board of Directors commenced a process to transform Uber from a founder-led, private company into a publicly traded company led by a diverse, experienced, and talented senior management team. As a significant component of that process, our Compensation Committee has taken incremental steps each year to systematically evolve our executive compensation program and our human capital strategies, initiatives, and programs with respect to culture, recruitment, retention, and engagement into that of a public company with world-class executive compensation practices.

Together with the members of our Compensation Committee, we are committed to holding ourselves accountable to our stockholders and to ongoing stockholder engagement and dialogue as we continue to evaluate the steps that are necessary and advisable for our Compensation Committee to take, together with the appropriate implementation timeline, in order to continue the systematic evolution of our compensation program for our named executive officers (“NEOs”). In connection with this process, we seek to ensure that our compensation programs strike an appropriate balance between systematic change and what we believe is necessary in the dynamic and highly competitive environment in which we operate to attract, motivate, and retain key talent critical to the success of our business and the creation of long-term stockholder value.

As a component of that accountability, following our first say on pay vote in 2020, we engaged with our stockholders over the course of the year to obtain feedback and perspective on the appropriate next steps in the continued evolution of our compensation program in 2020 and 2021.

The following is a summary of the most notable changes we implemented in 2020 and those we implemented in 2021, taking into account feedback from our stockholders.

2020 Program Highlights	2021 Program Highlights

✓ Market-competitive CEO compensation. Transitioned CEO’s total compensation from levels negotiated upon hire to substantially lower, market-competitive levels of an incumbent CEO.

✓ Aligned NEO compensation. Realigned NEO compensation to be more internally consistent and aligned with market practice.

✓ More at-risk compensation. Shifted target compensation for all NEOs towards greater at-risk compensation.

✓ Further defined cash bonus plan metrics. Established more formulaic performance metrics and weightings.

✓ Aligned compensation with cultural norms. Further aligned cash and equity program performance metrics with cultural norms, including D&I and safety metrics.

✓ Stabilized executive leadership team. Retained and stabilized executive leadership team during uncertain COVID-19 environment and aggressive market for experienced leadership.

✓ Investor engagement. Established robust investor engagement program.

✓ Strengthened governance policies. Expanded scope and application of Stock Ownership Guidelines and Clawback Policy.

✓ Refined peer group. Reduced emphasis on large bellwether companies, aligning peer group with our current revenue and market capitalization and companies that currently compete with us for business and talent.

✓ Expanded PRSU Participation. Expanded scope of performance-based restricted stock unit (“PRSU”) program to include all NEOs; 50% of annual equity awards granted to the CEO and CFO, and 33% of annual equity awards for all other NEOs awarded in the form of PRSUs.

✓ More longer-term PRSU goals. Expanded number and weighting of PRSU goals measured over 3 years; incorporated 3-year relative total shareholder return modifier ("rTSR").

✓ Separated performance goals. Furthered differentiation between metrics under annual cash bonus plan and PRSU program.

✓ Strengthened annual bonus plan structure. Added defined metrics, weighting, and threshold and maximum levels of achievement, an individual performance modifier, and an overall payout cap of 200% of target bonus to annual cash bonus plan.

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Proxy Statement Summary

ESG Highlights

At Uber, we are committed to sustainability as we reimagine the way the world moves for the better and work to make real life easier to navigate for everyone. In 2020, we identified nine of the most relevant ESG issues to our Company and published our first ESG Report. Highlights of our ESG commitments and progress in 2020 include:

(1) For additional information on our response to the COVID-19 pandemic, see COVID-19 Response in the Proxy Statement Summary.

    Driver/delivery person well-being

Advocated successfully in key markets to preserve flexibility and improve the quality and experience of independent work

    User safety

Innovated and invested in safety technology as we pursue industry leadership in safety

    Cybersecurity

Expanded ISO 27001 certification to our core rides business, having maintained certification for our enterprise business line since 2019

    Ethics & compliance

Published our US Corporate Political Activity Policy, our US Corporate Political Contributions and amended the Nominating and Governance Committee’s charter to formally oversee political and lobbying activities

    Diversity, equity, inclusion & culture

Continued commitment to diversity and inclusion, made new commitments to being an anti-racist company

    Climate change

Committed to zero mobility emissions in the US, Canada and Europe by 2030, and zero mobility emissions everywhere by 2040

    User privacy

Published our privacy principles as we work to be a trusted steward of our users’ and employees’ personal data

    Local impact

Acquired Routematch to better support cities in providing more accessible public transportation

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Proxy Statement Summary

Sustainability at Uber

Our Approach

At Uber, we believe that sustainability is integral to the success of our business. We recognize that Uber’s financial performance and prosperity can only be built alongside the prosperity of our key stakeholders. This includes investors, employees, cities, and the drivers, delivery people, merchants, and consumers who use our platform to connect with work, food, goods, families, and friends. These enduring relationships—based on integrity, accountability, and respect—empower Uber to reimagine the way the world moves for the better.

In 2020, Uber performed its first ESG materiality assessment to inform and further develop our ESG reporting and strategy. This assessment was completed in June 2020 amid the active COVID-19 pandemic, a divisive political environment, civil unrest regarding systemic racism and inequality, and a deeply recessed global economy. The assessment captured the ESG issues deemed to be of greatest relative importance to Uber as of that time. Responding to input from many of our investors, the report was informed by the reporting standards of the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosures (TCFD). As part of our corporate commitment to continual improvement, we expect to build on ESG content and analysis in future iterations of this report. A discussion of the process used to conduct the assessment is available in our 2020 ESG Report.

The most material ESG issues identified for 2020 included: our response to the COVID-19 pandemic; the well-being of the drivers and delivery people who use our platform for work; safety in both the physical and digital worlds; diversity, inclusion, and culture; data privacy; impacts to the local communities we serve; cybersecurity; ethics and compliance; and climate change.

2020 ESG materiality matrix

Note:	Our ESG materiality assessment was designed to identify the most relevant, or material, issues from an ESG perspective, which is a broader standard than that used in our financial disclosures. The use of “material” when referring to ESG topics is intended to flag the most important issues from our ESG assessment, and does not speak to the materiality of those issues to Uber as a whole. Within boxes, issues are depicted in alphabetical order.

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Proxy Statement Summary

Governance of ESG Issues

The ESG issues identified in our assessment are critical to the long- term success of our business and our business strategy. As such, and as appropriate, they are overseen by our Board of Directors and the Board’s independent Audit, Compensation, and Nominating and Governance Committees. In October 2020, the Board of Directors amended the charters of each key committee to formalize oversight of ESG issues, specifically data privacy, human capital management, environmental sustainability, and political and lobbying activities. See "Committees of the Board of Directors" beginning on page 30 for more detail on the composition, roles and responsibilities of these committees. The 2020 ESG Report shares examples of the Board’s and management’s involvement in and oversight of key ESG issues in 2019 and 2020.

In addition, our ESG Working Group meets regularly to discuss our ESG strategy, engagement and reporting with an eye to continual improvement. The Working Group is composed of representatives from legal, compliance, policy, human resources, workplace sustainability, safety and insurance, communications and core business lines.

Governance of ESG—at a glance

Board committees	Audit Committee Compensation Committee Nominating and Governance Committee

Leadership	Executive leaders at the Company

Chief Executive Officer

Chief Financial Officer

Senior Vice President, Chief Legal Officer and Corporate Secretary

Chief Diversity and Inclusion Officer

Senior Vice President and Chief People Officer

Senior Vice President, Marketing and Public Affairs

Senior Vice President, Mobility and Business Operations Senior Vice President, Delivery Chief Technology Officer Head of Uber Freight

ESG and sustainability working group	More than 50 full-time employees across the Mobility, Delivery, Policy, Workplace, Finance, and Legal teams focus on various aspects of Uber’s sustainability and ESG efforts, including:

Head of ESG Strategy and Engagement

Head of Investor Relations

Head of Diversity and Inclusion Strategy and Planning

Head of Global Sustainability Policy

Head of Work and Economic Policy

Director, Policy for Cities and Transportation

Public Policy Manager, Safety

Public Policy Manager, Consumer Protection and Safety

Director, Social Impact

Global Sustainability Program Manager, Workplace

Senior Counsel, Legal Compliance

Manager, Strategy & Planning – Uber Eats

Senior Manager, Strategy & Planning – Uber Transit

 Senior Associate, Strategy & Business Development – Uber Freight

2021 Proxy Statement       13

Proxy Statement Summary

Key ESG Initiatives

The following provides examples of Uber’s commitment to our stockholders and other stakeholders throughout the year. For additional information on our response to the COVID-19 pandemic, see COVID-19 Response in the Proxy Statement Summary.

Driver and Delivery Person Well-Being

•  Held engagement and listening sessions with drivers and delivery people around the world and conducted numerous surveys to gather feedback on the app, our support services, and other matters. We are committed to capturing the diverse perspectives of all the workers on our platform while providing transparency into the state of the worker experience.

•  Advocated on behalf of drivers and delivery people in markets around the world to preserve flexibility of work while expanding access to independent contractor benefits and protections. In the US, we put forward a proposal to improve the quality of independent work for platform workers, including requirements for platform companies like Uber to accrue worker-directed benefits funds and provide occupational accident insurance for injuries on the job. Examples of success include the passage of Proposition 22 in California; and the passage of national legislation in India Parliament which requires platform companies, or aggregators, to make contributions toward social security for gig and platform workers.

•  Partnered with leading insurance companies around the world to pioneer protections for independent workers, and rolled out an earnings standard, injury protection insurance, and healthcare stipends pursuant to the passage of Proposition 22 in California.

•  Partnered with academic and learning institutions to provide drivers and their family members with courses on entrepreneurship, skills development and language learning. Examples include Uber’s partnership with Arizona State University (ASU) through which over 11,000 drivers and their family members have enrolled; and our work with the Open University in the UK, and LOI in the Netherlands. Uber also partnered with African Management Institute to launch a free learning program focused on skills development and entrepreneurship for drivers in Sub Saharan Africa.

•  Partnered with Enterprise Nation in the UK to launch a business builder program, supporting 100 drivers and couriers to develop their entrepreneurial ideas through an 8 week course plus grant funding of £2,000 to £10,000.

•  Partnered with Pursuit in New York to identify, recruit, and train drivers to become software engineers at Uber.

•  Committed to providing transparency to drivers regarding what they can expect to earn where data is available and reliable. Pursuant to this, we are piloting an Earnings Estimator tool that uses historical earnings data along with a few simple user inputs to estimate weekly earnings, allowing drivers to make more informed decisions about whether, when, and where to drive. By the end of 2020, the Earnings Estimator was available to more than 40% of active U.S. drivers in more than 30 cities.

•  Partnered with Walgreens to streamline vaccine availability to over 1 million drivers and delivery persons, provide product integrations to facilitate vaccine access, and provide 50,000 rides to underserved communities to vaccination appointments at Walgreens. We intend to explore new features and services in partnership with moving forward to facilitate vaccine access.

User Safety

•  Uber was the first company to implement a “No mask, no ride” policy and remove access to the platform for riders and drivers who repeatedly violate this policy. We introduced Mask Verification technology to help confirm if a driver is wearing a mask. Riders must also verify they are wearing a mask and taking certain steps to help prevent the spread of COVID-19 during their trip. If we receive a report of a rider not following Uber’s “No mask, no ride” policy, we will require them to pass a Mask Verification — and take a selfie with their mask on—before they can take their next trip. As of the end of 2020, 99.5 percent of trips had no reported mask issues.

•  At the beginning of the COVID-19 pandemic, when domestic violence was surging in frequency, we partnered with domestic violence organizations and local governments around the world to provide more than 50,000 free rides to shelters and safe spaces, and more than 45,000 free meals.

•  Launched dozens of new programs and partnerships around the world aimed at addressing and preventing gender-based violence.

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Proxy Statement Summary

•  Launched driver education podcasts on gender-based violence and discrimination developed by ACTO in Mexico, Aequales in Colombia, INTEC in Dominican Republic, Efecto Boomerang in Costa Rica and Guatemala, and Promundo Institute in Brazil.

•  In partnership with RAINN, the largest anti-sexual violence organization in the U.S., we launched mandatory sexual misconduct education for drivers in the U.S. and are rapidly expanding this education globally, in partnership with local anti-gender-based violence organizations.

•  In partnership with leading anti-human trafficking advocacy organizations, we launched a multi-continent anti-human trafficking campaign to commemorate World Day Against Trafficking in Persons. The Campaign was complete with new resources, podcasts, and videos for drivers, delivery people, and riders in the U.S., Canada, and the majority of our Latin American markets. Later in the year, we replicated the campaign in South Africa, in partnership with A21. For the first time in early 2021, in the US, Uber sent an in-depth educational video developed by Polaris, to all active drivers and delivery people and sent tips for identifying trafficking to Freight carriers, in partnership with Truckers Against Trafficking.

•  Launched in-app PIN Verification feature to help ensure riders are getting in the right car. The opt-in feature provides a 4-digit code that a rider can provide to their driver. The driver must enter the 4-digit code into the driver app before the ride can start.

•  In addition to the emergency assistance feature in the Uber app, riders and drivers can now text-to-911 from the Uber app in regions where 911 centers have text-to-911 availability. Key trip details like car license plate and make and model are auto-populated in the initial text message.

•  Convened a coalition of leading U.S. road safety advocates to address critical COVID-specific road safety concerns of DUIs, speeding, distraction, and occupant protection.

•  Led the way on seat belt usage in rideshare by developing in-app seat belt reminders to riders and partnering with the Governors Highway Safety Association on a US campaign.

•  Commemorated the anniversary of our U.S. Safety Report by announcing the launch of the Uber Survivor Resources Hotline and Support Fund, in partnership with RAINN. The Hotline connects survivors with Uber-funded, confidential and trauma-informed support for survivors reporting the most critical sexual assault incidents related to the Uber app.

Diversity & Inclusion | People & Culture

•  In July, Uber made 14 commitments towards eliminating racism from our platform, building equitable products with our technology, and doubling down on equity and belonging both internally and in the communities we serve. Highlights include

°  Pay equity, full stop: Three years ago, we analyzed our salary data and made adjustments to achieve pay equity on the basis of race and gender. We will continue to focus on maintaining this important measure of pay equity going forward. In 2020, women at Uber globally earned $1.00 for every $1.00 (total cash) earned by men performing similar job functions. In that same time period in the U.S., in aggregate, employees from underrepresented racial backgrounds earned $1.00 for every $1.00 (total cash) earned by non-underrepresented peers at the same job level

°  Double Black representation in leadership: We plan to double Black representation in leadership by 2025 through pipeline development and hiring. We define leadership as those with Director titles and above, representing the 5 most senior levels at Uber.

°  Double the talent pipeline: We want to create pathways for drivers, delivery people, and Uber customer support staff, many of whom are people of color, to advance their careers. We’ll aim to double the pipeline of people who want to pursue corporate or other opportunities with Uber by 2025.

•  Established the Racial Equity Leadership Council (RELC) to ensure accountability and serve as the body responsible for operationalizing Uber’s commitments to building racial equity internally and externally, within our products, services, and advocacy. The RELC is composed of 16 senior leaders across Uber’s business units and geographies and ERG leaders from Asian at Uber, Black at Uber, and Los Ubers.

2021 Proxy Statement       15

Proxy Statement Summary

•  Released our 2020 People & Culture Report featuring diversity data about our employees. The report also discusses long-term systemic changes that we believe lead to better representation and an improved sense of belonging. It is a reflection of our commitment to move forward with racial and social equity at the center of all we do. We will continue to publish an annual People & Culture report and expand it to include data on intersectionality and self-identification data outside of the US.

•  Launched a formalized D&I strategic planning process for 2021 where the CEO’s direct reports established comprehensive plans and operational targets to improve women representation and URP representation in the US at all levels.

•  Formally added oversight of human capital strategies, initiatives and programs with respect to the Company’s culture, talent, recruitment, retention and employee engagement to the charter of the Board Compensation Committee.

•  Engagement: Over 90% of Uber’s employees participated in our company-wide Pulse Survey in August 2020. The survey is used to gauge employee sentiment and enable organization-wide planning. These numbers fell in 2020 as our company weathered the health and economic impacts of COVID-19. We are actively listening and working to improve in 2021.

°  Key Takeaways:

– Employees who are “Actively Engaged”: 64%

– Employees who perceive Uber’s mission favorably: 80%

– Employees who are proud to work for Uber: 76%

Climate Change

•  Committed to being a global zero-emission mobility platform by 2040, with 100% of rides globally in zero- emission vehicles or through micromobility and public transit. We also set an earlier goal to have 100% of rides take place in electric vehicles (EVs) in US, Canadian, and European cities by 2030.

•  Committed to match 100% of the electricity consumption from all global facilities and data centers with renewable energy by 2030.

•  Joined the Science Based Targets Initiative to build rigor and accountability into our ambitious emissions targets. We also joined Tesla and 26 other companies in launching the Zero Emissions Transportation Association (ZETA), a new organization advocating for national policies that will enable 100% electric vehicle (EV) sales by 2030. In addition, we signed on to the Climate Pledge, a commitment co-founded by Amazon and Global Optimism to take urgent action to meet the Paris Agreement 10 years early.

•  Established a Green Future program that provides access to resources valued at $800 million to help hundreds of thousands of drivers transition to battery EVs by 2025 in Canada, Europe, and the US. Partnered with vehicle manufacturers, charging network providers, and EV rental and fleet companies such as Avis EV rentals and EVgo.

•  Launched the French Clean Air Plan and continued the existing London Clean Air Plan to help drivers overcome price premiums for battery EVs, as we move towards 100% electric service.

•  Expanded Uber Green, our EV and hybrid ride option, to 1400+ new North American cities and towns. Riders in cities like Washington D.C, Austin, Calgary, Houston, Miami, New York City, Tucson, Winnipeg and hundreds more can now choose a greener ride.

°  Integrated Uber Green into our membership service, Uber Pass, so that Pass members will receive 10% off Green trips just as they would with a standard ride.

°  Integrated micromobility in 55 cities globally through a partnership with Lime.

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Proxy Statement Summary

Local Impact

•  Acquired Routematch, a leading provider of software solutions to over 500 North American and Australian public transportation systems; launched a few of Routematch’s largest programs to date in Dallas (DART), and Charlotte (CATS) to support paratransit systems.

•  Supporting our drive toward zero emissions, we’re continuing to expand our offerings of sustainable alternatives to the personal car. This will help cities avoid a return to traffic gridlock and pollution once people feel safe to move again.

°  Journey Planning is now available in 10+ more cities, including Atlanta, Auckland, Brisbane, Buenos Aires, Guadalajara, Philadelphia, Rome, Bangalore, Chennai, and Mumbai. This means you can plan your entire public transit journey, from swiping through real-time schedules to walking directions to and from transit stations, directly in your Uber app in more than 40 cities globally.

°  Uber Transit is rolling out in Mexico City and London, having been previously available in Sydney and Chicago. This feature empowers you to lower your emissions and reduce congestion by planning a multimodal trip, combining UberX with walking directions and city bus, subway, or train connections.

•  Launched a $10 million program to support Black-owned businesses and showcased Black-owned restaurants on Uber Eats. Our Uber Eats, Product, Marketing, and Policy teams—and others—worked in partnership with the Black at Uber employee resource group to help make it easy for Uber Eats users in select markets to support local, independently owned small and medium-sized Black-owned restaurants who opted into the program by offering a $0 Delivery Fee from June - December 2020. Launched a national program of pop-ups to expand outdoor dining and kitchen space for local Black-owned businesses.

•  Formalized and expanded our Fairness Working Group, a team of data scientists, product managers, and operations leaders that advise on how to build products that take into account issues of fairness and equity. This group meets regularly to address issues related to potential bias on our platform. While systemic inequities are prevalent in many communities because of exclusionary policies in zoning, affordable housing, and transit availability, Uber works vigilantly to guard against bias on our platform.

•  In times of crisis in the communities we serve, Uber leveraged its platform, resources and network to take people away from harm and move what matters to communities in need. For example, Uber provided automatic free rides for Beirut residents for three days following the deadly blast in early August 2020, and moved medical supplies from the United States to Beirut via Freight. We also offered automatic free rides in the areas most impacted by the California wildfires and supplied over 400,000 pounds of food, water and medical supplies via Freight. In response to Hurricanes Laura and Sally, Uber hauled over 92,000 pounds of roofing for damaged homes with Every Shelter.

Data Privacy & Cybersecurity

•  Launched three new data privacy features: Explore Your Data feature, which allows authenticated users to see a convenient summary of their key data, including their trips, Uber Eats deliveries, rider rating, and basic account information; View as Driver, which shows riders what their driver sees about them at every stage of their trip; and Profile Data Expiration, a feature that removes certain personal information about drivers from riders’ post-ride receipts. These features complement a suite of other user-facing data privacy features, including the ability to share location data with Uber or with trusted contacts, determine which notifications are most relevant, and delete one’s account.(1)

•  Published Uber’s Privacy Principles, listed below, which provide stability and a common framework that our teams can use when building new products. These principles are based on the Fair Information Practice Principles (FIPPs) and demonstrate how Uber applies these concepts to our business. They also focus on ethics and responsible data management, the combination of which forms a strong foundation to build trust and confidence in a positive user experience around the world.

° We do the right thing with data

° We build privacy into our products from start to finish

° We collect only what we need

° We are transparent about our data practices

° We give users choices about their data

° We safeguard personal data

(1) View as Driver and Profile Data Expiration launched in U.S. and Canada only

2021 Proxy Statement       17

Proxy Statement Summary

•  Published our annual Transparency Report that provides an overview of information that was provided to federal and state regulators and law enforcement agencies in the US and Canada between January and December 2019. Our report is one of a few that discloses information about how non-law enforcement entities, like transportation agencies, request data from our business.

•  Obtained ISO 27001 certification (which is issued by independent third party auditors) for our core rides business in 2021. Uber has maintained ISO 27001 certification for its enterprise business line (i.e. Uber for Business, Uber Central, and Uber Health) since 2019. ISO 27001 is a globally recognized framework for managing Information Technology (IT) security and risk. Uber’s information security program is based on ISO 27001 framework and through ongoing development of our Information Security Management System (ISMS), Uber is able to satisfy customer requirements in regards to their information and confidentiality.

•  Obtained SOC2 certification for its enterprise business line (i.e. Uber for Business, Uber Central, and Uber Health). SOC 2 Type 2 report is designed to provide assurance over the effectiveness of the controls in place that are relevant to security. Similarly SOC 2 Type 2 report is issued by independent third party auditors.

•  Formally added oversight of data privacy to the charter of the Board’s Audit Committee.

Ethics & Compliance

•  Conducted a global campaign for employees to acknowledge and agree to its revamped Business Conduct Guide resulting in near 100% acknowledgement.

•  Launched a new Ethics & Compliance training curriculum featuring highly customized online modules, targeted training by role for Anti-corruption and Antitrust, and focused in-person sessions.

•  Conducted our second annual Stand Up / Speak Up campaign to raise awareness for how to raise questions or concerns about standards of conduct and enveloped the campaign with a week-long celebration of Ethics featuring fireside chats with noted academics, panel discussions on important ethics programs across the company and even a movie screening where the protagonist did the right thing Period.

•  Uber partnered with other leading companies to benchmark sexual harassment policies and processes with The Purple Campaign in an effort to have best-in-class guidance for employees around these important topics.

•  Published a summary of Uber’s US Corporate Political Activity Policy and 2020 US corporate political contributions and independent expenditures, and formally added oversight of political activities and lobbying to the charter of the nominating and governance committee.

We are proud of the progress we’ve made and are committed to continual improvement, in both ESG performance and reporting. Our 2020 ESG report can be found in the Investors section of our website, www.uber.com. Our website and ESG Report are not part of or incorporated into this proxy statement.

18       2021 Proxy Statement

Proxy Statement Summary

Voting Agenda

Proposal 1

Election of Directors

The Board of Directors recommends a vote FOR each of the director nominees listed in this proxy statement to hold office until the 2022 annual meeting of stockholders and until their successors are elected.

	✓	Our Board recommends a vote FOR each nominee
See page 20 for more information

Proposal 2

Advisory Vote to Approve 2020 Named Executive Officer Compensation

The Board of Directors recommends a vote “for” the approval, on a non-binding advisory basis, of the 2020 compensation of our NEOs (the “say-on-pay vote”).

	✓	Our Board recommends a vote FOR the say-on-pay vote
See page 75 for more information

Proposal 3

Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors recommends a vote “for” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2021.

	✓	Our Board recommends a vote FOR
See page 76 for more information

Proposal 4

Removal of Supermajority Voting Requirements in Certificate of Incorporation and Bylaws

The Board of Directors recommends a vote “for” the amendment of the Company’s certificate of incorporation and bylaws to remove supermajority voting requirements.

	✓	Our Board recommends a vote FOR
See page 78 for more information

Proposal 5

Stockholder Proposal to Prepare an Annual Report on Lobbying Activities

If properly presented at the Annual Meeting, the Board of Directors recommends a vote “against” the stockholder proposal to provide an annual report on the Company’s lobbying activities.

	Í	Our Board recommends a vote AGAINST
See page 80 for more information

2021 Proxy Statement       19

Proposal 1 — Election of Directors

Our board of directors has nominated the ten director nominees listed below for election at the 2021 Annual Meeting. Each of the director nominees currently serves on the board. The current term of all directors will expire at the 2021 Annual Meeting when their successors are elected, and the board has nominated each of these individuals for a new one-year term that will expire at the 2022 annual meeting when their successors are elected.

Each of the director nominees identified in this proxy statement has consented to being named as a nominee in our proxy materials and has accepted the nomination and agreed to serve as a director if elected by the Company’s stockholders. If any nominee becomes unable or for good cause unwilling to serve between the date of the proxy statement and the 2021 Annual Meeting, the board may designate a new nominee, and the persons named as proxies will vote on that substitute nominee.

Name	Age	Position
Ronald Sugar(1)(2)	72	Independent Chairperson of the Board of Directors
Revathi Advaithi(2)	53	Director
Ursula Burns(2)(3)	62	Director
Robert Eckert(1)(2)	66	Director
Amanda Ginsberg(3)	51	Director
Dara Khosrowshahi	51	Director and CEO
Wan Ling Martello(1)(2)	62	Director
Yasir Al-Rumayyan(3)	51	Director
John Thain(3)	65	Director
David Trujillo(1)(2)	45	Director

(1) Compensation Committee member.

(2) Nominating and Governance Committee member.

(3) Audit Committee member.

20       2021 Proxy Statement

Proposal 1: Election of Directors

Director Nominees

The board of directors recommends a vote FOR each of the following director nominees to hold office until the 2022 annual meeting of stockholders and until their successors are elected.

Ronald Sugar

Age: 72 Former Chairman and CEO, Northrop Grumman Other Public Company Boards: Apple, Inc. Amgen, Inc. Chevron Corporation

Biography

Dr. Sugar has served as the chairperson of our board of directors since July 2018. Dr. Sugar was Chairman of the board of directors and Chief Executive Officer of Northrop Grumman Corporation, a global aerospace and defense company, from 2003 until his retirement in 2010 and President and Chief Operating Officer from 2001 until 2003. He was President and Chief Operating Officer of Litton Industries, Inc. from 2000 until the company was acquired by Northrop Grumman Corporation in 2001. Prior to that time, he served as Chief Financial Officer of TRW Inc. Dr. Sugar is also an adviser to Ares Management LLC, Bain & Company, Northrop Grumman Corporation, and Singapore’s Temasek Investment Company. Dr. Sugar is a trustee of the University of Southern California, board of visitors member of the University of California, Los Angeles Anderson School of Management, past Chairman of the Aerospace Industries Association, and a member of the National Academy of Engineering. Dr. Sugar served on the board of directors of Air Lease Corporation from 2010 to May 2020. Dr. Sugar has been a director of Amgen Inc. since 2010, Apple Inc. since 2010 and Chevron Corporation since 2005.

Qualifications

Dr. Sugar was selected to serve on our board of directors because of his experience as the leader of a global company, particularly as Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation, his innovation, technology, and high-growth experience, consumer and digital experience, particularly his experience on Apple’s board of directors, his financial expertise, and his government, policy, and regulatory experience.

Revathi Advaithi

Age: 53 CEO, Flex, Ltd. Other Public Company Boards: Flex, Ltd.

Biography

Ms. Advaithi has served on our board of directors since July 2020. Ms. Advaithi has been Chief Executive Officer and a director of Flex Ltd., a manufacturer that delivers technology innovation, supply chain, and manufacturing solutions to diverse industries and end markets, since February 2019. Prior to joining Flex, Ms. Advaithi was President and Chief Operating Officer, Electrical Sector, of Eaton Corporation plc, a power management company, a position she held from September 1, 2015. Prior to that role, she served as President of Electrical Sector, Americas of Eaton from April 2012 through August 2015. She joined Eaton in 1995 and led the Electrical Sector in the Americas and Asia-Pacific, with a three-year assignment in Shanghai. Between 2002 and 2008, Ms. Advaithi worked at Honeywell, where she held several senior roles within the sourcing and supply chain functions of the aerospace sector before being named vice president and general manager of Honeywell’s Field Solutions business in 2006. Ms. Advaithi returned to Eaton in 2008 as vice president and general manager of the Electrical Components Division.

Qualifications

Ms. Advaithi was selected to serve on our board of directors due to her leadership experience as a chief executive officer of a large global technology company and her experience in engineering, operations, logistics, international management and technology more generally.

2021 Proxy Statement       21

Proposal 1: Election of Directors

Ursula Burns

Age: 62 Former Chairman and CEO, Xerox Other Public Company Boards: Nestlé S.A.* Exxon Mobil * Will not stand for re-election to Nestle S.A. board of directors in April 2021.

Biography

Ms. Burns has served on our board of directors since October 2017. Ms. Burns served as the Chairman of VEON, Ltd., an international telecommunications and technology company, from July 2017 to March 2018 and again from December 2018 to May 2020. She served as Executive Chairman from March 2018 to December 2018 and as Chief Executive Officer of VEON, Ltd. from December 2018 to March 2020. Ms. Burns served as Chairman of Xerox Corporation, a print technology and work solutions company, from July 2009 to May 2017, and Chief Executive Officer of Xerox Corporation from July 2009 to December 2016, prior to which she advanced through many engineering and management positions after joining the company in 1980. U.S. President Barack Obama appointed Ms. Burns to help lead the White House national program on Science, Technology, Engineering and Math (STEM) from 2009 to 2016, and she served as chair of the President’s Export Council from 2015 to 2016 after service as vice chair from 2010 to 2015. Ms. Burns currently serves on the board of directors of Nestlé S.A., and Exxon Mobil Corporation. Ms. Burns previously served on the board of directors of American Express Company from January 2004 to May 2018, VEON, Ltd. from July 2017 to May 2020 and Xerox Corporation from April 2007 to May 2017.

Qualifications

Ms. Burns was selected to serve on our board of directors because of her experience as the leader of a global company, particularly her experience as Chairman and Chief Executive Officer of Xerox, her technology and digital experience, her financial expertise, and her government, policy, and regulatory experience.

Robert Eckert

Age: 66 Partner, FFL Partners, LLC; Former CEO, Mattel, Inc. Other Public Company Boards: Amgen, Inc. Levi Strauss & Co. McDonald’s Corporation

Biography

Mr. Eckert has served on our board of directors since March 2020. Mr. Eckert has been an Operating Partner of FFL Partners, LLC, a private equity firm, since September 2014. Mr. Eckert is also Chairman Emeritus of Mattel, Inc., a role he has held since January 2013. He was Mattel’s Chairman and Chief Executive Officer from May 2000 until December 2011, and he continued to serve as its Chairman until December 2012. He previously worked for Kraft Foods, Inc. for 23 years, and served as President and Chief Executive Officer from October 1997 until May 2000. From 1995 to 1997, Mr. Eckert was Group Vice President of Kraft Foods, and from 1993 to 1995, Mr. Eckert was President of the Oscar Mayer foods division of Kraft Foods. Mr. Eckert is currently a director of McDonald’s Corporation, Amgen, Inc., Levi Strauss & Co., Eyemart Express Holdings, LLC, Enjoy Beer Holdings, LLC, and Quinn Company.

Qualifications

Mr. Eckert was selected to serve on our board of directors due to his leadership experience as a chief executive officer of large global public companies and his extensive experience leading global consumer brands at Mattel and Kraft and financial expertise as a partner of FFL Partners, LLC and his government, policy and regulatory experience.

Amanda Ginsberg

Age: 51 Former CEO, Match Group, Inc. Other Public Company Boards: Z-Work Acquisition Corp.

Biography

Ms. Ginsberg has served on our board of directors since February 2020. Ms. Ginsberg previously served as Chief Executive Officer of Match Group, Inc. from December 2017 to March 2020. Prior to this role, Ms. Ginsberg served as Chief Executive Officer of Match Group Americas from December 2015 to December 2017, where she was responsible for the Match U.S. brand, Match Affinity Brands, OkCupid, PlentyOfFish, ParPerfeito and overall North and South American expansion. Previously, she served as the Chief Executive Officer of The Princeton Review from July 2014 to December 2015, where she expanded its services to include online services, including tutoring and college counseling for a new generation of students. Ms. Ginsberg previously served on the board of directors of Care.com from February 2012 to December 2014, Match Group, Inc. from December 2017 to March 2020 and J.C. Penney from July 2015 to November 2020. Ms. Ginsberg has served on the board of directors of Z-Work Acquisition Corp. since February 2021.

Qualifications

Ms. Ginsberg was selected to serve on our board of directors principally based on her extensive operational, innovation and high-growth experience with consumer and digital companies and global company leadership, including serving as CEO of a leading provider of Internet-based dating products and a leading test preparation company and on-demand learning solutions company.

22       2021 Proxy Statement

Proposal 1: Election of Directors

Dara Khosrowshahi

Age: 51 CEO, Uber Other Public Company Boards: Expedia Group

Biography

Mr. Khosrowshahi has served as our Chief Executive Officer and as a member of our board of directors since September 2017. Prior to joining Uber, Mr. Khosrowshahi served as President and Chief Executive Officer of Expedia, Inc., an online travel company, from August 2005 to August 2017. From August 1998 to August 2005, Mr. Khosrowshahi served in several senior management roles at IAC/InterActiveCorp, a media and internet company, including Chief Executive Officer of IAC Travel, a division of IAC/InterActiveCorp, from January 2005 to August 2005, Executive Vice President and Chief Financial Officer of IAC/InterActiveCorp from January 2002 to January 2005, and as IAC/InterActiveCorp’s Executive Vice President, Operations and Strategic Planning, from July 2000 to January 2002. Mr. Khosrowshahi worked at Allen & Company LLC from 1991 to 1998, where he served as Vice President from 1995 to 1998. Mr. Khosrowshahi currently serves on the board of directors of Expedia Group. Mr. Khosrowshahi previously served as a member of the supervisory board of trivago, N.V., a global hotel search company, from December 2016 to September 2017, and previously served on the board of directors for the following companies: The New York Times Company, a news and media company, from May 2015 to September 2017, and TripAdvisor, Inc., an online travel company, from December 2011 to February 2013.

Qualifications

Mr. Khosrowshahi was selected to serve on our board of directors based on the perspective and experience he brings as our Chief Executive Officer, as a former leader of Expedia, a global company, his innovation, technology, and high- growth experience, consumer and digital experience, and his financial expertise.

Wan Ling Martello

Age: 62 Co-founder and Partner, BayPine; Former Executive Vice President, Nestlé S.A. Other Public Company Boards: Alibaba Group Stellantis, N.V.

Biography

Ms. Martello has served on our board of directors since June 2017. Ms. Martello currently serves as a Founding Partner at BayPine, a private equity firm, a role she has held since February 2020. From May 2015 to December 2018, Ms. Martello served as Executive Vice President and Chief Executive Officer of the Asia, Oceania, and sub-Saharan Africa regions at Nestlé S.A., a Swiss multinational food and beverage company. From April 2012 to May 2015, Ms. Martello served as Nestlé’s global Chief Financial Officer, and from November 2011 to April 2012 she served as Nestle’s Executive Vice President. From November 2005 to November 2011, Ms. Martello was a senior executive at Walmart Stores, Inc., a retail corporation, where she served as Executive Vice President, Chief Operating Officer for Global eCommerce, and Senior Vice President, Chief Financial Officer & Strategy for Walmart International. Prior to Walmart, Ms. Martello was the CFO and then President, U.S.A., at NCH Marketing Services, Inc., a marketing services company, from 1998 to 2005. Prior to NCH Marketing, Ms. Martello held various positions at Borden Foods and at Kraft Inc. (now known as the Kraft Heinz Company). Ms. Martello has served on the board of directors of Alibaba Group since September 2015 and Stellantis N.V. since January 2021.

Qualifications

Ms. Martello was selected to serve on our board of directors because of her experience as a senior executive of Nestlé, a global company, her consumer experience as a director of Alibaba and senior executive at Walmart, her financial expertise as the Chief Financial Officer at Nestlé, and her global experience.

2021 Proxy Statement       23

Proposal 1: Election of Directors

Yasir Al-Rumayyan

Age: 51 Governor, The Public Investment Fund Other Public Company Boards: Saudi Arabian Oil Company, Ma’aden

Biography

H.E. Al-Rumayyan has served on our board of directors since June 2016. H.E. Al-Rumayyan has been Governor of The Public Investment Fund, a sovereign wealth fund owned by Saudi Arabia, since September 2015. Prior to The Public Investment Fund, H.E. Al-Rumayyan held the position of Chief Executive Officer at Saudi Fransi Capital, a financial services company, from January 2011 to February 2015. From April 2008 to December 2010, H.E. Al-Rumayyan served as Director of Corporate Finance of the Capital Market Authority of Saudi Arabia. H.E. Al-Rumayyan currently serves on the board of directors of The Public Investment Fund of Saudi Arabia, the Saudi Arabian Oil Company, Saudi Industrial Development Fund, Saudi Decision Support Center, Sanabil Investments, Arm Limited, and Ma’aden. H.E. Al-Rumayyan previously served on the board of directors of Saudi Fransi Capital from January 2011 to February 2015 and Tadawul, the Saudi Stock Exchange, from February 2014 to January 2015.

Qualifications

H.E. Al-Rumayyan was selected to serve on our board of directors because of his financial expertise, particularly in his roles at The Public Investment Fund, his extensive government, policy and regulatory experience highlighted by his time at the Saudi Stock Exchange, and his extensive leadership experience in the Middle East.

John Thain

Age: 65 Former Chairman and CEO, CIT Group Other Public Company Boards: Deutsche Bank AG, Pine Island Acquisition Corp.

Biography

Mr. Thain has served on our board of directors since October 2017. Mr. Thain is the founding partner of Pine Island Capital Partners LLC, a private investment firm, and has served as Chairman since October 2017. Mr. Thain served as Chairman and Chief Executive Officer of CIT Group, from February 2010 until March 2016, and as Chairman of CIT Group until May 2016. In January 2009, prior to joining CIT Group, Mr. Thain was President of Global Banking, Securities and Wealth Management for Bank of America. From December 2007 to January 2009, prior to its merger with Bank of America, Mr. Thain was Chairman and Chief Executive Officer of Merrill Lynch & Co., Inc. From June 2006 to December 2007, Mr. Thain served as Chief Executive Officer and a director of NYSE Euronext, Inc. following the NYSE Group and Euronext N.V. merger. Mr. Thain joined the New York Stock Exchange in January 2004, serving as Chief Executive Officer and a director. From June 2003 through January 2004, Mr. Thain was the President and Chief Operating Officer of The Goldman Sachs Group Inc., and from May 1999 through June 2003 he was President and Co-Chief Operating Officer. From December 1994 to March 1999, Mr. Thain served as Chief Financial Officer and Head of Operations, Technology and Finance, and from July 1995 to September 1997 he was also Co-Chief Executive Officer for European operations for The Goldman Sachs Group, L.P. Mr. Thain currently serves on the Supervisory Board of Deutsche Bank AG and Pine Island Acquisition Corp. Mr. Thain previously served on the board of directors of Goldman Sachs Group Inc. from 1998 to January 2004.

Qualifications

Mr. Thain was selected to serve on our board of directors because of his experience as Chief Executive Officer of several global companies, his financial expertise from his roles at CIT Group, Merrill Lynch, and NYSE Euronext, and his government, policy, and regulatory experience.

David I. Trujillo

Age: 45 Partner, TPG Other Public Company Boards: None

Biography

Mr. Trujillo has served on our board of directors since June 2017. Mr. Trujillo is a Partner of TPG, a private equity firm with $119 billion in assets under management, and leads TPG's Internet, Digital Media and Communications investing efforts across TPG Capital and TPG Growth and is the Managing Partner of TPG Tech Adjacencies and Integrated Media Co. Mr. Trujillo joined TPG in January 2006 and has been a private equity investor in TMT for 23 years, including Golder, Thoma, Cressey, Rauner (GTCR) prior to joining TPG. Mr. Trujillo is currently a Director of the following non-public companies: Astound Broadband, Azoff Music Company, Calm, Creative Artists Agency (CAA), Entertainment Partners, Ipsy, Prodigy Education and Vice Media. Mr. Trujillo led TPG's investments in Airbnb and Spotify. Mr. Trujillo received a B.A. in Economics from Yale University and an M.B.A. from the Stanford Graduate School of Business.

Qualifications

Mr. Trujillo was selected to serve on our board of directors, having led TPG’s investment in us in 2013, and because of his extensive experience in technology, high-growth, consumer, and digital companies, such as Airbnb and Spotify, as well as his financial expertise as a Partner of TPG.

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Proposal 1: Election of Directors

Other Governance Matters

Voting Agreement

Each of our current directors, other than Revathi Advaithi, Amanda Ginsberg and Robert Eckert, was initially appointed to our board of directors pursuant to the provisions of a voting agreement between us and certain of our stockholders. This agreement terminated upon the closing of our initial public offering and each director nominee other than Revathi Advaithi was elected at our 2020 Annual Meeting. Each current director will be subject to election annually by majority voting.

Board Leadership Structure

Our corporate governance guidelines provide that the roles of chairperson of the board and CEO must be held by separate persons, and the chairperson of our board of directors must be independent. Dr. Sugar currently serves as the independent chairperson of our board of directors. In this role, he provides independent leadership and oversight of the board of directors and serves as a liaison between our board of directors and senior management. An independent chairperson helps enable independent directors to raise issues and concerns to the independent chairperson for consideration by our board of directors before involving senior management.

Delinquent Section 16(a) Reports

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations to us, we believe that for fiscal 2020, all filing requirements applicable to the Company’s officers, directors and greater than 10% beneficial owners pursuant to Section 16(a) of the Exchange Act, were complied with, except that (i) H.E. Al-Rumayyan filed one Form 4 relating to a purchase of securities that was late due to administrative oversight, (ii) Ms. Hazelbaker reported one RSU award after its due date due to an error by the service provider for our stock incentive plan and (iii) Dr. Sugar filed a Form 5 late with respect to an estate planning transfer.

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Proposal 1: Election of Directors

Director Skills, Experience, and Background

Uber has a diverse set of director skills and experience on the board. Listed below are certain skills and experiences that we consider important for our board of directors in light of our current business and structure.

	Advaithi	Burns	Eckert	Ginsberg	Khosrowshahi	Martello	Al-Rumayyan	Sugar	Thain	Trujillo	Total
Skills, Experience and Background
Global Company Leadership We value leadership experiences of chief executive officers and operating executives at businesses and organizations that operate on a global scale and face significant competition, utilize technology, or have other rapidly evolving business models. We value public company board experience.	•	•	•	•	•	•	•	•	•		9
Financial Expertise Knowledge of financial markets, financing operations and accounting, and financial reporting processes assists our directors in understanding, advising on, and overseeing our capital structure, financing, and investing activities, and our financial reporting and internal controls. Directors with a background in business or corporate development can provide insight into designing and implementing strategies for growing our business.	•	•	•	•	•	•	•	•	•	•	10
Consumer and Digital Experience We value directors with a background in the development and improvement of consumer experiences with a company’s products, services, and brand, including through a digital interface.		•	•	•	•	•		•		•	7
Innovation, Technology, and High-Growth Experience We believe that experience in identifying and developing emerging products, technologies, and business models, and generating disruptive innovation is useful for understanding our research and development strategy, competing technology, and our market segments.	•	•		•	•			•		•	6
Government, Policy, and Regulatory Experience We interact with governments worldwide and are subject to laws and regulations in many jurisdictions. Directors who have experience navigating a complex legal and regulatory landscape can assist our board of directors in fulfilling its strategy and compliance oversight function.		•	•				•	•	•		5
Sustainability and Human Capital Management We believe that sustainability and human capital management is integral to our business and recognize the performance and success of our business can only be built alongside the prosperity of our stakeholders. Directors who have experience in corporate responsibility, human capital management and in managing sustainability initiatives are accretive to our success.	•	•	•	•	•	•		•	•		8
DEMOGRAPHICS
Gender Diversity	•	•		•		•					4
Ethnic Diversity
White (Non-Hispanic or Latinx)			•	•				•	•	•	5
Middle Eastern/North African					•		•				2
Black or African American		•									1
South Asian	•										1
Southeast Asian / East Asian / Pacific Islander						•					1

Ms. Advaithi, Ms. Burns and Ms. Martello self-identify as racially or ethnically diverse. Ms. Advaithi self-identifies as South Asian, Ms. Burns self-identifies as Black/African American and Ms. Martello self-identifies as Southeast Asian / East Asian / Pacific Islander.

Vote Required and Recommendation of the Board of Directors

To be elected, each director nominee requires the affirmative vote of the majority of votes properly cast (i.e., the number of shares voted “FOR” the nominee must exceed the number of shares voted “AGAINST” the nominee). Abstentions and “broker non-votes” will have no effect on the outcome of the vote.

Our board of directors recommends a vote “FOR” each of the TEN director nominees listed above.

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Board Operations

Corporate Governance Policies and Practices

We strive to maintain the highest governance standards in our business. Our commitment to effective corporate governance is illustrated by the following practices:

Corporate Governance Guidelines

Our corporate governance guidelines embody many of our governance policies, practices, and procedures, which are the foundation of our commitment to effective corporate governance. The Nominating and Governance Committee will review the corporate governance guidelines periodically and recommend amendments to our board of directors as appropriate. The corporate governance guidelines outline the responsibilities, operations, qualifications, and composition of our board of directors, among other matters. The full text of our corporate governance guidelines is posted on the investor relations page of our website, www.uber.com. We also intend to disclose on our website any future amendments of our corporate governance guidelines.

Committees of the Board of Directors

Our corporate governance guidelines and committee charters require all members of the Audit, Compensation and Nominating and Governance Committees to be independent and all members of the Compensation Committee. The Compensation Committee is composed solely of independent directors. The Nominating and Governance Committee recommends committee composition and committee chairs to the board of directors at least annually. The board of directors and each committee has the authority to engage, and approve the fees of, independent legal, financial, or other advisors as they may deem necessary, without consulting with or obtaining the approval of management.

Additional Board Service

Pursuant to the corporate governance guidelines, no director may serve on more than four other public company boards or on more than one other public company board if the director is also our Chief Executive Officer or the chief executive officer of another public company. The Nominating and Governance Committee may approve exceptions if it determines that the additional service will not impair the director’s effectiveness as a member of our board of directors.

Majority Voting for Directors

In an uncontested election, each director will be elected by a majority of the votes cast. If an incumbent director in an uncontested election fails to receive the required vote for re-election, our board of directors will evaluate whether it should accept the director’s resignation, which must be tendered to our board of directors pursuant to our governance documents. Our board of directors may consider any factors it deems relevant in deciding whether to accept a resignation from such director.

Role of our Board of Directors in Succession Planning

The responsibilities of our board of directors, or a committee thereof as determined by our board of directors, include periodically reviewing succession planning for our executive officers, including our Chief Executive Officer. The goal of our board of directors is to have a long-term and continuing program for effective senior leadership development and succession. We have a contingency plan in place for emergencies such as the death, disability, or unexpected or sudden departure of an executive officer.

Annually, the Board of Directors reviews a succession assessment for our senior leaders including our NEOs. The assessment profiles each potential NEO successor and includes strengths, opportunities, overall readiness and information regarding diversity.

Prohibition on Hedging and Pledging Shares

Our insider trading policy prohibits our directors and employees from hedging their economic exposures to Uber stock, or using their Uber stock as collateral for margin loans and other similar speculative transactions.

Stock Ownership Guidelines

In order to align our directors’ and executive officers’ interests with those of our stockholders, we adopted stock ownership guidelines that became effective upon the closing of our IPO. Within three years of becoming subject to the guidelines, our non-employee directors are expected to hold Uber stock valued at ten times their annual cash retainer. Within five years of becoming subject to the guidelines, our executive officers are expected to hold Uber stock valued at a multiple of three times (ten times for our CEO) their annual base salaries as of the applicable measurement date.

In response to stockholder feedback received during our stockholder outreach efforts regarding executive accountability and further alignment of the interests of our executive officers with those of our stockholders, in 2020 we amended the guidelines to add a stock retention requirement covering the phase-in period for our stock ownership guidelines. The retention guidelines provide that any executive officer who does not satisfy the stock ownership guidelines as of an annual measurement date must thereafter retain 50% of all vested shares acquired by the executive officer pursuant to any equity award (net of shares sold or withheld to pay the applicable exercise price and/or taxes) until such time as the executive officer satisfies the stock ownership guidelines. Satisfaction of this requirement is measured as of any subsequent date on which the executive officer wishes to dispose of the acquired shares.

Clawback Policy

In response to stockholder feedback received during our stockholder outreach efforts and evolving governance best practices, in 2020 we amended the terms of our Clawback Policy to expand its scope and coverage. Under the expanded terms our board of directors may seek to recover equity compensation awarded after March 28, 2019 and cash

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Board Operations

severance and incentive-based compensation awarded after October 26, 2020 from an executive officer in connection with a material breach by such executive officer of restrictive covenants in agreements between us and the officer, accounting restatements as a result of material non-compliance with any financial reporting requirement, or as a result of the officer’s misconduct that harms the business or reputation of the company. Prior to the amendment, our clawback policy covered our named executive officers, applied only to equity compensation, and was not triggered by general misconduct unrelated to any non-compliance with any financial reporting requirement.

Board Diversity

Under our corporate governance guidelines, diversity is one of several critical factors that the Nominating and Governance Committee considers when evaluating the composition of our board of directors, amongst other critical selection criteria, including (i) integrity, (ii) sound business judgment, (iii) commitment to the highest ethical standards, (iv) background, (v) skills and relevant business experience, (vi) ability and willingness to commit time to the board of directors and represent long-term interests of stockholders, and (vii) expected contributions to the board of directors. For a company like ours, which operates in 71 countries around the globe, diversity factors that are considered include race, ethnicity, gender, national origin, and geography. Our board of directors currently includes four women, three ethnic minorities, directors ranging in age from 45 to 72, and directors with a range of ethnic diversity, with five of our directors identifying as White (Non-Hispanic or Latinx), two as Middle Eastern/North African, one as Black or African-American, one as South Asian, and one as Southeast Asian, East Asian or Pacific Islander.

Our board of directors is committed to including individuals whose backgrounds reflect the diversity represented by our employees and platform users. In addition, each director contributes to the board’s overall diversity by providing a variety of perspectives based on distinct personal and professional experiences and backgrounds. We are committed to maintaining and enhancing the diversity of our board of directors and in furtherance of this, the Nominating and Governance Committee conducts annual self-evaluations to assess the board and its committees’ performance and effectiveness, which includes consideration of diversity and other selection criteria.

Director Tenure

Our corporate governance guidelines require that our board of directors consider the mix of tenures on the board when assessing its composition. As the following chart demonstrates, the current composition of our board of directors reflects a mix of tenures, which we believe balances historical and institutional knowledge, and an understanding of the evolution of our business with fresh perspectives from our newer directors:

Less Than 2 Years

2-4 Years

Over 4 Years

Promoting Integrity

At Uber, we do the right thing. Period. We foster an environment where we hold ourselves to the highest standards of integrity by communicating regularly and educating often about ethics and expected standards of conduct. Annually, we celebrate the importance of ethical decision-making and doing the right thing during Ethics & Compliance Week where we remind employees about their responsibility to raise concerns or questions regarding ethics, compliance, workplace culture, discrimination, and harassment. Employees are offered various reporting channels including Uber’s Integrity Helpline, a toll-free number that is available 24 hours a day, seven days a week, 365 days a year and is staffed by live operators who can connect to translators to accommodate multiple languages. Uber publicizes its Integrity Helpline through internal communications and by featuring it externally within its Business Conduct Guide, which is posted on the Investor Relations site. Employees are expected to use the Integrity Helpline to promptly report suspected violations of laws, regulations, rules, policies, procedures, and standards, including our Business Conduct Guide.

Calls to the Uber Integrity Helpline are received by a third-party vendor, which conducts intake for the concerns raised on the calls. Reported matters are promptly brought to the attention of our internal investigations teams. As a general matter, our Global Head of Internal Audit, Chief Ethics and Compliance Officer, Head of Employee Relations, and Chief Trust and Security Officer share responsibility for reviewing concerns expressed through the Integrity Helpline and are responsible for ensuring that such concerns are handled appropriately. Our Investigations Protocol allocates responsibility for handling the concerns to the appropriate function within our company and establishes investigative standards among the participating functions. Investigators within the relevant functions participate in mandatory investigative training as well. As a general matter, our Global Head of Internal Audit, Chief Ethic and Compliance Officer, Head of Employee Relations, and Chief Trust and Security Officer share responsibility for reviewing concerns expressed through the Integrity Helpline and are responsible for ensuring that such concerns are handled appropriately. Concerns may also be reported to or through managers, HR business partners, and a dedicated e-mail address managed by the Compliance team. In addition, individuals may raise concerns through a web portal that is available in more than 20 languages including English, Spanish, Portuguese, and French, among others. Any individual may also raise a concern by accessing our corporate website. Individuals may choose to remain anonymous when reporting such matters to the extent permitted by applicable laws and regulations.

Our corporate policies prohibit retaliatory actions against anyone who in good faith raises concerns or questions or who participates in a subsequent investigation of such concerns or questions. Our Chief Ethics and Compliance Officer reports to the Audit Committee no less than quarterly regarding issues raised through the Uber Integrity Helpline.

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Board Operations

Business Conduct Guide and Code of Ethics

We have adopted a Business Conduct Guide and Code of Ethics, which is posted on the investor relations page of our website, www.uber.com. We will also disclose on our website any amendments to the sections of our Business Conduct Guide that constitute our Code of Ethics and any waivers granted to our executive officers or directors.

How the Board Oversees Culture

The Board and its committees play a critical role in overseeing how we develop and maintain the culture that we want.

Audit Committee

•	receives regular reports from the Chief Compliance and Ethics Officer and Global Head of Internal Audit regarding the Company’s Integrity Helpline
•	is given information regarding all reports that come through the Integrity Helpline, including the nature of the reports, how the reports are resolved, and whether any reports involve senior management or individuals associated with financial reporting
•	ensures that the resolution of any and all allegations regarding wrongdoing involving members of senior management are reported back to the Audit Committee
•	regularly meets in executive session with the Chief Compliance and Ethics Officer, the Global Head of Internal Audit, the Chief Legal Officer and our external Audit partner to discuss any compliance, internal audit or legal issues that involve senior management

Compensation Committee

•	receives regular reports on offer acceptance, attrition and retention rates
•	receives summaries of employee engagement survey results and related matters
•	has tied executive compensation for our most senior executives to D&I metrics and Safety metrics

Board of Directors

•	takes employee engagement, D&I and other matters into account for the evaluation of the Chief Executive Officer and senior management
•	receives quarterly reports from the Office of Diversity and Inclusion regarding Uber’s progress against its diversity goals
•	has regular discussions with senior management regarding public sentiment involving Uber, media coverage, as well as regulatory and legislative sentiment involving Uber

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Board Operations

Director Independence Determination

Our board of directors has determined that, applying the standards adopted by the New York Stock Exchange (“NYSE”), each of the following directors is independent:

Revathi Advaithi Ursula Burns Robert Eckert	Amanda Ginsberg Wan Ling Martello Yasir Al-Rumayyan	Ronald Sugar John Thain David Trujillo

Our board of directors has determined that Dara Khosrowshahi is not independent.

Committees of the Board of Directors

To support effective governance, our board of directors delegates certain of its responsibilities to committees. We have three standing committees—the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee—and may from time to time form other committees. The committee charter for each of the three standing committees is available on the Investor Relations section of our website, www.uber.com. In 2020, the Compensation Committee amended its charter to explicitly oversee human capital strategies and the Nominating and Governance Committee amended its charter to explicitly oversee environmental and sustainability matters and corporate political activities.

The standing committees of our board of directors are described below:

Audit Committee
Members:	Committee Roles and Responsibilities:
John Thain (Chair), Revathi Advaithi, Ursula Burns, Amanda Ginsberg, and Yasir Al-Rumayyan

The Audit Committee assists the board of directors in fulfilling its oversight responsibility relating to, among other things:

›     the integrity of our financial statements and financial reporting process, including the review of our annual and quarterly financial statements and reports;

›     the integrity of our accounting and financial reporting processes and systems of internal controls over financial reporting, including review with management, our independent auditors, and head of our internal audit function;

›     the performance of the internal audit function and plan;

›     the engagement of our independent auditors and the evaluation of their qualifications, independence, and performance;

›     our compliance with legal and regulatory requirements, including an assessment of our compliance program;

›     policies and processes for risk management and fraud prevention; and

›     the Company’s overall risk profile, including without limitation with respect to cybersecurity and privacy matters.

John Thain, the chair of the Audit Committee, Revathi Advaithi, Ursula Burns, and Yasir Al-Rumayyan each qualify as an “Audit Committee financial expert” as defined by the SEC and each member qualifies as “financially literate” as required by the corporate governance rules of the NYSE.

Each of the members of the Audit Committee is independent within the meaning of applicable SEC rules and the corporate governance rules of the NYSE.

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Board Operations

Nominating and Governance Committee
Members:	Committee Roles and Responsibilities:
Ronald Sugar (Chair), Ursula Burns, Robert Eckert, Wan Ling Martello, and David Trujillo

The Nominating and Governance Committee assists the board of directors in the following functions, among others:

›     periodically reviewing our corporate governance framework and recommending changes as appropriate;

›     identifying, interviewing, and recruiting individuals to become members of the board of directors and evaluating the independence of each director and director candidate at least annually;

›     periodically reviewing and making recommendations to the board of directors regarding the size of the board of directors and of its committees;

›     evaluating and recommending to the board of directors at least annually each committee’s composition;

›     overseeing the annual evaluation process for the board of directors, each committee and each individual director annual evaluation process, the orientation program for new directors, and a continuing education program for current directors;

›     overseeing environmental, social and governance matters including environmental sustainability as well as corporate political activities and contributions and lobbying activities;

›     considering stockholder proposals and recommending actions on such proposals; and

›     considering and approving requests by directors or officers to serve on boards of directors of other companies.

Each of the members of the Nominating and Governance Committee is independent within the meaning of applicable SEC rules and the corporate governance rules of the NYSE.

Compensation Committee
Members:	Committee Roles and Responsibilities:
David Trujillo (Chair), Robert Eckert, Wan Ling Martello, and Ronald Sugar

The Compensation Committee has been delegated broad authority to oversee the compensation of our officers, employees, consultants, and other Uber service providers.

The Compensation Committee assists the board of directors in the following functions, among others:

›     annually reviewing and approving the individual and corporate goals and objectives for our executive officers;

›     establishing, reviewing, and approving salaries, bonuses, and other compensation for our executive officers;

›     reviewing and approving executive compensation agreements and any material amendments;

›     reviewing and approving incentive compensation plans and grants for our executive officers;

›     overseeing and at least annually reviewing management’s assessment of major compensation-related risk exposures and the mitigation thereof;

›     periodically reviewing our stock ownership guidelines and assessing compliance with such guidelines;

›     periodically reviewing the Company's human capital strategies, initiatives and programs with respect to the Company’s culture, talent, recruitment, retention and employee engagement;

›     periodically reviewing and recommending to the board of directors the type and amount of compensation paid to directors; and

›     considering the results of stockholder advisory votes on executive compensation and the frequency of such votes.

Each of the members of the Compensation Committee (i) is independent within the meaning of applicable SEC rules and the corporate governance rules of the NYSE and (ii) is a “non-employee director,” as defined in Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

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Board Operations

Committee Composition

	Audit	Nominating and Governance	Compensation
Ronald Sugar (Independent Chairperson)
Revathi Advaithi
Ursula Burns
Robert Eckert
Amanda Ginsberg
Dara Khosrowshahi
Wan Ling Martello
Yasir Al-Rumayyan
John Thain
David Trujillo

     committee member                committee chair

Board, Committee, and Individual Director Annual Performance Evaluations

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Board Operations

Our board is focused on ensuring the right mix of skills, background and experience and gender and ethnic diversity is represented on the board and its committees. One critical element of this process is our annual evaluation process led by our Independent Chairperson. Each member of the board conducts a self-evaluation of the Board and each committee as well as an evaluation of the individual performance of every other member of the Board. The directors’ evaluations are aggregated before being shared with the Independent Chairperson who then summarizes the responses for the Nominating and Governance Committee. Feedback for the Independent Chairperson is aggregated and reported to the Chair of the Audit Committee. All individual responses are anonymized to encourage candid and constructive feedback and discussion amongst all directors.

The Nominating and Governance Committee oversees this process and reports to our board of directors regarding the performance and effectiveness of the board, each committee and each member of the board of directors. Using the results of these evaluations as a guide, our independent chairperson leads a discussion with the full board of directors during an executive session about any proposed changes based on the results of this evaluation. This annual evaluation process provides the Board and each director with valuable insight into the performance of the Board as well as areas where the board can improve. This process has played an important role in adding a diversity of backgrounds, skills and experiences to our Board over the past few years as we added three new directors in 2020.

Meetings of the Board of Directors and Standing Committees

Our board of directors and Audit, Compensation, and Nominating and Governance Committees meet at least quarterly. In 2020, our board of directors met 15 times, the Audit Committee met 9 times, the Compensation Committee met 6 times, and the Nominating and Governance Committee met 4 times. Each director who served on our board of directors during 2020 attended at least 75% of the meetings of the board of directors and committees on which he or she served that were held during his or her tenure on our board. Under our corporate governance guidelines, all directors are expected to attend the Company’s annual meeting of stockholders. Each of our then current directors attended the 2020 Annual Meeting.

Meetings of Non-Management Directors

During 2020, our board of directors held executive sessions without management present.

Past Directors

Garrett Camp served as a member of our board of directors in 2020 and currently serves as a board observer. Our board of directors has determined that within the meaning of the applicable SEC rules and applying the standards of the NYSE, Mr. Camp was independent during his term.

Board Oversight

Our board of directors, which currently consists of ten members, oversees our business affairs and works with senior management to determine our long-term strategy. A transparent dialogue between our board of directors, its standing committees, and senior management is essential to our board of directors’ oversight role, and, to this end, our board of directors and its standing committees intend to regularly conduct meetings with risk management experts and our senior officers responsible for risk oversight, including our Chief Legal Officer, Chief Compliance and Ethics Officer, Chief Financial Officer, and Chief Executive Officer. Our Audit Committee oversees our risk management procedures and processes for preventing and detecting fraud.

Our Board of Directors’ Role in Risk Oversight

Our commitment to innovation inherently involves significant risk, as exemplified by our cultural norm of making “big bold bets.” As a result, one of our board of directors’ important functions is the oversight of risk management. Our board of directors’ assessment of and decisions regarding risk occur in the context of and in conjunction with our board of directors’ and standing committees’ other activities. We seek to align our approach to risk-taking with our business strategy by encouraging innovation while managing our levels of risk.

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Board Operations

Risk Assessment Responsibilities and Processes

Our committee charters and risk management policies set forth the following risk-related responsibilities:

The Board of Directors

•   Has primary responsibility for risk oversight.

•   Assigns specific oversight duties to the committees of the board.

•   Receives periodic briefings and participates in informational sessions with management on the types of risks we face and our enterprise risk management system.

•   Receives reports from management on risks as they arise.

The Compensation Committee

•   Oversees compensation program for employees and senior management.

•   Oversees and reviews compensation-related risks.

•   Reviews the Company’s human capital strategies, initiatives and programs with respect to the Company’s culture, talent, recruitment, retention and employee engagement.

•   Reviews conflicts of interest involving advisors to the Compensation Committee.

Management

•   Identifies risk and develops risk controls related to significant business activities.

•   Includes risk assessments in strategy decisions.

•   Develops programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk with potential reward, and the appropriate manner in which to manage risk. Establishes procedures to prevent, deter, and detect fraud.

•   Provides reports and updates on risk-related matters to the Audit and Compensation Committees.

The Nominating and Governance Committee

•   Reviews risks associated with our corporate governance framework and provides recommendations as appropriate.

•   Identifies, interviews, recruits, and performs due diligence on potential board members and evaluates the independence of each director and director candidate.

•   Oversees the Company’s environmental, social and governance matters including environmental sustainability and political contributions and lobbying activities.

The Audit Committee

•   Annually reviews our risk profile, including, without limitation, with respect to cybersecurity and privacy matters.

•   Obtains updates on management’s implementation and maintenance of a company-wide risk management process.

•   Receives periodic briefings on our internal audit function, risk identification, mitigation, and control.

•   Reviews our risk management processes and procedures.

•   Reviews any allegations of fraud disclosed to the Audit Committee, including those involving management or any employee with a significant role in our internal controls over financial reporting, legal compliance, or corporate governance.

•   Reviews with management our major financial risk exposures and the steps management has taken to monitor such exposures, including policies and procedures with respect to risk assessment and risk management.

•   Receives and discusses quarterly updates from the Global Head of Internal Audit regarding our risk management processes and systems of internal control.

•   Oversees management’s arrangements for the prevention, deterrence, and detection of fraud and management’s responses to allegations of fraud.

Board of Directors’ Oversight in COVID-19 Pandemic

From the outset of the pandemic, our board of directors and its committees remained focused on the impact of COVID-19 on our Company’s short-term operations and long-term strategy and risk profile. At the very start of the pandemic, the board received weekly updates on the financial and operational impacts on the business and then received detailed reports at all regularly scheduled meetings. In addition to these updates from management on the impact to our operations and our response, the board also received detailed reports on our safety efforts with respect to employees and the earners, consumers, and communities that use our platform globally.

Each of our committees continued to provide oversight over their areas of responsibility as it related to the pandemic. For example, the Compensation Committee, in exercising its oversight of human capital management, provided oversight with respect to, among other things, employee well-being and support, workforce reductions and attrition, and the transition to remote and flexible work in the context of the pandemic. The Nominating and Governance Committee provided oversight during the pandemic with respect to stockholder feedback on a range of sustainability and related matters including our response to COVID-19, while also overseeing the addition of three new directors in 2020. The Audit Committee also continued to provide oversight over the impact of, and our response to, the pandemic as it related to various aspects of overall risk management including impact on our global compliance and enterprise risk management efforts. The board and its committees maintained all regularly scheduled quarterly meetings, and held additional special meetings as needed, throughout the pandemic, holding all meetings virtually after travel was restricted.

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Board of Directors’ Role in Cybersecurity Oversight

Safeguarding our critical networks and the information that platform users share with us is vital to our business. Our board of directors oversees our efforts to address cybersecurity risk through the oversight of our senior management team, including our Chief Legal Officer, Chief Privacy Officer, Chief Trust and Security Officer, Chief Information Security Officer, and EU Data Protection Officer.

Our Trust and Security organization, including our Chief Information Security Officer, provides reports to the Audit Committee on a quarterly basis and is responsible for a range of cybersecurity activities, including conducting threat environment and vulnerability assessments, managing cyber incidents, pursuing projects to strengthen internal cybersecurity, working closely with our privacy and cybersecurity legal team that reports into our Chief Privacy Officer, coordinating with our operations teams to evaluate the cybersecurity implications of our products and offerings, and coordinating management’s efforts to monitor, detect, and prevent cyber threats to our Company. In addition, the Audit Committee annually reviews Uber’s risk profile with respect to cybersecurity matters. Our Chief Privacy Officer provides reports to the Board on an annual basis and as requested from time to time.

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Board Operations

Certain Relationships and Related Person Transactions

Other than the executive officer and director compensation arrangements discussed in the section titled “Executive Compensation” and compensation to other executive officers that would have been disclosed in that section if such executive officers had been a NEO, we describe transactions and series of similar transactions, since January 1, 2020, in which we participated or will participate, in which:

•   the amounts involved exceeded or exceed $120,000; and

•   any of our then directors, executive officers, or holders of more than 5% of our capital stock at the time of such transaction, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Investors’ Rights Agreement

We entered into an amended and restated investors’ rights agreement with certain holders of our redeemable convertible preferred stock (the “IRA”), including SB Cayman 2 Ltd., The Public Investment Fund, and entities affiliated with TPG, all of which are or were beneficial holders of more than 5% of our capital stock or are entities with which certain of our directors are affiliated. This agreement provides that the holders of common stock issuable upon conversion of our redeemable convertible preferred stock have the right to demand that we file a registration statement or request that their shares of common stock be covered by a registration statement that we are otherwise filing. In addition to the registration rights, the IRA provided for certain information rights and a right of first offer. The provisions of the amended and restated investors’ rights agreement, other than those relating to registration rights, terminated upon the closing of our initial public offering.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, in connection with the initial public offering, we entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.

Employment of an Immediate Family Member

The daughter of Tony West, our Chief Legal Officer, was employed by us until June 2020. She does not share a household with Mr. West, is not one of our executive officers, and did not report directly to any of our executive officers. Her total compensation in 2020 was approximately $120,000 to $200,000. She participated in compensation and incentive plans or arrangements on the same basis as similarly situated employees.

Other Transactions

We have granted stock options, RSUs, and restricted stock awards to our executive officers and certain of our directors. For a description of the equity awards held by our NEOs and directors that are currently outstanding, see “Compensation Discussion & Analysis” and “Compensation Tables” in this proxy statement.

We have entered into change in control arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits. For a description of these agreements, see “Compensation Tables—Potential Payments upon Termination or Change in Control” in this proxy statement.

We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

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Board Operations

Policies and Procedures for Transactions with Related Persons

In May 2019, we adopted a written policy that our executive officers, directors, beneficial owners of more than 5% of any class of our capital stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with us without the consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, beneficial owner of more than 5% of any class of our capital stock, or any member of the immediate family of any of the foregoing persons, in which such person would have a direct or indirect interest, must be presented to our Audit Committee for review, consideration, and approval or ratification. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances of the transaction available to it, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unrelated third party or to employees under the same or similar circumstances, and the extent of the related person’s interest in the transaction. The written policy requires that, in determining whether to approve or reject a related person transaction, our Audit Committee must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee determines in good faith.

Communication with Directors and Executive Officers

Stockholders and others who wish to communicate with the board of directors or any individual director, including our independent chairperson, may do so by writing to the following address:

Board of Directors
Uber Technologies, Inc.
c/o Corporate Secretary
1515 3rd Street
San Francisco, California 94158

All such correspondence is reviewed by the Corporate Secretary’s office, which logs the material for tracking purposes. Our board of directors has asked the Corporate Secretary’s office to forward to the appropriate director(s) all correspondence, except for personal grievances, items unrelated to the functions of the board of directors, business solicitations, advertisements, and materials that are profane.

Availability of Corporate Governance Documents

Our corporate governance documents are available on the investor relations section of our website at www.uber.com. The information contained in, or that can be accessed through, our website is not a part of, or incorporated by reference in, this proxy statement. Additionally, copies of our Certificate of Incorporation, Bylaws, all standing Committee Charters, the Corporate Governance Guidelines, the Business Conduct Guide and Code of Ethics, Conflicts of Interest Policy, Stock Ownership Guidelines, Clawback Policy and the Related Party Transactions Policy are available in print upon request by writing to the Corporate Secretary at Uber Technologies, Inc., 1515 3rd Street, San Francisco, California 94158.

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Director Compensation

Fiscal 2020 Non-Employee Director Compensation

In 2020, we compensated our non-employee directors in accordance with a Director Compensation Policy established by our Compensation Committee in consultation with our Board of Directors, compensation consultants, Chief Executive Officer, and other members of our senior management team. The Director Compensation Policy, which was approved in March 2019 and became effective as of January 1, 2020, is intended to reward our directors for their experience and performance, motivate them to achieve our long-term strategic goals, and help align our director compensation program with those of other leading U.S.-based publicly traded companies.

Dr. Sugar, our independent Chairperson of the Board, was not eligible to receive annual RSU grants or cash retainer fees for his role as Chairperson of the Board or as an independent director, other than cash committee retainer fees, until January 1, 2021, and Mr. Trujillo waived his right to receive any compensation for his board and committee service in 2020.

In connection with the extremely difficult decision to reduce Uber’s workforce by approximately 25%, due to the challenging circumstances created by the COVID-19 pandemic, and as those reductions in our workforce were implemented, our Compensation Committee amended the Director Compensation Policy, effective May 11, 2020, to waive the quarterly cash retainer fees that would otherwise have been paid to the members of our Board of Directors for the remainder of 2020 for their general service on the Board of Directors. As a result, non-employee directors received prorated cash retainer payments for the second quarter of 2020, and no cash retainer fee payments were made for the third and fourth quarters of 2020 (other than cash retainers for their service on a committee). We intend to periodically evaluate our Director Compensation Policy as part of our regular reviews of our overall compensation strategy.

The Director Compensation Policy that was effective for the 2020 year consisted of the following elements:

Description of Non-Employee Director Compensation	Amount
Cash Retainer for All Directors(1)(2)	$ 50,000
Annual RSU Grant for All Directors(2)(3)	$ 250,000
Committee Additional Cash Retainer:(1)
Audit Committee Chair	$ 35,000
Compensation Committee Chair	$ 25,000
Nominating and Governance Committee Chair	$ 25,000
Non-Chair Audit Committee Member	$ 20,000
Non-Chair Compensation Committee Member	$ 15,000
Non-Chair Nominating and Governance Committee Member	$ 15,000
Chairperson of the Board Additional Cash Retainer(1)(2)	$ 200,000
(1)	Earned daily and paid in arrears on a quarterly basis. Non-employee directors joining the board after the beginning of the year receive a prorated cash retainer reflecting his or her actual period of board service for the year.
(2)	The new Director Compensation Policy is not effective with respect to Dr. Sugar, our independent Chairperson of the Board, until January 1, 2021. Dr. Sugar received an initial equity grant upon his appointment to the Board in 2018 and will not receive any RSU grants or cash retainers for his role as Chairperson of the Board or as an independent director, other than cash retainers for his service on a committee, until 2021.
(3)	A non-employee director joining the board after the beginning of the year receives a prorated Annual RSU Grant reflecting his or her actual period of board service for the year.

We do not pay meeting fees. We do offer reimbursements to our directors for their reasonable out-of-pocket expenses, including travel and lodging, incurred in attending meetings of our board of directors and committees.

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Director Compensation

The following table summarizes all compensation awarded to, earned by, or paid to each of our non-employee directors during 2020.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Ronald Sugar	$ 40,000	—	$ 40,000
Revathi Advaithi	$ 10,055	$ 123,272	$133,327
Ursula Burns	$ 53,169	$ 313,621	$366,790
Garrett Camp	$ 18,033	$ 313,621(3)	$ 18,033
Robert Eckert	$ 30,902	$ 108,719	$139,621
Amanda Ginsberg	$ 29,208	$258,207	$287,415
Wan Ling Martello	$ 48,962	$ 313,621	$362,583
Yasir Al-Rumayyan	$ 35,219	$ 313,621	$348,840
John Thain	$ 53,169	$ 313,621	$366,790
David Trujillo(4)	—	—	—

(1)	Reflects cash retainer fees earned through May 11, 2020 and committee cash retainer fees earned through December 31, 2020; cash retainer fees that would otherwise have been paid for Board service following May 11, 2020 were waived.
(2)	The amounts reflect the grant date fair value of RSUs, calculated in accordance with FASB ASC Topic 718 based on the market price of the shares subject to the award on the date of grant. Because our Director Compensation Policy provides that the $250,000 grant value (or pro-rated grant value for non-employee directors joining our board after the beginning of the year) of the Annual RSU Grant is converted into the number of shares underlying the award based on the average daily closing price per share of our common stock in the month prior to the grant date, the dollar amounts reported above will not match the dollar amounts identified under our Director Compensation Policy. The following reflects the aggregate number of outstanding RSUs held by our non-employee directors as of December 31, 2020: Dr. Sugar, 19,936; Ms. Burns, 2,050; Ms. Martello, 1,025; and Mr. Thain, 2,050.
(3)	Mr. Camp did not stand for re-election at the 2020 Annual Meeting, and his RSU award was forfeited as a result.
(4)	Mr. Trujillo elected to receive no compensation for his 2020 board service.

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Executive Officers

Name	Age	Position
Dara Khosrowshahi	51	Chief Executive Officer and Director
Nelson Chai	55	Chief Financial Officer
Jill Hazelbaker	39	Senior Vice President, Marketing and Public Affairs
Nikki Krishnamurthy	49	Senior Vice President and Chief People Officer
Tony West	55	Senior Vice President, Chief Legal Officer and Corporate Secretary

Dara Khosrowshahi. See “Director Nominees” above.

Nelson Chai. Mr. Chai has served as our Chief Financial Officer since September 2018. Prior to joining Uber, Mr. Chai served as President and Chief Executive Officer of The Warranty Group, a provider of warranty solutions and underwriting services, from January 2017 to July 2018. From June 2010 to December 2015, Mr. Chai served in various senior management roles at CIT Group, Inc., a financial services company, including President from August 2011 to December 2015 and Chairman of CIT Bank NA from January 2014 to July 2015. Prior to CIT Group, Mr. Chai held senior management positions at Bank of America Corporation and Merrill Lynch & Co., a financial services company, including Executive Vice President and Chief Financial Officer of Merrill Lynch & Co. from December 2007 to February 2008. Mr. Chai served as Executive Vice President and Chief Financial Officer of NYSE Euronext, Inc. and its predecessor company NYSE Group, Inc. from January 2006 to December 2007. Mr. Chai has served on the board of directors of Thermo Fisher Scientific Inc., a biotechnology product development company, since December 2010, where he serves as chair of the audit committee and is a member of the nominating and governance committee. Mr. Chai serves on the Board of Overseers for the School of Arts and Sciences at the University of Pennsylvania.

Jill Hazelbaker. Ms. Hazelbaker has served as our Senior Vice President, Marketing and Public Affairs since June 2019. She served as Senior Vice President, Communications and Public Policy from April 2017 to June 2019. From November 2015 to April 2017, Ms. Hazelbaker served as our Vice President, Communications and Public Policy. Prior to joining Uber, Ms. Hazelbaker served as Vice President, Communications and Public Policy of Snap Inc., a social media company, from October 2014 to October 2015. From January 2010 until October 2014, Ms. Hazelbaker held senior Communications and Public Policy roles at Google, in the United States and Europe, where she was most recently Senior Director of Communications and Public Policy from March 2013 to October 2014. Prior to joining Google, Ms. Hazelbaker served as Press Secretary to Mayor Michael Bloomberg’s re-election campaign in New York City from January 2009 to December 2009 and as the Communications Director for Senator John McCain’s U.S. presidential campaign from June 2007 to November 2008.

Nikki Krishnamurthy. Ms. Krishnamurthy has served as our Chief People Officer since October 2018. Prior to joining Uber, Ms. Krishnamurthy served as Chief People Officer of Expedia from May 2016 to June 2018. From March 2013 to May 2016, Ms. Krishnamurthy served as Vice President of Expedia Local Expert, a branch of Expedia that provides online concierge services, and prior to that, she held the role of Vice President of Human Resources for Expedia from December 2009 to March 2013. Prior to that, Ms. Krishnamurthy was Principal HR Consultant for Washington Mutual Card Services from September 2007 to September 2009.

Tony West. Mr. West has served as our Senior Vice President, Chief Legal Officer and Corporate Secretary since November 2017. Prior to joining Uber, Mr. West served as Executive Vice President, Government Affairs, General Counsel and Corporate Secretary from November 2014 to November 2017 at PepsiCo Inc., a food and beverage company. Prior to joining PepsiCo, Mr. West served as Associate Attorney General of the United States from March 2012 to September 2014, after previously serving as the Assistant Attorney General for the Civil Division in the U.S. Department of Justice from April 2009 to March 2012. From November 2001 to April 2009, Mr. West was a partner at Morrison & Foerster LLP. He also served as Special Assistant Attorney General at the California Department of Justice from 1999 to 2001 and, prior to that, as an Assistant United States Attorney in the Northern District of California.

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Executive Officers

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of Uber’s common stock as of March 1, 2021 by:

(i)	each of our NEOs,
(ii)	each of our directors and nominees for director,
(iii)	all current directors and executive officers as a group, and
(iv)	each person or entity known by us to own beneficially more than 5% of our common stock based solely on Uber’s review of filings with the SEC pursuant to Section 13(d), 13(g) or Section 16 of the Exchange Act.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The total number of shares outstanding as of March 1, 2021 was 1,858,505,334.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Uber Technologies, Inc., 1515 3rd Street, San Francisco, California 94158.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	% of Shares Outstanding
Directors and Named Executive Officers:
Dara Khosrowshahi(1)	1,408,027	*
Nelson Chai(2)	189,783	*
Jill Hazelbaker(3)	125,053	*
Nikki Krishnamurthy(4)	70,585	*
Tony West(5)	123,264	*
Revathi Advaithi(6)	3,756	*
Ursula Burns(7)	147,283	*
Robert Eckert(8)	20,837	*
Amanda Ginsberg(9)	6,287	*
Wan Ling Martello(10)	60,311	*
Yasir Al-Rumayyan(11)	72,971,550	3.93%
Ronald Sugar(12)	189,403	*
John Thain(13)	147,022	*
David Trujillo	—	—
Thuan Pham	—	—
All current directors and executive officers as a group (14 persons)(14)	75,463,161	4.06%
Greater than 5% Stockholders:
SB Cayman 2 Ltd.(15)	184,228,178	9.91%
Morgan Stanley(16)	109,787,239	5.91%
*	Represents beneficial ownership of less than 1%.
(1)	Consists of (i) 756,829 shares of common stock held by Mr. Khosrowshahi, (ii) RSUs for 201,198 shares of common stock, for which the service-based vesting condition would be satisfied within 60 days of March 1, 2021 and (iii) 450,000 shares of common stock subject to options held by Mr. Khosrowshahi that are exercisable within 60 days of March 1, 2021.
(2)	Consists of (i) 84,652 shares of common stock held by Mr. Chai and (ii) RSUs for 105,131 shares of common stock for which the service-based vesting condition would be satisfied within 60 days of March 1, 2021.
(3)	Consists of (i) 72,531 shares of common stock held by Ms. Hazelbaker and (ii) RSUs for 52,522 shares of common stock, for which the service-based vesting condition would be satisfied within 60 days of March 1, 2021.

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Executive Officers

(4)	Consists of (i) 43,602 shares of common stock held by Ms. Krishnamurthy and (ii) RSUs for 26,983 shares of common stock for which the service-based vesting condition would be satisfied within 60 days of March 1, 2021.
(5)	Consists of (i) 89,337 shares of common stock held by Mr. West and (ii) RSUs for 33,927 shares of common stock for which the service-based vesting condition would be satisfied within 60 days of March 1, 2021.
(6)	Consists of (i) 3,756 shares of common stock held by Ms. Advaithi.
(7)	Consists of (i) 90,383 shares of common stock held by Ms. Burns, (ii) 55,875 shares of common stock held by the Ursula M. Burns 2019 GRAT #1, of which Ms. Burns is the trustee, and (iii) RSUs for 1,025 shares of common stock, for which the service-based vesting condition would be satisfied within 60 days of March 1, 2021.
(8)	Consists of (i) 5,097 shares of common stock held by Mr. Eckert and(ii) 15,740 shares of common stock held by the Robert A. Eckert Living Trust, of which Mr. Eckert is the trustee.
(9)	Consists of (i) 6,287 shares of common stock held by Ms. Ginsberg.
(10)	Consists of (i) 59,286 shares of common stock held by Ms. Martello and (ii) RSUs for 1,025 shares of common stock, for which the service-based vesting condition would be satisfied within 60 days of March 1, 2021.
(11)	Consists of (i) 131,009 shares of common stock held by H.E Al-Rumayyan and (ii) 72,840,541 shares of common stock held by The Public Investment Fund. H.E. Al-Rumayyan is the Governor of The Public Investment Fund which is the sovereign wealth fund of the Kingdom of Saudi Arabia. The Board of Directors of The Public Investment Fund, consisting of His Royal Highness Mohammad bin Salman Al-Saud (Chairman), H.E. Ibrahim Abdulaziz Al-Assaf, H.E. Mohammad Abdul Malek Al Shaikh, H.E. Khalid Abdulaziz Al-Falih, H.E. Dr. Majid Bin Abdullah Al Qasabi, H.E. Mohammad Abdullah Al-Jadaan, H.E. Mohamed Mazyed Altwaijri, H.E. Ahmed Aqeel Al-Khateeb, and H.E. Yasir Othman Al-Rumayyan, has dispositive power over the shares held by The Public Investment Fund by a majority of the votes of the Directors, with the Chairman having a casting vote. The address for The Public Investment Fund is Al’Raidah Digital City, Riyadh 6121, AlNakheel District 11442, Kingdom of Saudi Arabia.
(12)	Consists of (i) 171,729 shares of common stock held by The Sugar Family Trust, of which Dr. Sugar is the trustee, (ii) 14,826 shares held by Dr. Sugar, and (iii) RSUs for 2,848 shares of common stock for which the service-based vesting condition would be satisfied within 60 days of March 1, 2021.
(13)	Consists of (i) 145,997 shares of common stock held by Mr. Thain and (ii) RSUs for 1,025 shares of common stock, for which the service-based vesting condition would be satisfied within 60 days of March 1, 2021.
(14)	Consists of (i) 74,587,477 shares of common stock held by all our current directors and executive officers as a group, (ii) 450,000 shares of common stock subject to options held by all our current directors and executive officers as a group that are exercisable within 60 days of March 1, 2021, and (iii) RSUs for 425,684 shares of common stock for which the service-based vesting condition would be satisfied within 60 days of March 1, 2021.
(15)	Based solely on a Form 4 filed January 11, 2021, (i) SB Cayman 2 Ltd. holds 184,228,178 shares of common stock, (ii) SB Cayman 2 Ltd. is wholly-owned by SoftBank Vision Fund (AIV S1) LP, a Delaware limited partnership (“Vision Fund”), (iii) SB Investment Advisers (UK) Limited, a wholly-owned subsidiary of SoftBank Group Corp., has been appointed as alternative investment fund manager (“AIFM”) and is exclusively responsible for managing the Vision Fund in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of the Vision Fund, SB Investment Advisers (UK) Limited is exclusively responsible for portfolio management and risk management. The address for SB Cayman 2 is c/o Walkers Corporate Limited, Cayman Corporate Ctr, 27 Hospital Road, George Town E9 KY1-9008.
(16)	Based solely on a Schedule 13G filed on February 12, 2021, Morgan Stanley reported 109,787,238 shares of common stock beneficially owned, or that may be deemed to be beneficially owned, by certain operating units of Morgan Stanley and its subsidiaries and affiliates. Morgan Stanley reported that it has shared voting power with respect to 77,298,203 shares of common stock and shared dispositive power with respect to 109,787,239 shares of common stock. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036.

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Equity Compensation Plan Information

The following table shows information, as of December 31, 2020, with respect to shares of our common stock that may be issued under existing equity compensation plans. The category “Equity compensation plans approved by stockholders” in the table below consists of the 2010 Equity Incentive Plan (the “2010 Plan”), the 2013 Equity Incentive Plan (the “2013 Plan”), the 2019 Equity Incentive Plan (the “2019 Plan”), and the 2019 Employee Stock Purchase Plan (the “ESPP”).

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3) (c)
Equity compensation plans approved by stockholders	103,417,520		$11.77	246,927,037
Equity compensation plans not approved by stockholders	—	(4)	—	—
Total	103,417,520		$11.77	246,927,037
(1)	Consists of the following: 1,963,546 shares subject to outstanding awards granted under the 2010 Plan, 42,120,093 shares subject to outstanding awards granted under the 2013 Plan, and 59,333,881 shares subject to outstanding awards granted under the 2019 Plan. Performance-based RSUs are, for purposes of this column, assumed to be payable at 100% of target. Following our IPO in 2019, no additional awards have been or will be granted under the 2010 and
2013 Plans.
(2)	The weighted-average exercise price is calculated solely on the exercise prices of the outstanding options and SARs and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.
(3)	Consists of 35,157,470 shares available under the ESPP and 211,769,567 shares available under the 2019 Plan, including shares subject to purchase during the current ESPP purchase period. The number of shares reserved for issuance under the ESPP and the 2019 Plan automatically increases on January 1st each calendar year for ten years, starting on January 1, 2020 and ending on and including January 1, 2029. The number of shares reserved for issuance under the ESPP automatically increases by the lesser of (a) one percent (1.0%) of the total number of our shares outstanding as of December 31st of the immediately preceding calendar year or (b) 25,000,000 shares, or (c) a number determined by our board of directors. The number of shares reserved for issuance under the 2019 Plan automatically increases by the lesser of (a) five percent (5.0%) of the total number of Uber shares outstanding as of December 31st of the immediately preceding calendar year or (b) a number determined by our board of directors. The reported number of available shares includes the 85,833,837 shares added to the 2019 Plan and the 17,166,767 shares added to the ESPP on January 1, 2020 as a result of the automatic increase provisions.
(4)	Excludes options, RSUs, SARs, and other equity rights assumed or substituted in connection with mergers and acquisitions. As of December 31, 2020, a total of 7,676,132 shares of common stock were issuable upon exercise of outstanding options, 2,157,112 shares were issuable upon the vesting of RSUs, and 27,786 shares were issuable upon the exercise of outstanding SARs under those other assumed or substituted arrangements. The weighted average exercise price of those outstanding options and SARs is $15.90 per share. No additional awards may be granted under those assumed or substituted arrangements.

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Executive Compensation

A Letter From Our Compensation Committee

Dear Fellow Stockholders,

We would like to thank you for your continued support of Uber. As members of the Compensation Committee, we are committed to holding ourselves accountable to our stockholders in even the most difficult years and market conditions, such as those we experienced in 2020. As a component of that accountability, we engaged with a substantial portion of our stockholders over the course of our first full year as a public company to obtain feedback as we continue to evolve our compensation program and strategy from that of a founder-led private company into that of a public company with world-class executive compensation practices.

We prioritize our role in reviewing Uber’s human capital strategies, initiatives, and programs with respect to culture, recruitment, retention, and engagement and we believe the measures we took this past year, together with the quality and diversity of Uber’s leadership team, were critical to how quickly the Company was able to adapt in these times of crisis and how the Company is now positioned to thrive as it emerges from disruption. We continue to support Uber’s management team in fostering a culture that is diverse and inclusive, embraces change, and values and encourages equity (fair treatment for all drivers and delivery people (“Drivers”), our employees, and customers), problem-solving, and speed. We are confident that this culture is the reason we have been able to persevere and flourish in the markets in which we operate.

Throughout the challenges that arose in 2020, Uber’s management team remained focused on Uber’s core values, taking swift and decisive action to prioritize the well-being of employees, Drivers, merchants, consumers, and communities from the earliest stages of the COVID-19 pandemic, while remaining relentlessly focused on our long-term strategic and overall profitability goals; actions we believe are strongly tied to the creation of long-term stockholder value and the significant improvement in our stock price in 2020 from a closing price per share of $30.99 on January 2, 2020 to $51.00 on December 31, 2020.

Fiscal 2020 Business Highlights and Challenges

COVID-19 Pandemic. Like many companies, the global impact of the COVID-19 pandemic put Uber to the test in 2020. Despite many challenges, we proved that we are capable of adapting under the pressure of a global crisis. Beginning with the earliest days of the pandemic, Uber’s leadership team asked all employees who were able to do so to work remotely. We also instituted a Global Caregiver Enhanced Flexibility Policy to provide clarity around the flexible work options available to parents and caregivers to balance work with caring for those who matter most. Uber’s leadership team led us to become the first company to develop a financial assistance policy to provide aid to active Drivers diagnosed with COVID-19 or asked to self-isolate by a public health authority, made a $50 million commitment to providing personal protective equipment, masks, and cleaning supplies to Drivers, and successfully advocated for the inclusion of independent workers and small businesses like restaurants in stimulus packages in the United States, Latin America, Europe, Australia, and New Zealand. Management mobilized employee teams and allocated financial and other resources to support the health and well-being of employees, platform users, and the cities and communities Uber serves, including pledging 10 million free rides and food deliveries to health care workers, seniors, victims of domestic violence, school districts, and youth organizations, and donating 300,000 meals to first responders and health care workers. We took those actions while tackling the business challenges caused by the pandemic; most notably the impact of the decline in rideshare revenue on Uber’s overall profitability goal. As the pandemic spread, we supported management in making the extremely difficult decision to reduce Uber’s workforce by approximately 25%, and as those workforce reductions were implemented, we asked the Board of Directors to waive its general cash retainer fees and supported Dara Khosrowshahi in his decision to waive his base salary, both for the remainder of the year.

Increased Driver Protections and Benefits. In 2020, Uber successfully navigated regulatory challenges, including securing important benefits for Drivers, while protecting the flexibility that Drivers want as independent contractors, and our ability to remain one of the largest platforms for independent work in the world. We have long advocated for increased protections and benefits for Drivers, as we believe that reform is needed to modernize the social safety net and to recognize the many forms of independent work around the world. We believe that individuals should not be forced to choose between being an employee with more benefits but less flexibility, or an independent contractor with more flexibility but almost no safety net. Based on these beliefs, Uber supported a state ballot initiative, Proposition 22 in California and similar legislation in India, both codifying a way of work beyond independent contractor status but short of employment. Proposition 22 was approved by California voters in November, decisively settling the debate about gig work in the most populous state in the U.S. and providing Drivers with a guaranteed minimum earnings floor, occupational/accident insurance for injury protection, a subsidy for health insurance for those with at least 15 hours per month on our platform, and due process provisions and protection against discrimination and harassment as independent contractors. The legislation we supported in India codified independent contractor status nationwide and enabled Drivers using our platform to access important benefits like social security. Passage of this and similar legislation is a key component of our regulatory strategy and means Drivers will continue to enjoy the flexibility provided to them through use of the Uber app, together with important additional benefits and protections.

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Executive Compensation

Financial Results and Path to Profitability. 2020 was the year we expected Uber to sprint toward profitability, and we prioritized this profitability target by establishing it as a financial goal in our 2020 executive compensation program. One-third of each executive officer’s target cash bonus, and 25% of our 2018, 2019, and 2020 performance-based restricted stock unit (“PRSU”) awards was based on the achievement of aggressive and quantifiable financial goals intended to incentivize our executive officers to achieve the profitability goal. Instead, Mobility Gross Bookings, Uber’s expected profit generator, hit a low of over -80% YoY decline in April as communities went into lockdown in response to the pandemic. Despite this setback, management was able to take decisive action during this uncharted time to double the Gross Bookings of our Delivery business while also aggressively cutting over $1 billion in costs. While we missed the initially established financial targets under the 2020 cash bonus plan and the financial targets under our PRSU awards, performance in 2020 exceeded internal adjusted targets established in July by the management team together with the Board of Directors. Our management team’s aggressive retooling and adjustment of priorities, hedging of bets, and strategic decisions related to acquisitions and divestitures produced a cost-efficient and focused structure that we believe can scale, with an expectation that Uber will now be profitable by the end of 2021. Despite this progress, we chose not to adjust the previously established goals in our 2020 cash bonus plan or under our 2018, 2019, and 2020 PRSU awards, and none of our executive officers received the portion of their cash bonus or vested in the portion of the PRSU awards that was conditioned on the achievement of the unmet financial goals.

Leadership Incentives and Retention

We seek to ensure that our compensation programs attract, motivate, and retain key talent critical to the success of our business and the creation of long-term stockholder value. We believe the quality of Uber’s leadership has been and will continue to be critical to our ability to adapt in times of crisis and emerge from disruption in a position of strength. Amidst the significant challenges that our management team guided us through during 2020, we focused on actions that were necessary for management retention and motivation at a time when our competitors, many of whose businesses and stock prices were less impacted by the pandemic, were aggressively trying to poach our talent. We strongly believe that the compensation structure we established for 2020 provided us with a level of flexibility that was essential to retaining and appropriately incentivizing our executive officers to make key strategic decisions that were in the best interests of our stockholders. We are confident that our management team has put us in the best possible strategic and financial position given the unexpected challenges we faced in 2020 as a result of the COVID-19 pandemic.

Stockholder Outreach and Response to Say-on-Pay

After the first say-on-pay vote following our IPO, we sought to collaborate with our stockholders to address concerns related to our compensation philosophy and programs and our approach to human capital management. Uber held calls and meetings with over 75 of our 100 largest stockholders, representing over 65% of shares outstanding, including a number of meetings attended by Ronald Sugar, the Chairperson of the Board and a member of this committee. In response to the regular updates we received regarding topics of concern from our investors, we made meaningful changes aimed at increasing the quality and transparency of the disclosures in our Compensation Discussion and Analysis (“CD&A”) this year, and took decisive action related to the following topics of concern to our investors: the amount and alignment of CEO pay and perquisites; the balance of discretionary and formulaic goals in our bonus plan; the number of executive officers receiving PRSUs, the duration of the PRSU performance period, and metrics used for those PRSUs; the composition of our peer group; and the scope of our stock ownership guidelines and clawback policy. Our CD&A describes the specific program design changes we implemented in 2020 and that have been implemented in 2021, individual compensation decisions and rationales for the compensation paid to our executive officers in 2020, and our plans for the continued evolution of our compensation program in 2021. We remain committed to listening to stockholder feedback as we continue to evaluate and refine our compensation programs.

We hope this letter provides useful context as you review the details of our 2020 executive compensation program in the CD&A below, and that we can count on your support of our 2020 pay program. As the world rapidly changes, we intend to continue to look for ways to evolve our compensation program in order to attract, motivate, and retain key employees and executives critical to the ongoing success of our business and the creation of long-term stockholder value.

Thank you for your continued support and investment in Uber.

Sincerely,

The Compensation Committee

David Trujillo (Chair)

Wan Ling Martello

Ronald Sugar

Robert Eckert

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Compensation Discussion and Analysis

The following discussion and analysis of our executive compensation philosophy, objectives, and design, our compensation-setting process, our executive compensation program components, and the decisions made for the compensation of our named executive officers (“NEOs”) in 2020 should be read together with the foregoing letter from our Compensation Committee, and the compensation tables and related disclosures below. The discussion in this section contains forward-looking statements that are based on our current considerations and expectations relating to our executive compensation programs and philosophy. As our business and our needs evolve, the actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this section.

2020 Named Executive Officers

Name	Title
Dara Khosrowshahi	Chief Executive Officer and Director
Nelson Chai	Chief Financial Officer
Jill Hazelbaker	Senior Vice President, Marketing and Public Affairs
Tony West	Senior Vice President, Chief Legal Officer and Corporate Secretary
Nikki Krishnamurthy	Senior Vice President and Chief People Officer
Thuan Pham	Former Chief Technology Officer (resigned effective May 16, 2020)

Key 2020 Highlights and Challenges

The market in which we compete is constantly evolving, which requires continuous innovation and agility to remain competitive. Ensuring that we have strong, diverse talent with demonstrated ability to grow and scale while relentlessly focusing on our long-term strategic and overall profitability goals is critical to our ability to be successful and drive long-term stockholder value. 2020 was a transformational year for Uber, as we successfully navigated regulatory challenges that reached critical inflection points, while responding to the unexpected disruption to our business caused by the COVID-19 pandemic. The result of our management team’s aggressive retooling and adjustment of priorities, strategic decisions related to acquisitions and divestitures, and cost-cutting in response to the financial challenges that arose due to the pandemic, together with successful capital raising efforts that reduced our cost of financing and provided an additional $1 billion in working capital, was a cost-efficient and focused structure that we believe can scale. As a result of the decisive actions taken by our management team during this global crisis, we saw results in our Q4 numbers, and expect to deliver on the commitment we made to our stockholders to achieve profitability by the end of 2021.

Certain key financial results, and strategic and operational achievements are highlighted below, while full financial results, including reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures, are reflected in Appendix A, beginning on page 88 of this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2020, which can be found at https://investor.uber.com/financials/default.aspx and on the SEC’s website.

2020 Business Highlights and Challenges

✓    Closed or announced 17 acquisition/divestiture transactions. Acquisitions supported Uber’s core markets and business (e.g., Careem, Autocab, Cornershop, and Postmates) and divestitures removed burn from non-core assets and geographies (e.g., Uber Elevate, Uber’s Advanced Technologies Group, India Eats).

✓    Supported Proposition 22, a California state ballot initiative, approved by voters in November and legislation passed by Parliament in India, protecting the flexibility available to Drivers while allowing them to remain classified as independent contractors and to receive important additional benefits and protections. Proposition 22 provides a minimum earnings guarantee, and implements a health insurance subsidy and other protections for independent contractors. India’s legislation codified independent contractor status nationwide and enables Drivers using our platform to access important benefits like social security.

✓    Successfully renewed our license to operate in London, Uber’s largest European market and one of our top 5 cities worldwide based on Gross Bookings.

✓    Ended 2020 with our Mobility business being #1 in every major region in which we operate and our Delivery business being #1 or #2 in every region in which we operate as of December 31, 2020.

✓    Announced 14 commitments on our journey to become an anti-racist company and published our People and Culture Report. In 2020, women at Uber globally earned $1.00 for every $1.00 (total cash) earned by men performing similar job functions. In that same time period in the U.S., in aggregate, employees from underrepresented racial backgrounds earned $1.00 for every $1.00 (total cash) earned by non-underrepresented peers at Uber at the same job level.

✓    The pandemic dampened our Mobility business, while demonstrating the power of our diversified platform as the growth of Delivery Gross Bookings (~110% YoY and ~128% in Q4) helped offset the top line impact of COVID-19.

✓    Expanded into grocery and non-food delivery, which exited 2020 with $1.5 billion in run rate Gross Bookings.

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Compensation Discussion and Analysis

2020 Business Highlights and Challenges

✓    In response to the pandemic, in July 2020, we reset our internal outlook and ultimately exceeded our reset targets with Gross Bookings of $57.9B (-9% YoY), revenue of $11.2 billion, and an Adjusted EBITDA loss of $2.5 billion. However, we chose not to adjust the previously established goals in our 2020 cash bonus plan or under our 2018, 2019, and 2020 PRSU awards.

✓    Reduced the cost of our financing, including by extending the maturity date of our $500 million 2023 unsecured notes to 2028. Completed $1.0 billion offering of 2025 unsecured notes and inaugural $1.15 billion convertible notes offering at 0% coupon with an $80.84 per share conversion price.

✓ Completed strategic partnership with Aurora Innovation, in which we sold our Advanced Technologies Group business and made a $400 million investment in exchange for a ~26% ownership stake in the combined company. Obtained investment of $500 million in Uber Freight by Greenbriar Equity Group at a $3.3 billion post-money valuation.

* Growth percentages for Gross Bookings and revenue reflected on a constant currency basis.

Say-On-Pay Results and Stockholder Engagement

Two years prior to our IPO, our Board of Directors commenced a process to transform Uber from a founder-led, private company into a publicly traded company led by a diverse, experienced, and talented senior management team. Under the leadership of our senior management team, we completed our IPO and listing on the NYSE, while fundamentally reforming our culture by improving our internal governance structure, strengthening our compliance programs, embracing change and our new cultural norms, and rebuilding our relationships with our partners.

Evolution of Our Compensation Program

As part of our overall transformation process, we have taken steps each year to transform our compensation program and our human capital strategies, initiatives, and programs with respect to culture, recruitment, retention, and engagement from the program that was developed when we were a founder-led private company into a program more suitable for a market-leading public company, intended to achieve alignment between our long-term strategic goals and our stockholders’ interests, and grounded in our pay for performance philosophy and our cultural norms. The feedback the Compensation Committee receives from our stockholders through ongoing engagement informs our Compensation Committee’s priorities and deliberations when evaluating potential changes to the compensation program for our NEOs, and we will continue to seek opportunities to engage with and hold ourselves accountable to our stockholders as we expand on this work.

We have set forth below a summary of the evolution of our executive compensation program to date, as well as responsive actions taken toward further refinement in 2021.

Key Priorities	Key Executive Compensation Actions
Prior to 2019 Founder-Led Private Company in State of Transition

•   Attract experienced CEO and build out a leadership team to navigate the Company through meaningful cultural challenges, support the future trajectory of the business, and prepare for IPO

•   Establish new cultural norms to guide decision-making and unite and define Uber’s culture

•   Negotiated compensation agreements for Mr. Khosrowshahi, CEO (2017) and other members of the leadership team, including Mr. West, CLO (2017); Mr. Chai, CFO (2018); and Ms. Krishnamurthy, CPO (2018)

•   New hire packages for the CEO, CFO, CLO, and CPO included multi-year equity grants to attract and retain experienced executives for a critical period of transformation and align their interests with public company value creation

2019 Preparing for IPO and Becoming a Public Company
• Prepare business for IPO and align Board and governance practices with expectations for a public company • Complete successful IPO

•   Restructured Compensation Committee to include members with significant public company experience

•   Established public company compensation practices (e.g., clawback policy, stock ownership guidelines, executive severance plan)

•   Transitioned to annual equity awards for CEO, coinciding with final grant of new hire award commitment entered into pre-IPO

•   Established annual equity awards for other NEOs

•   Expanded use of PRSUs to establish a broader performance-based long-term incentive program and incorporated D&I goals to align with new cultural norms

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Compensation Discussion and Analysis

Key Priorities	Key Executive Compensation Actions
2020 Navigating First Year as a Public Company, Path to Profitability, & COVID-19

•   Drive actions to deliver on stated path to profitability

•   Navigate significant impact of COVID-19 on business

•   Successfully navigate multiple regulatory challenges that could impact business model

•   Respond to stockholder feedback following first public company annual meeting and advance ESG priorities

•   Shifted target compensation for all NEOs toward greater at-risk compensation

•   Strengthened Stock Ownership Guidelines and Clawback Policy

•   Established more formulaic performance metrics and weightings in annual cash bonus plan, a maximum bonus cap of 200% of target, and an 85% threshold level of performance for key financial targets

•   Further aligned incentive program with our cultural norms by adding safety goals, in addition to D&I goals, into PRSUs

•   Retained and stabilized executive leadership team during uncertain COVID-19 environment and aggressive market for experienced leadership by providing long-term awards that align key members of the executive team with long-term value creation for Uber stockholders

2021 Path to Profitability & Continuing to Navigate COVID-19
• Drive toward profitability by the end of 2021 • Continue navigating ongoing impact of COVID-19 • Continue evolving practices to align with maturing public company

•   Expanded PRSUs to entire executive leadership team

•   Moved a majority of PRSU goals to 3 year metrics, and incorporated a 3 year relative TSR modifier

•   Continued to reduce discretion in annual cash bonus plan by tying 60% of goals to formulaic financial metrics, adding more structure around threshold and maximum levels of achievement, and adding measurable individual goals

•   Reevaluated and refined peer group

Response to Say-On-Pay

Last year, at Uber’s first annual meeting following our IPO, we received 70.84% stockholder support on our say-on-pay proposal. We viewed that level of support as a signal that additional stockholder outreach was needed in order to facilitate the continued evolution of our program. Our Board and our Compensation Committee deeply value the continued interest of and feedback from our stockholders on our executive compensation program, and we are committed to maintaining an active dialogue with our stockholders to ensure stockholder perspectives are thoughtfully taken into account. As highlighted under the heading “Investor Engagement Efforts” on page 9 and below, in 2020 we took stockholder feedback into account when making our executive compensation decisions, as we sought to balance our investors’ perspectives with the challenge of attracting, motivating, and retaining key talent critical to the success of our business and the creation of long-term stockholder value in the challenging market that arose due to the COVID-19 pandemic.

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Compensation Discussion and Analysis

We heard our stockholders’ perspectives and carefully considered the feedback we received regarding our executive compensation program. In discussing our compensation program in 2020 with investors, several key themes emerged. The Compensation Committee evaluated these themes and implemented changes to our fiscal year 2021 compensation program that we believe respond directly to stockholder input and further align the interests of our executives with those of our stockholders. The table below summarizes the feedback received from stockholders and the actions that we have taken in response.

What We Heard	What We Did
CEO Compensation: The total amount of CEO compensation and cost of his security is high

✓    Mr. Khosrowshahi’s total compensation in 2020 was $12,246,078, significantly lower than the $42,428,233 and $45,330,702 reported for 2019 and 2018, respectively, because it no longer included the value of previously negotiated sign-on equity awards that were necessary to induce Mr. Khosrowshahi to join the Company and forego significant soon-to-vest equity from his former employer. Time-based restricted stock units (“RSUs”) and PRSUs awarded to Mr. Khosrowshahi in 2020 were at or slightly below market-competitive levels for an incumbent CEO.

✓    Supported Mr. Khosrowshahi in waiving his base salary from May 2 through December 31, 2020 in response to the COVID-19 pandemic.

✓    Reduced the cost of Mr. Khosrowshahi’s security beginning in 2020.

✓    No increases to Mr. Khosrowshahi’s base salary and annual cash bonus targets for 2020.

See “Summary Compensation Table”, “2020 Executive Compensation Program Key Components”, and “Security” on pages 68, 55, and 64.

Compensation Alignment: Executive pay should be internally equitable and a greater percentage of executive pay should be at-risk

✓    Reduced Ms. Hazelbaker’s fixed cash compensation to align with that of other NEOs and the external market, and increased her at-risk compensation.

✓    Broadened the number of executives receiving performance-based awards in our annual equity award program. In 2021, all current NEOs will receive a substantial portion of their pay in performance-based awards.

See “2020 Executive Compensation Program Key Components” on page 55.

Annual Cash Bonus Plan: Reduce discretion and add more structure to the annual cash bonus plan

✓    Continued adding more structure to our annual cash bonus plan in 2021, including defined metrics, weighting, and threshold and maximum levels of achievement. 60% of goals are tied to formulaic financial metrics. Maximum overall payout is capped at 200% of target, which is customary among our Peer Group and broader executive compensation practices. See “2021 Annual Cash Bonus Plan” below.

Annual Equity Awards: A larger portion of annual equity awards should be performance-based, include relative metrics, and be measured using a longer performance period

✓    In 2021, a portion of the annual equity awards for all NEOs is in the form of PRSUs. 50% of the annual equity awards for Messrs. Khosrowshahi and Chai, and 33% of the annual equity awards for all other NEOs were granted in the form of PRSUs.

✓    In 2021, we set PRSU goals, which are separate from the goals used under our annual cash bonus plan, that include relative metrics (i.e., rTSR) and mostly three-year goals, aligning executive interests with sustained stockholder value creation.

See “2021 Long-Term Equity Incentives” below.

Peer Group: Consider removing larger size peers from Peer Group	✓ Reduced the emphasis on large bellwether companies, aligning our Peer Group with our current revenue and market capitalization and companies that currently compete with us for business and talent. See “Role of Compensation Peer Group” on page 53.
Stock Ownership Guidelines: Consider including stock retention requirements before stock ownership guidelines are met	✓ Expanded our stock ownership guidelines to require all executives to hold at least 50% of net-vested equity awards until our share ownership guidelines are met. See “Stock Ownership Guidelines” on page 65.
Clawback Policy: Consider expanding scope of policy	✓ Expanded our clawback policy to (i) cover all executives officers, (ii) include general misconduct in addition to any non-compliance with any financial reporting requirement, and (iii) apply to certain cash compensation as well as equity. See “Clawback Policy” on page 66.
Disclosure of Performance Metrics and Results: Disclose more details regarding performance metrics and results	✓ Made meaningful changes aimed at increasing the quality and transparency of the disclosures throughout this CD&A and related to the disclosure of our performance metrics and results. See “2020 Annual Cash Bonus Plan Goals”, “2020 Annual Cash Bonus Payouts”, and “Long-Term Equity Incentives” on pages 57, 59 and 60.

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Compensation Discussion and Analysis

Responsive 2021 Compensation Program Changes

As highlighted above, and described and illustrated below, the Compensation Committee continued to evolve the structure of our incentive compensation programs by approving new annual cash bonus and long-term equity incentive plan designs for 2021. The Committee believes the new plan designs are both responsive to the concerns raised by our stockholders, and also appropriate to incentivize achievement of certain long-term corporate goals that further our long-term strategic and overall profitability goals, and that are used by investors and analysts to evaluate our financial performance. The Committee also believes the new plan designs provide it with a structure through which to recognize individual achievement and hold each NEO accountable for his or her personal performance.

2021 Annual Cash Bonus Plan

In 2021, we made the following changes to the structure of our annual cash bonus plan, taking into account stockholder feedback received in 2020:

•	Performance will be based on two categories: (i) financial, weighted 60%, and (ii) strategic and operational, weighted 40%.
•	Weightings are assigned to each goal within the financial and strategic & operational priority categories.
•	A threshold payout level of achievement of 50% of target bonus and a maximum level of achievement of 200% of target bonus will apply for both categories. Performance below the 50% threshold level of achievement within either category will result in a 0% payout for that category.
•	An individual modifier will apply for each NEO and may adjust the bonus payable based on a mixture of quantitative and qualitative goals established by the Compensation Committee for each NEO at the beginning of the year. The adjustment can range from 50% to 150%, but in no event will the bonus payable to any NEO exceed 200% of target bonus.

Below is a high-level summary of the 2021 annual incentive plan design:

Other Plan Mechanics:

•	Maximum overall payout is capped at 200%
•	Payout range applicable once 50% threshold level of achievement is met. If performance in both the financial and strategic & operational priorities categories is below the 50% threshold level of achievement, payout will be 0%

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Compensation Discussion and Analysis

2021 Long-Term Equity Incentives

In 2021, we continued the structural evolution of our long-term equity incentive program, incorporating stockholder feedback we received in 2020, and made the following changes:

•	Expanded the breadth of our PRSU program to include all NEOs, providing at least 33% of the annual equity awards made to our NEOs in the form of PRSUs
•	Used different metrics in our PRSU program than those used under our annual cash bonus plan and included a relative metric (i.e. rTSR)
•	Increased the number and weighting of 3-year metrics to 60% of the award, further modified by a 3-year rTSR modifier

Below is a high-level summary of the structure of our 2021 PRSU program:

The graphic below illustrates the evolution of our PRSU program, including the increased reliance each year on 3-year performance metrics. The key financial targets for fiscal 2021 illustrated below were used to establish performance goals for (i) year 3 of the 2019 PRSUs, (ii) year 2 of the 2020 PRSUs, and (iii) year 1 of the 2021 PRSUs.

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Compensation Discussion and Analysis

Compensation Philosophy, Objectives, & Governance

Philosophy. We operate in rapidly evolving and highly competitive markets worldwide. To succeed in these environments and execute our long-term strategic goals of building our platform and achieving profitability, we believe we must increase the scale of our global network, continue to develop and update our technology, use our product expertise and operational excellence, partner with our employees, platform users, and the cities and communities we serve, and encourage our executives to model and reinforce our cultural norms. In order to promote long-term stockholder value creation and link the compensation of our executive officers to these long-term strategic goals and key drivers of our business, the primary focus of our compensation philosophy and program is on the long-term elements of target total compensation.

Objectives and Governance. Our executive compensation program is designed to achieve the following objectives:

Attract and retain a highly talented, diverse team of executives who possess and demonstrate strong leadership, exceptional followership, and world-class management capabilities.

Align our executive officer's incentives with Company performance on measures that drive the creation of long-term stockholder value, thereby further aligning the interests of our executives with those of our stockholders.

Reward our executive officers and motivate them to achieve the Company's short- and long-term financial and strategic goals.

Promote doing the right thing, working tirelessly to earn the trust of our consumers and users, acting like owners, valuing ideas over hierarchy, making big bold bets, and celebrating our differences and drive to harness the power of global technology in achieving Company success.

The total compensation package for our executive officers consists primarily of a combination of base salary, annual cash bonuses, and long-term equity incentives. We use base salaries to compensate executive officers for their day-to-day responsibilities at levels that we feel are necessary to attract and retain the highest level of executive talent. However, we believe that placing a strong emphasis on equity compensation and bonuses linked primarily to achieving company and, as appropriate, individual performance goals aligns with our entrepreneurial spirit and incentivizes our executive officers to maximize stockholder value by pursuing strategic opportunities that advance our mission, while embracing our cultural norms.

Our Compensation Committee regularly evaluates our executive compensation philosophy, program, and practices as we continue to look for ways to further evolve our compensation program in order to attract, motivate, and retain key employees and executives critical to the ongoing success of our business and the creation of long-term stockholder value, to align pay with performance, and to generate long-term stockholder value. The Committee also focuses tirelessly on responding to evolving pay practices of other leading U.S. publicly-traded companies and pay governance trends, and considering the views of our stockholders and the recommendations of our compensation consultants. Because the market in which we compete is constantly changing and being disrupted, which requires continuous innovation and agility to remain competitive, we believe it is important that the compensation structure we establish provides us an adequate level of flexibility to enable us to incentivize management to adjust priorities and make the strategic decisions that are often necessary for us to succeed in the dynamic market in which we operate.

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Compensation Discussion and Analysis

We have established a number of policies and practices, listed below, to support our compensation philosophy, improve our compensation governance, and drive performance that aligns executives’ and stockholders’ interests.

 WHAT WE DO

•     Solicit stockholder feedback on our compensation program and potential enhancements through a robust stockholder engagement program

•      Design our executive compensation program such that a significant portion of our compensation is at risk based on the achievement of measures we believe drive the creation of long-term stockholder value

•     Maintain stock ownership guidelines for our executive officers and directors, including a rigorous 10x base salary requirement for our CEO, and stock retention guidelines

•     Ensure executive accountability through a robust Clawback Policy applicable to certain cash and equity compensation awarded to our executive officers

•     Retain an independent compensation consultant

•     Review our peer group on an annual basis

•     Include performance metrics tied to our cultural norms, including D&I and Safety measures, which support a strong culture and address the interests of a wide array of stakeholders

 WHAT WE DON’T DO

•     Allow hedging of Uber stock by directors or employees

•     Allow pledging of Uber stock by directors or employees for margin loans or similar speculative transactions

•     Sponsor special benefit or retirement plans that are exclusive to the executive team

•     Single-trigger acceleration following a change in control

•     Excessive perquisites

•     Encourage unnecessary and excessive risk taking

Compensation-Setting Process. Our Compensation Committee reviews Uber’s human capital strategies, initiatives, and programs with respect to culture, recruitment, retention, and engagement, and oversees and administers our executive compensation program, including determining the overall design of the program, determining the form and amount of compensation to be paid or awarded to each executive officer, reviewing the individual and corporate goals and objectives applicable to the compensation of our executive officers, and reviewing, at least annually, our peer group to determine the competitiveness of executive officer and non-employee director compensation programs.

In setting the form and amount of compensation to be paid to each executive officer, including our CEO, the Compensation Committee reviews the total target compensation for our executive officers and considers developments in compensation practices, governance trends, and the views of our stockholders and the recommendations of our compensation consultants. Our Compensation Committee is provided with competitive data for similarly situated executive officers at companies in our peer group described below, as well as summary information about our executive officers’ total compensation and pay history to use in setting individual compensation elements and in evaluating total compensation levels. Our CEO provides input to the Compensation Committee with respect to the compensation of the NEOs other than himself, and reviews the individual performance of each officer other than himself with the committee. While our CEO discusses his recommendations for the other NEOs with the Compensation Committee, he does not participate in the deliberations or determination of his own compensation. The Compensation Committee takes our CEO’s input into consideration when determining and approving executive officer compensation (other than the CEO’s compensation) and evaluating individual performance. Our Compensation Committee also oversees our equity-based compensation plans and grants.

Role of Compensation Consultants. In carrying out its responsibilities, our Compensation Committee retains and seeks the advice of compensation consultants that are independent of management. In 2020, the Compensation Committee engaged the services of Semler Brossy Consulting Group, an independent national compensation consulting firm, to advise the Committee regarding the Company’s executive compensation program, how the program compares to peer company compensation practices, and other executive compensation-related matters. In addition, the Compensation Committee engaged Jim Williams, an independent compensation advisor, to generally advise the Committee regarding the Company’s executive compensation practices and overall program design.

Role of Compensation Peer Group. To assist the Compensation Committee in its review of executive compensation, our compensation consultants conducted an assessment for our Compensation Committee and recommended no changes to our existing peer group for purposes of evaluating executive officer compensation in 2020. The peer group includes other U.S.-based publicly traded and privately held companies in related industries and prioritized companies that share similar business dynamics with us.

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Compensation Discussion and Analysis

The following companies represent the peer group we used in assessing compensation competitiveness for 2020:

2020 Peer Group
Adobe	Expedia	PayPal
Airbnb	Facebook	salesforce.com
Alphabet	LinkedIn	Snap
Amazon.com	Lyft	Square
Apple	Microsoft	Tesla
Booking Holdings	Netflix	Twitter
eBay	Oracle	Workday

This peer group represents a portfolio of companies, some of which are much smaller than Uber and some much larger, but generally represents companies with similar business dynamics and regulatory challenges, and those with which we aggressively compete for talent. While Uber’s revenue and market capitalization are positioned at approximately the median of this portfolio of companies, a primary factor considered was our actual experience in the talent market for executive officers. Recognizing their scale relative to us, our five largest peers are consistent, direct competitors for talent and, as such, the Compensation Committee agreed that it was important to include them in the peer group, but balanced out with smaller talent competitors. Further, the Compensation Committee also references, as a touchstone and without specifically benchmarking to any given level, compensation data of other broader technology and consumer companies to better understand our competitive positioning.

While the Compensation Committee considers peer data to be a helpful reference to assess the competitiveness and appropriateness of our executive compensation program, the Committee applies its own business judgment and experience to determine individual compensation and does not set or target the compensation of our executives at specific levels or within specified percentile ranges relative to peer company pay levels. Our Compensation Committee will continue to work with our Chief Executive Officer and our compensation consultants to position pay based on a variety of factors, including market data for executive compensation drawn from our peer group.

In late 2020, as part of our normal peer group review schedule and in response to investor feedback, the Compensation Committee analyzed our peer group based on the current state of the Company (including revenue, market capitalization, and total shareholder return), the talent market, and the broader competitive market, and elected to make the following changes to the peer group for the purpose of assessing the competitiveness and appropriateness of our 2021 compensation program:

•	Removed Apple, Microsoft, LinkedIn, Workday, and Snap based on size and technology focus
•	Added Visa, Vmware, Intuit, Spotify, and DoorDash as technology and consumer facing companies that are appropriately sized and are business and talent competitors

These changes were made to reduce the weighting on significantly larger peers and to ensure the peer companies are, on balance, appropriately sized and important talent and business competitors.

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Compensation Discussion and Analysis

2020 Executive Compensation Program Key Components

Our 2020 compensation program consists primarily of base salaries, annual cash incentives, and long-term equity compensation in the form of RSUs and PRSUs. We also provide certain other benefits, as described under the heading “Other Benefits”. In order to promote long-term stockholder value creation and link compensation to the key drivers of our business, our primary focus is on the long-term elements of target total direct compensation. Under our executive compensation program, 94%1 of Mr. Khosrowshahi’s 2020 target total direct compensation was variable and at risk, and on average, 89% was variable and at risk for our other NEOs.

1.	Reflects Mr. Khosrowshahi’s target annual base salary for 2020. If Mr. Khosrowshahi’s salary waiver that became effective on May 1, 2020 is taken into consideration, the percentage of his at-risk compensation would have been 98%.

A summary of our key pay elements and the rationale for each element is set forth in the following table:

Compensation Type	Objectives & Determination Factors
Base Salary

•   Based upon each executive’s skills, experience, and performance, value in the marketplace and criticality of the role, as well as internal pay equity

•   Provides fixed source of compensation for day-to-day responsibilities

Annual Cash Bonus

•   Drives achievement of key corporate performance goals

•   Target awards based on competitive marketplace, internal pay equity, and level of experience

•   Actual awards based on individual and company performance

Long-Term Equity Incentives • RSUs • PRSUs

•   PRSUs are designed to encourage our executives to achieve strong goals in key performance metrics selected to drive long-term performance and stockholder value creation

•   RSUs and PRSUs encourage executive retention, and reinforce the need for long-term sustained financial performance

•   RSUs and PRSUs encourage equity ownership, and align the interests of executives and stockholders

•   Equity award size is based on the competitive marketplace, criticality of the role to key performance objectives, internal pay equity, and performance of the executive

Base Salary

We provide base salary as a fixed source of compensation for our executive officers for their day-to-day responsibilities, allowing them a degree of certainty in the face of having a substantial percentage of their compensation at risk in the form of equity awards and bonuses contingent on the achievement of specific performance objectives. Our Compensation Committee recognizes the importance of base salaries as an element of compensation that, in certain circumstances, can help attract and retain the highest level of talented and experienced executive officers.

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Compensation Discussion and Analysis

Based upon a number of factors, including each executive’s skills, experience, performance, value in the marketplace and criticality of the role, internal pay equity, negotiated level of base salary and target bonus at the time the executive joined Uber, and competitive market data, in connection with our annual performance reviews in March of 2020, we determined it was appropriate to increase Ms. Krishnamurthy’s and Mr. Pham’s base salaries and target bonuses, each by 10% and 20%, respectively, while retaining 2019 base salary and target bonus levels for the remaining NEOs. Effective August 1, 2020, in response to concerns raised by our stockholders during our stockholder outreach efforts regarding internal pay equity and the balance between fixed and at-risk compensation in our compensation program, we amended the terms of our employment arrangement with Ms. Hazelbaker to decrease the level of her base salary from $1,500,000 to $800,000, and increase her target bonus from $500,000 to $800,000.

In connection with the COVID-19 pandemic and the related reduction of Uber’s workforce by approximately 25%, we supported Mr. Khosrowshahi in his decision to waive his base salary for the remainder of 2020, effective as of May 1, 2020.

The table below reflects the base salary at the rate in effect for each NEO as of the end of 2020.

Name	2020 Base Salary		2019 Base Salary		% Change from 2019
Dara Khosrowshahi	$1,000,000	(1)	$1,000,000		0%
Nelson Chai	$800,000		$800,000		0%
Jill Hazelbaker(2)	$800,000		$1,500,000		(47)%
Tony West	$800,000		—	(3)	N/A
Nikki Krishnamurthy	$550,000		$500,000		10%
Thuan Pham	$600,000		$500,000		20%
(1)	Mr. Khosrowshahi waived his base salary (less the portion needed to fund his health and welfare benefit program elections) for the period beginning May 1, 2020 and ending on December 31, 2020. As a result, Mr. Khosrowshahi’s base salary paid for the 2020 year was $336,598.
(2)	The rate of base salary in effect for Ms. Hazelbaker was $1,500,000 from January 1 through July 31, and $800,000 from August 1 through December 31; as a result, the amount of base salary paid to Ms. Hazelbaker for 2020 was $1,208,333.
(3)	Mr. West was not an NEO in 2019.

Annual Cash Bonus

Our executive annual cash bonus plan creates a direct relationship between individual bonus amounts and key business performance metrics that align with the interests of our stakeholders. Each year, the Compensation Committee establishes a target bonus amount for each NEO. The actual bonuses earned by each NEO are conditioned upon the achievement of certain company-wide performance goals established by the Compensation Committee, which may differ for each executive officer, and may also be conditioned upon the achievement of individual performance goals. Following the close of the fiscal year, the Compensation Committee conducts a comprehensive review of the level of attainment of the performance goals and each NEO’s individual performance, and determines the amount of bonus earned by each NEO.

The table below details the target annual cash bonus opportunity for each NEO for 2020:

Name	2020 Target Bonus	2019 Target Bonus		% Change from 2019
Dara Khosrowshahi	$2,000,000	$2,000,000		0%
Nelson Chai	$800,000	$800,000		0%
Jill Hazelbaker(1)	$800,000	$450,000		78%
Tony West	$800,000	—	(2)	N/A
Nikki Krishnamurthy	$550,000	$500,000		10%
Thuan Pham	$450,000	$375,000		20%
(1)	In response to feedback raised by our stockholders during our stockholder outreach efforts regarding internal pay equity and the balance between fixed and at-risk compensation in our compensation program, Ms. Hazelbaker’s target bonus was increased from $500,000 to $800,000 effective August 1 when she entered into her revised employment agreement and agreed to reduce her base salary from $1,500,000 to $800,000.
(2)	Mr. West was not an NEO in 2019

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Compensation Discussion and Analysis

2020 Annual Cash Bonus Plan Goals

In 2020, we continued the evolution of our annual cash bonus plan for our first full year as a public company by adding weighting to our goals, adding a maximum bonus cap of 200% of target, and adding more structure to the metrics and goals. For 2020, the bonus payable to each NEO was based on our performance during the fiscal year compared to performance targets established at the beginning of 2020 within three equally weighted categories: (i) key financial targets, (ii) strategic and operational priorities, and (iii) Company key performance indicators. The Compensation Committee believed that the chosen measures and weighting were appropriate to balance and incentivize achievement of our profitability and financial goals that are used by investors to evaluate our financial performance while also tying executive pay to key strategic milestones that we believe are critical to our long-term strategy and creating sustained stockholder value in the future. The Compensation Committee did not establish individual performance goals for our NEO’s, although it retained discretion to adjust the bonus payable to each NEO based on individual performance.

The table below summarizes each component of our 2020 annual cash bonus plan and the level of achievement assigned to each component by the Compensation Committee.

2020 Key Financial Targets 1/3rd	Metric	Weighting	Goal	2020 Results	% Achieved	Result	Weighted Payout
	Gross Bookings	25%	$81.4	$57.9	71.1%	Not Met	0%
	Revenue*	25%	$17.5	$11.1	63.7%	Not Met
	Adj. EBITDA	50%	($1.2)	($2.5)	48.5%	Not Met

Strategic & Operations Priorities 1/3rd	Metric	Result	Weighted Payout
	• Hit EBITDA breakeven by Q4 2020	Not Met	45%
	• Maintain or gain category position (“CP”) for Delivery and Mobility globally	Met
	• Constructive M&A (both on the Buy and Sell side)	Significantly Exceeded
	• More Delivery markets with CP at #1 or #2 at end of year	Exceeded
	• Raise third-party funding for non-core (e.g., ATG and Freight)	Significantly Exceeded
	• Implement financial controls enhancements	Met

Company OKRs 1/3rd	Metric	Explanation	Result	Weighted Payout
	• Platform Foundations	Measures growth in active platform users and scaling new verticals	Partially Met	33%
	• Stand for Safety	Measures improvements in motor fatality, assault and sexual assault incident rates, food safety, and perceptions of safety among Drivers and riders	Met
	• Hardcore Efficiency	Measures operational costs as a percentage of Gross Bookings and general and administrative costs as a percentage of Gross Bookings	Exceeded
	• Invest in Driver’s Success	Driver satisfaction and retention, in relation to our efforts to improve overall Driver well-being and the experience of independent work	Exceeded
	• Product Obsession	Measures speed, efficiency, and technical performance of the Uber app	Met
	• Mission & Culture	Measures performance against employee diversity, inclusion, and cultural goals	Partially Met
			2020 Bonus Payout %	78%
*	This metric was initially set as Adjusted Net Revenue, a non-GAAP financial measure. In the fourth quarter of 2020, we changed our accounting policy related to the presentation of excess Driver incentives and no longer present Adjusted Net Revenue. For additional information on this change, please see our Form 8-K filed with the SEC on January 14, 2021.

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Compensation Discussion and Analysis

Key Financial Targets (⅓ Weighting)

We set our sights high when we rolled out the key financial targets for our cash bonus plan for 2020. This was the year we expected to sprint toward profitability, and the Compensation Committee set aggressive Gross Bookings, revenue, and Adjusted EBITDA goals to incentivize management to work to achieve that goal. We established an 85% threshold level of performance for each target in this category. As we ended our first quarter, before we started to feel the effects of COVID-19, our performance was trending positive against these aggressive goals.

The pandemic forced us to refocus our priorities to meet the new financial challenges we faced, to aggressively cut costs and divest some of our bets, and to capitalize on new opportunities that arose in our Delivery business on our path toward profitability. Mobility Gross Bookings, our expected profit driver, hit a low of -80% YoY in April as communities went into lockdown, while our Delivery business Gross Bookings doubled in size as communities complied with local stay at home orders. In response to the challenges arising from COVID-19, in July 2020 we revised our internal Gross Bookings, revenue, and Adjusted EBITDA goals. While we missed the pre-pandemic targets established by our Compensation Committee, we exceeded our adjusted targets as a result of the strength of our Delivery business and key strategic decisions and decisive action taken by our executive officers. These decisive actions included eliminating more than $1 billion in fixed costs and strengthening our balance sheet. Despite this progress, the Compensation Committee chose not to adjust the previously established goals for our cash bonus plan, and none of the executive officers received the portion of their cash bonus that was conditioned on the achievement of the unmet financial targets.

Strategic & Operational Priorities (⅓ Weighting)

For 2020, the Compensation Committee established six key strategic and operational priorities identified and described in the table above, that we believe furthered our long-term strategy. While the key financial targets established by our Compensation Committee were formulaic in nature, the strategic and operational priorities were a mix of quantitative and qualitative goals. No specific weighting was assigned to any of these priorities within each weighted category, and in evaluating performance, the Compensation Committee had flexibility to give greater or less weighting to specific factors within each weighted category. Uber has always been a company that embraces change and flexibility in order to respond to evolving market conditions and opportunities, as well as a company that values and encourages problem-solving and speed. We believe that the balance of quantitative and qualitative goals and Compensation Committee flexibility to assign weights within defined categories contained in the 2020 program established a comprehensive and robust system for the measurement of our NEOs’ performance, while enabling the Company to embrace the pace of change and the importance of innovation and agility in the market in which we operate. We further believe that this structure provided the Compensation Committee with the flexibility it needed to appropriately incentivize our executive officers to make key strategic decisions that were in our best interest, and in the best interest of our stockholders.

Performance against each of the strategic and operational priorities was assessed at the end of the year. In determining the actual bonuses earned, the Compensation Committee assessed our performance relative to the established goal, and also our financial plan, long-term strategic plan, and external expectations. In assessing the level of achievement of the established goals, the Compensation Committee focused in particular upon the following achievements:

Strategic and Operational Priorities:

✗	EBITDA Breakeven. Although our $2.5 billion Adjusted EBITDA loss for 2020 outperformed the internal target set in response to COVID-19 and communicated to our Board in July, our performance did not meet the target established for the plan at the beginning of 2020.
✓	Category Position (“CP”). For the Delivery business, internationally, we gained CP in a number of large markets including the UK, Japan, Canada, and Spain, and a majority of our international Gross Bookings was derived from #1 CP markets and we are #1 in every major region of our Mobility business.
✓	Constructive M&A. Closed or announced 17 acquisition/divestiture transactions. Acquisitions supported Uber’s core markets and business (e.g. Careem, Autocab, Cornershop, and Postmates) and divestitures removed burn from non-core assets and geographies (e.g., Jump, Freight EU, Uber Elevate, Uber’s Advanced Technologies Group, India Eats).
✓	#1 or #2 Delivery Markets. Increased the number of Delivery markets with CP at #1 or #2 at the end of the year.
✓	Third Party Funding. Completed strategic partnership with Aurora Innovation, in which we sold our Advanced Technologies Group business and made a $400 million investment in exchange for a ~26% ownership stake in the combined company. Obtained investment of $500 million in Uber Freight by Greenbriar Equity Group at a $3.3 billion post-money valuation. Extended the maturity date of our $500 million 2023 unsecured notes to 2028 and reduced our cost of financing. Completed $1.0 billion offering of 2025 unsecured notes and inaugural $1.15 billion convertible notes offering at 0% coupon with an $80.84 per share conversion price.
✓	Financial Controls. Implemented financial controls enhancements.

The Compensation Committee determined that no bonus was payable on the basis of the unmet EBITDA breakeven goal and, based on the level of achievement of each of the remaining goals, which the committee weighted equally, and the overachievement of several goals, overall the strategic and operational priority objectives had been achieved at 135% of target and that it was appropriate to award each NEO a payout of 45% (⅓ ✕ 135% = 45%) of the NEO’s target bonus conditioned on the achievement of the strategic and operational priorities.

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Compensation Discussion and Analysis

Company Objectives and Key Results (“OKRs”) (⅓ Weighting)

For 2020, the Compensation Committee established six key OKRs identified and described in the table above that we believe furthered our long-term strategy and that are used by investors to evaluate our financial, environmental, and societal performance. The key performance indicators were a mix of quantitative and qualitative goals. No specific weighting was assigned to any of these priorities within each weighted category, and in evaluating performance, the Compensation Committee had flexibility to give greater or less weighting to specific factors within each weighted category. Performance against each of the key performance indicators was assessed at the end of the year. In determining the actual bonuses earned, the Compensation Committee assessed our performance relative to the established goal, and also our financial plan, long-term strategic plan, and external expectations. In assessing the level of achievement of the established goals, the Compensation Committee focused in particular upon the following achievements:

Company OKRs:

✗/✓	Platform Foundations. While COVID-19 slowed our Mobility business and we missed the business and performance metrics we set at the beginning of 2020, we have seen the true benefit of the power of the diversity of the platform we’ve built as Delivery helped offset the top line impact of the pandemic. We were able to engage our user base as we scaled our Uber Pass, Eats Pass, and Postmates Unlimited membership program to 5 million members and expanded our Uber For Business (“U4B”) product to Delivery, growing Delivery on U4B by a multiple of 30 in 2020.
✓	Stand for Safety. We significantly reduced the rate of sexual assault incidents and reduced the rate of global safety incidents per million trips. There was no change in the motor fatality rate globally. We introduced COVID-19 safety protocols and began measuring Driver and rider perceptions of hygienic safety. Rider perceptions of safety remained flat despite the COVID-19 pandemic, while Driver perceptions of safety saw some softness. Perceptions on Uber promoting hygienic behavior increased for both riders and Drivers over the measurement period.
✓	Hardcore Efficiency. We improved total operating costs as a % of Gross Bookings by 1.6% from 2019, driven by execution on reduction in variable costs and post COVID-19 cost cuts that delivered $1 billion in run-rate fixed cost reduction.
✓	Invest in Driver Success. We developed a financial assistance policy to provide aid to active Drivers diagnosed with COVID-19 or asked to self-isolate by a public health authority. We supported a California state ballot initiative, Proposition 22, approved by voters in November and legislation passed by Parliament in India, protecting the flexibility available to Drivers as independent contractors and providing important additional benefits and protections. We partially met targets related to Driver satisfaction and met our Driver retention target.
✓	Product Obsession. We rolled out technology enhancements and products that enabled us to tap into new markets and business lines, deepen the engagement of our existing users, and re-engage those who had stopped using Uber, including a redesigned Uber Eats app rollout globally for iOS in Q3 and Android in Q4. We deployed safety features into our apps, such as mask authentication technology, and enhanced our earnings data platform for our Drivers with additional features to improve earnings transparency and better assist Drivers in earnings planning.
✗/✓	Mission & Culture. We refocused our priorities to meet the challenges of COVID-19 and established a taskforce to quickly respond to the needs of consumers, Drivers, and employees. We made progress towards our D&I targets and announced 14 commitments on our journey to become an anti-racist company and published our People and Culture Report. In 2020, women at Uber globally earned $1.00 for every $1.00 (total cash) earned by men performing similar job functions. In that same time period in the U.S., in aggregate, employees from underrepresented racial backgrounds earned $1.00 for every $1.00 (total cash) earned by non-underrepresented peers at the same job level.

The Compensation Committee determined that overall the OKRs, which the committee weighted equally, had been achieved at 100% of target, and that it was appropriate to award each NEO a payout of 33% of the NEO’s target bonus on the basis of that performance.

2020 Annual Cash Bonus Payouts

Based on the Compensation Committee’s evaluation of our overall fiscal 2020 performance against the metrics established at the beginning of the 2020 year and as described above, the annual bonus payout for each NEO was as set forth below. Due to the unexpected disruption to our business caused by the COVID-19 pandemic in 2020, the Compensation Committee recognized that each NEO had been called upon to provide strong and unwavering leadership throughout the COVID-19 crisis, making difficult decisions and implementing a variety of measures in response that were designed to limit the negative impact to our business, to create long-term stockholder value, and to protect our employees, Drivers, and the communities that we serve. Although the Committee recognized the exemplary performance of each NEO over the course of a uniquely difficult year, it determined that a unifying message to our management team, that they are united in the success of our Company during an incredibly difficult time, was most appropriate. Therefore the Committee determined that bonuses would be earned based solely on the Committee’s overall assessment of a 78% level of achievement of the Company’s established performance targets, and none of the 2020 bonuses would be adjusted on the basis of individual performance.

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Compensation Discussion and Analysis

Name	Target Incentive	Bonus Payout Percentage	FY20 Incentive Payout
Dara Khosrowshahi	$2,000,000	78%	$1,560,000
Nelson Chai	$ 800,000	78%	$ 624,000
Jill Hazelbaker(1)	$ 625,000	78%	$ 487,500
Tony West	$ 800,000	78%	$ 624,000
Nikki Krishnamurthy	$ 550,000	78%	$ 429,000
Thuan Pham(2)	$ 450,000	0	$ 0
(1)	Ms. Hazelbaker’s target bonus was $500,000 from January 1 through July 31, and increased to $800,000 effective August 1 when she entered into her revised employment agreement. The reported target incentive reflects the resulting pro-rated target bonus.
(2)	Effective May 16, 2020, Mr. Pham terminated his employment with Uber and was not eligible for the 2020 annual cash bonus.

Long-Term Equity Incentives

In 2020 we continued to use equity incentives as a key component of our total compensation package for our NEOs. Consistent with our compensation objectives, we believe this approach allows us to attract and retain the highest level of talented and experienced executive officers, aligns our executive officer incentives with the long-term interests of our company and our stockholders, and focuses our executive officers on achieving our strategic goals and furthering our mission. Early in the year, the Compensation Committee reviews and approves annual equity awards for our NEOs, and awards are granted in March.

In determining the form, size, frequency, and material terms of NEO equity awards, our Compensation Committee customarily considers, among other factors, each executive officer’s role criticality relative to others at our company and the Company’s major strategic initiatives, company and individual performance, the equity awards provided to executive officers in similar roles of our peer companies, any outstanding contractual obligations to award equity to an executive officer, and the determination of our Compensation Committee, Chief Executive Officer, and compensation consultants of the essential need to retain these executive officers.

As discussed in depth under the heading “Say-on-Pay Results and Stockholder Engagement”, we are continuously taking steps to transform our compensation program from the program that was developed when we were a founder-led private company into a program more suitable for a market-leading public company, intended to achieve alignment between our long-term strategic goals and our stockholders’ interests, and grounded in our pay for performance philosophy and our cultural norms. We introduced performance-based equity awards into our compensation program in 2017, when we negotiated Mr. Khosrowshahi’s sign-on equity package. That package included time-based options and performance-based options, RSUs, and PRSUs that were to be awarded to Mr. Khosrowshahi in 2017, 2018, and 2019, and that vested based on a mix of service-based vesting and the achievement of performance milestones. In 2019 and 2020 we expanded the group of executives receiving PRSUs, added metrics measuring D&I and our safety record, and refined some of the technical terms of our PRSU awards.

The following are the outstanding PRSU award cycles as of December 31, 2020, illustrating the step-by-step transformation of our PRSU program. As described below, there are some technical differences between awards granted in the various years, reflecting the evolution of our program, although the 2019 and 2020 awards share “Key Financial Target” metrics set in 2020 and 2021 as described and illustrated under the headings “2020 PRSU Metrics and Weights” and “2021 Long-term Equity Incentives”.

Grant Year	Participating NEOs	Performance Period	Performance Metrics
2018	Mr. Khosrowshahi	2018-2020	• Revenue Growth (⅓) • Safety Improvement (⅓) • Completion of IPO (⅓) • 100% vesting upon achievement of an equity valuation of $120 billion over a 90-day trading period
2019	Mr. Khosrowshahi Mr. West Ms. Krishnamurthy	2019-2021	• Annual Key Financial Targets (25% for each of 2019, 2020, 2021) o Gross Bookings o Mobility & Delivery Segment Adj. EBITDA* o Adjusted EBITDA • D&I (25%)
2020	Mr. Khosrowshahi Mr. West Ms. Krishnamurthy	2020-2022	• Annual Key Financial Targets (25% for each of 2020, 2021, 2022) o Gross Bookings o Mobility & Delivery Segment Adj. EBITDA o Adjusted EBITDA • D&I (12.5%) • Safety Improvement (12.5%)

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Compensation Discussion and Analysis

*	This metric was previously named Core Platform Contribution. In the third quarter of 2019, we changed the presentation of our reportable segments and separated our Mobility (formerly called “Rides”) and Delivery (formerly called “Eats”) segments and renamed “Contribution” to “Segment Adjusted EBITDA”. The previously reported Core Platform Contribution equals the sum of the Adjusted EBITDA results of the separate Mobility and Delivery segments.

Information regarding prior years’ stock option grants to Messrs. Khosrowshahi, Chai, and West, and Ms. Krishnamurthy containing performance based vesting conditions is contained in the table “Outstanding Equity Awards as of December 31, 2020”.

RSUs

Time-based RSUs are granted to NEOs to incentivize executives to build value in the Company over time and align equity ownership with our stockholders, while also providing value to our NEOs even during periods of market volatility. Our RSUs typically vest over four years.

PRSUs

Performance-based RSUs are granted to certain NEOs to drive the achievement of key financial, operational, and strategic objectives, which aligns the interests of our executives and stockholders. PRSUs vest based on the achievement of specified targets at the end of the three-year performance period. Recipients can only earn up to the target amount (i.e., 0-100%), although awards granted in 2020 allow for achievement in each performance category in excess of 100%, provided the overall level of achievement does not exceed 100% at the end of the 3-year performance period.

Stock Option Grants

Stock options were granted in prior years to certain executive officers to align their interests with those of our stockholders and as an incentive to join or remain with us. We did not grant any stock options in 2020 as our compensation program has evolved to focus on RSUs and PRSUs. The Compensation Committee gradually made that change for a number of reasons, including reducing the dilutive effect of the incentive equity awards made to management, making our equity compensation practices competitive with our peer group, and providing additional retention incentives. We may choose to grant stock options in future years as compensation trends continue to evolve, and as necessary to attract and retain our executive officers.

2020 Equity Awards

In 2020, our Compensation Committee granted a combination of RSUs and PRSUs to our NEOs. Our PRSU awards to Messrs. Khosrowshahi and West and Ms. Krishnamurthy are subject to the structure described above and vest at the end of a three-year period. Our RSUs granted in 2020 to our NEOs other than Messrs. Khosrowshahi and Chai vest over four years, with the first tranche vesting after one year, and monthly thereafter. RSUs granted in 2020 to Mr. Khosrowshahi vest 25% per year over four years, providing additional retentive value through annual cliff vesting. RSUs granted in 2020 to Mr. Chai vest over two years, with one-third vesting after one year and the remaining two-thirds vesting after two years. Our Compensation Committee determined that this vesting schedule was appropriate to retain Mr. Chai, who is critical to our path to profitability and had not received an equity grant since he was hired in 2018.

In 2020, in addition to annual RSU and PRSU awards, our Compensation Committee determined that one-time grants were appropriate to ensure retention of and provide additional incentives for Mr. West and Ms. Hazelbaker, who the Committee determined were critical to the success of major legal and regulatory strategic initiatives poised to reach, and that did reach, inflection points in 2020. We believe the initiatives that Mr. West and Ms. Hazelbaker contributed so significantly to are critical to our long-term financial success and the creation of stockholder value, including the status of Drivers as independent contractors and regaining our license to operate in London, Uber’s largest European market and one of our top 5 cities worldwide based on Gross Bookings. At the same time, our competitors, many of whose businesses and stock prices were less impacted by the global COVID-19 pandemic, were aggressively trying to attract our executive talent. For these reasons, to ensure the stability of our executive leadership team and their focus on our strategic initiatives during a critical period in our Company’s history, in July 2020 the Compensation Committee awarded one-time retention RSU awards to Mr. West and Ms. Hazelbaker.

The total equity grants awarded to our NEOs in 2020 consisted of the following:

Name	Annual RSUs	Annual PRSUs(1)	One-time Retention RSUs	Total Equity
Dara Khosrowshahi	$ 6,250,000	$6,250,000	—	$12,500,000
Nelson Chai	$ 9,912,000	—	—	$ 9,912,000
Jill Hazelbaker	$ 4,500,000	—	$7,500,000	$12,000,000
Tony West	$ 3,333,333	$ 1,666,667	$7,500,000	$12,500,000
Nikki Krishnamurthy	$ 3,333,333	$ 1,666,667	—	$ 5,000,000
(1)	The PRSUs vest in full following the end of the three-year performance period, with the number of shares earned determined based on performance against established goals, certain of which are set for each year in the three-year period.

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Compensation Discussion and Analysis

The dollar amounts listed in the table above for fiscal year 2020 PRSUs will not match the amounts in the Stock Awards column of the Summary Compensation Table or the Grants of Plan-Based Awards table for Messrs. Khosrowshahi and West and Ms. Krishnamurthy. Because the accounting grant date of a PRSU occurs when the performance targets are approved and the terms of the grant become certain, and the key financial targets under our PRSUs are established annually, stock awards listed in the Summary Compensation Table and Grants of Plan Based Awards Table include portions of current and prior year performance-based equity awards, as described in more detail in note two to the Summary Compensation Table. In addition, the dollar amounts listed in the table above for 2020 RSUs will not match the amounts in the Stock Awards column of the Summary Compensation Table or the Grants of Plan-Based Awards Table because the number of shares subject to an award is determined based on the thirty day average stock price for the month immediately preceding the month of grant, whereas the grant date fair value reported in those tables is based on the stock price on the grant date.

2020 PRSU Metrics and Weights

The Compensation Committee approved the design illustrated below for our 2020 PRSUs and the key financial targets for our 2019 PRSUs. The key financial targets for fiscal year 2020 illustrated below were used to establish performance goals for (i) year 2 of the 2019 PRSUs, and (ii) year 1 of the 2020 PRSUs.

75% of our 2019 and 2020 PRSU awards are based on key financial targets designed to incentivize our NEOs to achieve results on key metrics used by management in its financial and operational decision-making and by our institutional investors and the analyst community in evaluating the health of our business, and our potential to achieve profitability and long-term financial success. These financial targets are established at the beginning of each year in the 3-year performance cycle of the award based on Board-approved financial plans and up-to-date market conditions. We believe this design is appropriate given the difficulty in forecasting multi-year financial performance in light of our recent transition to being a publicly traded company operating in an extremely dynamic set of competitive markets, and it allows the company to maintain flexibility in the evolving industry in which we operate.

In addition to key financial targets, we established D&I and safety goals for our 2020 PRSUs because we believe these goals are key to our strategic initiatives and growth.

•	D&I. Diversity is one of our greatest priorities, from our corporate officers to Drivers who use our platform across the globe. The D&I key performance indicators we established consisted of growing the percentage of women at Uber’s manager level and above to 35% and growing the percentage of U.S. underrepresented minority employees at the senior analyst level and above to 14%, as further detailed in our 2020 People and Culture Report.
•	Safety Improvement. We strive to be the safest and most trusted choice for the movement of people and things. Our goal is to continually raise the bar on safety, and we have made significant investments in safety technology and transparency related to safety incident rates. As a result, we determined that the achievement of certain safety goals, including reductions in U.S. motor vehicle fatalities and critical sexual assaults, was an appropriate addition to the 2020 PRSUs. These metrics are further defined in our US Safety Report.

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PRSU 2020 Key Financial Target Results

For the 2019 and 2020 PRSUs held by Messrs. Khosrowshahi and West and Ms. Krishnamurthy, we set aggressive 2020 key financial targets. Although we exceeded internal adjusted targets established in July by the management team together with the Board, the Compensation Committee chose not to adjust the originally established 2020 goals for our 2019 and 2020 PRSU awards. Based on the level of achievement identified below, none of the fiscal 2020 portion of the FY19-FY21 award becomes eligible to vest following the three-year performance period and that portion (25% of the FY19-FY21 award) is forfeited. For the FY20-FY22 awards, reflecting a change to the design of our PRSUs, no shares are forfeited until the completion of the 3-year performance cycle, at which time not more than 100% of the shares will vest.

2020 Key Financial Targets	Weighting	Goal	2020 Results	% Achieved
Gross Bookings	8.33%	$81.4B	$57.9B	0%
Mobility & Delivery Segment Adj. EBITDA	8.33%	$2.8B	$296M	0%
Adjusted EBITDA	8.33%	($1.2B)	($2.5B)	0%

FY19-FY21 Award	% of PRSUs Aligned to 2020 Key Financial Targets	# of PRSUs Aligned to 2020 Key Financial Targets	# of PRSUs Eligible to Vest in 2021	# of PRSUs Forfeited
Dara Khosrowshahi	25%	36,747	0	36,747
Tony West	25%	7,349	0	7,349
Nikki Krishnamurthy	25%	8,819	0	8,819

Payout of Mr. Khosrowshahi’s 2018 PRSUs

Final payout of the 2018 PRSUs awarded to Mr. Khosrowshahi, which vest on March 21, 2021, is set forth below. Results disclosed below reflect significant improvement in our safety record over the baseline year of 2017. As we ended the first quarter of 2020, our performance was trending positive against the revenue growth goal. However, the impact of the decline in Mobility revenue that resulted from the COVID-19 pandemic made achievement of this goal virtually impossible. Nevertheless, the Compensation Committee chose not to adjust the previously established revenue goal. In addition, 100% of the 2018 PRSUs were to vest on an accelerated basis upon our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $120 billion, based on the average closing price of our common stock during such period; however, that equity valuation metric was also not met.

2018-2020 Performance Measure	Weighting	Goal	Results	% Achieved	# of PRSUs Eligible to Vest	# of PRSUs Forfeited	Total Overall Payout
Revenue Growth(1)	33.33%	30%	15.6%	0%	0	61,912	66.67%
Safety Improvement(2)	33.33%	15%	35%	100%	61,912	0
Complete IPO Prior to 12/31/20	33.33%	IPO	Achieved	100%	61,911	0
(1)	“Revenue Growth” means the Company’s compound annual growth rate through December 31, 2020, over the baseline year of 2017.
(2)	“Safety Improvement” means weighted reduction in the Company’s safety incident rates over the baseline year of 2017, as measured by reductions in U.S. motor vehicle fatalities and critical interpersonal conflict rates (which includes critical sexual assaults and critical physical assaults). 50% of the shares subject to the safety improvement goal were to vest upon the achievement of at least a 10% weighted safety improvement rate, and none of the shares were to have vested at a weighted safety improvement rate of less than 10%. These metrics are further defined in our US Safety Report.

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Compensation Discussion and Analysis

Other Benefits

Employment Agreements and Post-Employment Compensation. We understand that it is possible that we may be involved in a transaction or business change or reorganization, including a change in control, that could result in the departure of some of our executive officers. To encourage our executive officers to continue normal business operations, remain dedicated to innovating and exploring potential business combinations that may not be in their personal best interests, and maintain a balanced perspective in making overall business decisions during potentially uncertain periods, we adopted our Executive Severance Plan, as described and quantified under the heading “Potential Payments Upon Termination or Change in Control”. We believe our Executive Severance Plan supports our executive officers in making “big bold bets” on transactions that maximize stockholder value, even though they may result in the termination of an executive officer’s employment. We believe the size and terms of these benefits appropriately balance the costs and benefits to our stockholders. We also believe these benefits are consistent with the benefits offered by companies with whom we compete for talent, and accordingly allow us to recruit and retain the highest level of talented and experienced executive officers.

The employment agreements we have entered into with each NEO also serve as participation agreements for our Executive Severance Plan. Each employment agreement generally has no specific term and provides for at-will employment. The employment agreements also set forth each NEO’s initial base salary, eligibility for an annual cash incentive opportunity, certain employee benefits, the terms of certain equity grants, and certain grandfathered severance commitments, as described and quantified under the heading “Potential Payments Upon Termination or Change in Control”.

Security. Because of the high visibility of our company, our Board of Directors has authorized a security program for the protection of our most senior executives based on ongoing assessments of risk, and actual and credible threats made against our executive officers. We require these security measures for our benefit because of the importance of these executives to Uber, and we believe the costs of our security program are necessary and appropriate business expenses since they arise from the nature of the executives’ employment at Uber. Our Board regularly evaluates and approves the cost and components of our security program, based on comparative data regarding the cost and scope of security programs established by companies in the San Francisco Bay Area both within and outside of our peer group and professional assessments of safety threats made against our executive officers. Since the implementation of our overall security program, each of these assessments has identified actual and credible threats to Mr. Khosrowshahi’s safety as a result of the high-profile nature of being our CEO.

Our security program consists of business-related and personal security services, including certified protection officers, and secure meeting spaces and lodging for our executive officers, and the charter aircraft travel described below, as our security team deems necessary and appropriate. In addition, we provide residential security and commuting and other personal transportation services to Mr. Khosrowshahi as our CEO. In 2020 we provided residential security staff, technology equipment, and services to Mr. Khosrowshahi at his home that were intended to duplicate, as best as possible, those services that would have been provided to him at our corporate headquarters, in order to make his home secure and functional as his primary workplace, to comply with local stay at home orders in effect as a result of the COVID-19 pandemic, and based on our assessment of the credibility of threats that were made against Mr. Khosrowshahi.

In connection with our efforts to achieve profitability and in response to stockholder feedback regarding expenditures on executive perquisites, in 2020 we restructured our security program and reduced and streamlined our security department staffing, which we expect to result in approximately $1.1 million in annual cost savings.

Although we view the security services provided to certain of our NEOs as necessary and appropriate business expenses, and none of the security related services we provide constitute taxable income for our NEOs, we reported the aggregate incremental cost of certain of these services in the “All Other Compensation” column of the Summary Compensation Table.

Air Travel. In order to provide a more secure air traveling environment, we entered into a charter aircraft subscription arrangement for business purposes, for certain executive travel. In connection with our efforts to achieve profitability and reduce our fixed costs, in January 2020 we conducted an RFP and entered into a new corporate aircraft subscription arrangement to reduce monthly costs and better reflect our expected business usage of charter aircraft services. In addition, we updated our air transportation program to provide that our NEOs may utilize the charter aircraft subscription arrangement for business purposes and limited personal travel, subject to availability, provided that for personal travel they directly pay or reimburse us for the aggregate incremental cost of the flight. In response to the slowdown in air travel that occurred in response to the pandemic, in July 2020 we renegotiated this new arrangement in order to move from an allotted hours subscription model to an on-demand use arrangement that also enabled us to further reduce costs and use previously purchased banked hours through a negotiated expiration date.

Because the corporate aircraft subscription was entered into and intended to be used primarily for business travel, the incremental cost charged to our executive officers for personal use includes, when applicable, the following costs: fuel, landing/parking fees, crew fees and expenses, custom fees, flight services/charts, variable maintenance costs, inspections, catering, aircraft supplies, telephone and wi-fi usage, trip-related hangar rent and parking costs, plane repositioning costs, pet fees and other miscellaneous expenses. We do not seek reimbursement of costs such as management fees, lease or subscription payments, banked hours, crew salaries, maintenance costs not related to trips, training, home hangaring, general taxes and insurance, and services support, as these costs are incurred for business purposes. Guests and family members are

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permitted to ride on the charter aircraft for personal travel or when the aircraft is already going to a specific destination for a business purpose, subject to reimbursement for any incremental costs.

Relocation Assistance. We believe that the best ideas can come from anywhere. To enable us to attract the highest level of talented and experienced executive officers, certain of our executive officers are eligible to receive or have received relocation assistance when necessary or appropriate, including travel, commuting, and temporary housing costs and reimbursement of moving costs. We also generally offer a tax gross-up to employees, including our executive officers, for these payments. Relocation expenses incurred in 2020 are reported in the 2020 Summary Compensation Table below.

Employee Benefits. We provide health, dental, vision, life, and disability insurance benefits to our executive officers, on the same terms and conditions as provided to all other eligible U.S. employees. Our executive officers may also participate in our broad-based 401(k) plan, which currently does not include a company match or discretionary contribution. We believe these benefits are consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining the highest level of talented and experienced executive officers.

Other Compensation Matters

Diversity and Inclusion and Internal Pay Equity

The Compensation Committee recognizes the strategic importance of a workforce that celebrates, supports, and invests in equality, diversity, and inclusion. Accordingly, the Compensation Committee considers company-wide internal pay equity and diversity, among other factors, when making compensation decisions and includes diversity metrics in the annual cash bonus program for and PRSUs awarded to our NEOs. We have made 14 commitments towards eliminating racism from our platform, building equitable products with our technology, and doubling down on equity and belonging both internally and in the communities we serve. Those commitments include:

Pay equity, full stop. Three years ago, we analyzed our salary data and made adjustments to achieve pay equity on the basis of race and gender. We will continue to focus on maintaining this important measure of pay equity going forward. In 2020, women at Uber globally earned $1.00 for every $1.00 (total cash) earned by men performing similar job functions. In that same time period in the U.S., in aggregate, employees from underrepresented racial backgrounds earned $1.00 for every $1.00 (total cash) earned by non-underrepresented peers at the same job level.

Double Black representation in leadership. We plan to double Black representation in leadership by 2025 through pipeline development and hiring. We define leadership as those with Director titles and above, representing the 5 most senior levels at Uber.

Double the talent pipeline. We want to create pathways for Drivers and Uber customer support staff, many of whom are people of color, to advance their careers. We’ll aim to double the pipeline of people who want to pursue corporate or other opportunities with Uber by 2025.

While we have made progress in places like pay equity, increasing diversity among leadership and growing the global population of women in tech, we still have work to do. We will continue to analyze pay equity and diversity among leadership regularly and enhance our programs in order to achieve the goals set forth above.

Compensation Risk Assessment

As part of our annual compensation-related risk review, we conducted an analysis to determine whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company in light of our overall business, strategy, and objectives. Management, in concert with the Compensation Committee, reviews and evaluates both cash and equity incentive plans across executive and non-executive employee populations, as well as other compensation-related policies to which our employees are subject.

The process of our assessment is two-pronged and evaluates both (i) material enterprise risks related to our business that may be exacerbated by compensation policies and practices and (ii) the potential risks arising from attributes in our compensation practices, performance criteria, payout curves and leverage, pay mix, and verification of performance results.

After reviewing the results of the analysis, the Compensation Committee and management believe our current compensation policies and practices (i) balance an appropriate risk and reward profile in relation to our overall business strategy and (ii) do not encourage our employees, including our executive officers, to take excessive or inappropriate risks that would have a material adverse effect on the Company.

Stock Ownership Guidelines

In order to align our directors’ and executive officers’ interests with those of our stockholders, we adopted stock ownership guidelines that became effective upon the closing of our IPO. Within three years of becoming subject to the guidelines, our non-employee directors are expected to hold Uber stock valued at ten times their annual cash retainer. Within five years of becoming subject to the guidelines, our executive officers are expected to hold Uber stock valued at a multiple of three times (ten times for our CEO) their annual base salaries as of the applicable measurement date.

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Compensation Discussion and Analysis

In response to stockholder feedback received during our stockholder outreach efforts regarding executive accountability and further alignment of the interests of our executive officers with those of our stockholders, in 2020, we amended the guidelines to add a stock retention requirement during the phase-in period of our existing stock ownership guidelines. The retention guidelines provide that any executive officer who does not satisfy the stock ownership guidelines as of an annual measurement date must thereafter retain 50% of all vested shares acquired by the executive officer pursuant to any equity award (net of shares sold or withheld to pay the applicable exercise price and/or taxes) until such time as the executive officer satisfies the stock ownership guidelines. Satisfaction of this requirement is measured as of any subsequent date on which the executive officer wishes to dispose of the acquired shares.

Prohibition on Hedging and Pledging Shares

Our insider trading policy provides that Company employees and directors may not engage in derivative transactions involving the Company’s securities. Our insider trading policy further prohibits Company employees and directors from hedging or lending Company securities in any transaction, including by entering into any short sales, swaps, options, puts, calls, forward contracts, or any other similar derivatives transaction. Finally, we do not let our directors or employees pledge their securities for margin loans or any other speculative transactions.

Clawback Policy

In response to stockholder feedback received during our stockholder outreach efforts as well as evolving governance best practices, in 2020, we amended the terms of our Clawback Policy to expand its scope and coverage. Under the expanded terms our board of directors may seek to recover equity compensation awarded after March 28, 2019 and cash severance and incentive-based compensation awarded after October 26, 2020 from an executive officer in connection with a material breach by such executive officer of restrictive covenants in agreements between us and the officer, accounting restatements as a result of material non-compliance with any financial reporting requirement, or as a result of the officer’s misconduct that harms the business or reputation of the company. Prior to the amendment, our clawback policy covered our named executive officers, applied only to equity compensation, and was not triggered by general misconduct unrelated to any non-compliance with any financial reporting requirement.

Tax and Accounting Considerations

Deductibility of executive compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) denies a publicly- traded corporation a federal income tax deduction for remuneration in excess of $1 million per year per person paid to executives designated in Section 162(m) of the Code, including, its chief executive officer, chief financial officer, the next three most highly compensated executive officers included in the Summary Compensation Table of our proxy statement, and certain former executive officers. The regulations under Section 162(m) provide us, as a newer publicly traded company, transition relief from the $1 million deduction limitation for compensation paid pursuant to plans or agreements that existed during the period prior to our IPO. That exemption may be relied upon until the earliest to occur of (i) the expiration or material modification of the plan or agreement, (ii) the issuance of all of our stock that has been allocated under the applicable plan, and (iii) our first stockholders meeting at which directors are elected in the year 2023. As a result, all compensation in excess of $1 million paid to each covered executive will not be deductible unless the compensation qualifies for the IPO transition relief. Because of the ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, including the scope of the IPO transition relief, no assurance can be given that compensation intended to satisfy the transition relief from the Section 162(m) deduction limit will, in fact, satisfy the exception.

Although our Compensation Committee is mindful of the benefits of tax deductibility when determining executive compensation, the Committee is also mindful that the company has net operating loss carryforwards that will defer the impact of any deductions that the company might lose under Section 162(m) for one or more carryforward years, and believes that we should not be constrained by the requirements of Section 162(m) where those requirements would impair our flexibility in attracting and retaining the highest level of talented and experienced executive officers and in compensating our executive officers in a manner that best promotes our mission and strategic objectives.

Taxation of “parachute” payments and deferred compensation. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director, or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code. We have not agreed to provide our executive officers, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 4999 or Section 409A of the Code.

Accounting treatment. The accounting impact of our executive compensation program is one of many factors that are considered in determining the size and structure of our executive compensation program, so that we can ensure that it is reasonable and in the best interests of our stockholders.

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Compensation Committee Interlocks and Insider Participation

None of the directors who are currently or who were members of our Compensation Committee during 2020, are either currently, or have been at any time, one of our officers or employees. None of our executive officers currently serves, or served during 2020, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee. See the section titled “Certain Relationships and Related Person Transactions” for information about related party transactions involving members of our Compensation Committee or their affiliates.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on its review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s 2020 Annual Report on Form 10-K.

The Compensation Committee
David Trujillo (Chair)
Wan Ling Martello
Ronald Sugar
Robert Eckert

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship between the annual total compensation of our median employee and the annual total compensation of our CEO.

When determining our median compensated employee, we included annual base salary, target bonus, and target equity levels for our global employee population of approximately 19,000 employees, of which 99% are full-time and 1% are interns and other fixed term employees, other than our CEO, as of November 1, 2020 (the “Determination Date”) in 63 countries. As permitted by SEC rules, we excluded approximately 2,720 employees who became Uber employees in fiscal 2020 as a result of the Careem and Postmates acquisitions closing in January and December, 2020, respectively, as their 2020 compensation does not yet reflect Uber’s compensation philosophy. For purposes of this disclosure, we converted employee compensation from local currency to U.S. dollars using the exchange rate on the Determination Date.

For fiscal 2020, the annual total compensation for the median employee of Uber (other than our CEO) was $99,382, and the annual total compensation of our CEO was $12,246,078. Based on this information, for fiscal year 2020, we estimate that the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 123 to 1.

The pay ratio described above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee permit companies to use a wide range of methodologies, assumptions and exclusions. As a result, it may not necessarily be meaningful to compare pay ratios reported by other companies.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the company used the foregoing pay ratio measure in making compensation decisions. Information about the Compensation Committee’s policies related to achieving internal pay equity are discussed under the heading “Diversity and Inclusion and Internal Pay Equity” in our CD&A.

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Compensation Discussion and Analysis

Compensation Tables

Summary Compensation Table

Name	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)		All Other Compensation ($)		Total ($)
Dara Khosrowshahi
Chief Executive Officer & Director	2020	$336,598	(3)	$0	$9,500,772		$0	$1,560,000		$848,707	(4)	$12,246,078
	2019	$1,000,000		$2,000,000	$37,434,334	(5)	$0	$0		$1,993,899		$42,428,233
	2018	$1,000,000		$2,000,000	$40,133,692	(5)(6)	$0	$0		$2,197,010		$45,330,702
Nelson Chai
Chief Financial Officer	2020	$800,000		$0	$9,912,000		$0	$624,000		$303,513	(7)	$11,639,513
	2019	$800,000		$1,200,000	$0	(8)	$0	$0		$484,796		$2,484,796
	2018	$250,000		$429,589	$17,763,517		$9,225,000	$0		$285,824		$27,953,930
Jill Hazelbaker
SVP, Marketing and Public Affairs	2020	$1,208,333	(9)	$0	$10,915,996		$0	$487,500	(9)	$0		$12,611,830
	2019	$1,500,002		$1,000,000	$8,002,285		$0	$0		$0		$10,502,287

Tony West
SVP, Chief Legal Officer and Corporate Secretary	2020	$800,000		$0	$10,871,390		$0	$624,000		$0		$12,295,390

Nikki Krishnamurthy
SVP & Chief People Officer	2020	$541,667		$0	$3,968,108		$0	$429,000		$236,673	(10)	$5,175,448
	2019	$500,000		$1,000,000	$2,381,220		$0	$0		$302,062		$4,183,282
	2018	$125,000		$252,055	$5,573,222		$3,658,000	$0		$74,177		$9,682,454
Thuan Pham(11)
Former Chief Technology Officer	2020	$208,333		$0	$5,283,923		$0	$0		$0		$5,492,257
	2019	$492,667		$562,500	$8,499,961		$0	$0		$0		$9,554,127
	2018	$416,667		$825,000	$7,499,979		$3,930,000	$0		$0		$12,671,646
(1)	Because our 2020 annual cash bonus plan provides more specificity and less discretion regarding the calculation of the level of achievement of the performance metrics than in prior years, payments made pursuant to the 2020 Plan have been reported in the Non-Equity Incentive Plan Compensation column instead of the Bonus column.
(2)	Except as described in Notes 5 and 6, the reported amounts reflect the grant date fair value of RSUs calculated in accordance with FASB ASC Topic 718. Because the grant date for a performance-based award occurs for accounting purposes when performance targets are approved, and our 2019 and 2020 PRSU awards contain performance targets that we approved in 2020, PRSU award values in this column include (i) for 2019, 25% of the total 2019 PRSUs (i.e., representing the 2020 targets approved for Gross Bookings, Mobility & Delivery Segment Adj. EBITDA, and Adjusted EBITDA), and (ii) for 2020, 50% of the total 2020 PRSUs (i.e., 25% representing the 2020 targets approved for Gross Bookings, Mobility & Delivery Segment Adj. EBITDA, and Adjusted EBITDA, and 25% representing the D&I and Safety goals approved for 2020-2022). For more information regarding the assumptions we used to calculate the grant date fair values for RSUs and PRSUs, see the heading “Stock Based Compensation Expense” in Note 11 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020.
(3)	Mr. Khosrowshahi waived his base salary (less the portion needed to fund his health and welfare benefit program elections) for the period beginning on May 1, 2020 and ending on December 31, 2020.
(4)	Includes a premium for long-term disability insurance, and costs incurred for Mr. Khosrowshahi’s security and personal safety. Security and personal safety costs include $372,186 for the aggregate incremental costs we incurred related to personal transportation services, including vehicles and drivers and certified protection officers, $122,759 in technology and other equipment upgrades provided to Mr. Khosrowshahi at his home, and an executive protection specialist assigned solely to Mr. Khosrowshahi’s home, in order to make his home secure and functional as his primary workplace to comply with local stay at home orders in effect as a result of the Covid-19 pandemic, and $353,604 in aggregate incremental costs of protective intelligence services. In reporting the aggregate incremental cost for personal transportation services and protective intelligence services, we reported costs billed by third parties related to personal transportation services, personal use of certified protection officers, and personal use of protective intelligence services used by Mr. Khosrowshahi. We did not report driver, security or protective intelligence staff salaries, vehicle lease or rental fees, vehicle registration or insurance costs, or other similar costs because we already incur those costs for business purposes.

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(5)	In accordance with FASB ASC Topic 718, and based on the terms of Mr. Khosrowshahi’s employment agreement dated August 30, 2017, the accounting grant date of Mr. Khosrowshahi’s sign-on RSU award was August 30, 2017. In order to reflect the economic value received by Mr. Khosrowshahi when the number of his sign-on RSUs were determined and the RSUs were legally granted (July 31, 2018 and July 22, 2019), the amounts reported for these RSUs in 2018 and 2019 of $27,499,963 and $27,512,554, respectively, were based on the fair value of the RSUs on the legal grant date. Such grants are identified in the “Outstanding Equity Awards as of December 31, 2020” table below.
(6)	Mr. Khosrowshahi’s employment agreement dated August 30, 2017 provided for an initial RSU award of which 50% vests annually over four years and 50% vests upon the achievement of certain performance milestones that were approved on May 8, 2018. Pursuant to FASB ASC Topic 718, the accounting grant date of the 50% service vested portion of the award was August 30, 2017, and the accounting grant date of the performance-based portion was May 8, 2018, when the performance targets were approved. In order to reflect the economic value received by Mr. Khosrowshahi when his sign-on RSU award was legally granted (May 8, 2018), the full award value is reported in this table in 2018. The amount reported for this RSU award of $12,633,728 is based on the fair value of the RSUs on the legal grant date. Such grant is identified in the “Outstanding Equity Awards as of December 31, 2020” table below.
(7)	Includes reimbursements for temporary housing costs and commuting expenses in the amount of $100,160, plus a related tax gross-up payment of $79,903. Also includes $123,450 in personal security expenses.
(8)	Consistent with the terms of Mr. Chai’s employment agreement, he did not receive an equity award in 2019.
(9)	Ms. Hazelbaker’s target bonus was increased from $500,000 to $800,000 effective August 1, when she entered into her revised employment agreement and agreed to reduce her base salary from $1,500,000 to $800,000.
(10)	Includes reimbursements for relocation expenses, temporary housing costs, and commuting expenses in the amount of $117,417, plus a related tax gross-up payment of $119,256.
(11)	Mr. Pham resigned effective May 16, 2020.

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Compensation Discussion and Analysis

Grants of Plan-Based Awards Table

The following table shows all plan-based awards granted to our NEOs during 2020. The equity awards granted during 2020 identified in the table below are also reported in “—Outstanding Equity Awards as of December 31, 2020.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name and Grant Type	Grant Date(1)	Approval Date	Target ($)(2)	Maximum ($)	Threshold (#)	Target (#)
Dara Khosrowshahi
2020 Annual Cash Incentive	—	2/28/2020	$2,000,000	$4,000,000	—	—	—	—
2020 Annual RSUs	2/28/2020	—			—	—	162,506	$5,504,078
2020 Annual PRSUs	2/28/2020	—			20,313	81,254	—	$2,752,073
2019 Annual PRSUs	2/28/2020	4/14/2019			12,249	36,747	—	$1,244,621
Nelson Chai
2020 Annual Cash Incentive	—	2/28/2020	$800,000	$1,600,000	—	—	—	—
2020 Annual RSUs	3/3/2020	—			—	—	300,000	$9,912,000
Jill Hazelbaker
2020 Annual Cash Incentive	—	2/28/2020	$625,000	$1,250,000	—	—	—	—
2020 Annual RSUs	2/28/2020	—			—	—	117,004	$3,962,925
2020 One-time RSUs	7/29/2020	—			—	—	224,148	$6,953,071
Tony West
2020 Annual Cash Incentive	—	2/28/2020	$800,000	$1,600,000	—	—	—	—
2020 Annual RSUs	2/28/2020	—	—		—	—	86,670	$2,935,513
2020 Annual PRSUs	2/28/2020	—	—		5,417	21,668	—	$733,895
2019 Annual PRSUs	2/28/2020	4/14/2019	—		2,450	7,349	—	$248,911
2020 One-time RSUs	7/29/2020	—	—		—	—	224,148	$6,953,071
Nikki Krishnamurthy
2020 Annual Cash Incentive	—	2/28/2020	$550,000	$1,100,000	—	—	—	—
2020 Annual RSUs	2/28/2020	—	—		—	—	86,670	$2,935,513
2020 Annual PRSUs	2/28/2020	—	—		5,417	21,668	—	$733,895
2019 Annual PRSUs	2/28/2020	4/14/2019	—		2,940	8,819	—	$298,700
Thuan Pham
2020 Annual Cash Incentive	—	2/28/2020	$450,000	$900,000	—	—	—	—
	2/28/2020		—		—	—	156,006	$5,283,923
(1)	The vesting schedule applicable to each award is set forth in the “—Outstanding Equity Awards as of December 31, 2020” table.
(2)	There is no overall threshold level of performance applicable to our 2020 executive annual cash bonus plan. The Gross Bookings, revenue, and Adjusted EBITDA goals of our 2020 executive annual cash bonus plan were each subject to an 85% performance threshold level of performance.
(3)	Except where indicated, there are no threshold levels applicable to our equity incentive plan awards listed in this table, and none of our equity incentive plan awards contain maximum levels.
(4)	The reported amounts reflect the grant date fair value of shares underlying stock awards and stock options, calculated in accordance with FASB ASC Topic 718. Because the grant date for a performance-based award occurs for accounting purposes when performance targets are approved, and our 2020 PRSU awards contain performance targets that are approved at the beginning of our 2020, 2021, and 2022 fiscal years based on up-to-date market conditions, for those awards the values in this table include the following for 2020: 50% of the total 2020 PRSUs (i.e., 25% representing the 2020 targets approved for Gross Bookings, Mobility & Delivery Segment EBITDA, and Adjusted EBITDA, and 25% representing the D&I and Safety goals approved for 2020-2022).

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Outstanding Equity Awards as of December 31, 2020

The following table presents information regarding outstanding equity awards held by our NEOs as of December 31, 2020.

		Option Awards								Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Dara Khosrowshahi	9/5/2017	450,000	300,000	(2)	1,750,000	(3)	$33.65	(4)	9/4/2024	—		—	—		—
	5/8/2018	—	—		—		—		—	92,868	(5)	$4,736,268	185,735	(6)	$9,472,485
	4/14/2019	—	—		—		—		—	110,242	(7)	$5,622,342	104,519	(8)	$5,330,469
	2/28/2020	—	—		—		—		—	162,506	(9)	$8,287,806	81,254	(10)	$4,143,954
Nelson Chai	9/10/2018	—	—		500,000	(11)	$40.60		9/9/2028	107,758	(12)	$5,495,658	246,305	(13)	$12,561,555
	3/3/2020	—	—		—		—		—	300,000	(14)	$15,300,000	—		—
Jill Hazelbaker	5/4/2017	—	—		—		—		—	5,126	(13)	$261,426	—		—
	3/21/2018	—	—		—		—		—	23,217	(12)	$1,184,067	—		—
	3/1/2019	—	—		—		—		—	39,687	(12)	$2,024,037	—		—
	8/1/2019	—	—		—		—		—	88,734	(15)	$4,525,434	—		—
	3/2/2020	—	—		—		—		—	117,004	(16)	$5,967,204	—		—
	7/29/2020	—	—		—		—		—	200,799	(12)	$10,240,749	—		—
Tony West	11/30/2017	—	—		—		—		—	88,035	(12)	$4,489,785	—
	3/21/2018	—	—		300,000	(17)	$33.65		3/20/2028	—		—	—		—
	3/1/2019	—	—		—		—		—	29,397	(18)	$1,499,247	—		—
	4/14/2019	—	—		—		—		—	—		—	20,903	(8)	$1,066,053
	2/28/2020	—	—		—		—		—	86,670	(16)	$4,420,170	21,668	(10)	$1,105,068
	7/29/2020	—	—		—		—		—	224,148	(19)	$11,431,548	—		—
Nikki Krishnamurthy	10/29/2018	—	—		200,000	(21)	$40.82		10/28/2028	44,913	(12)	$2,290,563	48,995	(20)	$2,498,745
	4/14/2019	—	—		—		—		—	19,843	(12)	$1,011,993	25,084	(8)	$1,279,284
	2/28/2020	—	—		—		—		—	86,670	(16)	$4,420,170	21,668	(10)	$1,105,068
(1)	The market value is based on the closing price of our common stock on December 31, 2020 of $51.00 per share.
(2)	20% vest annually commencing on September 5, 2018, provided that Mr. Khosrowshahi remains in continuous service with us as our Chief Executive Officer.
(3)	20% vest annually commencing on September 5, 2018, provided that Mr. Khosrowshahi remains in continuous service with us, and subject to the occurrence of the earlier of (i) the effectiveness of a change in control transaction with acquisition proceeds of at least $120 billion or (ii) the consummation of an offering and our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $120 billion based on the average closing price of our common stock during such period.
(4)	On May 8, 2018, we repriced this option grant to shorten the term from 10 years to seven years and to reduce the exercise price from $41.65 per share to $33.65 per share. The fair value of the option grant did not materially change as a result of this repricing.
(5)	Vests 50% on each of January 1, 2021 and January 1, 2022, provided that Mr. Khosrowshahi remains in continuous service as our Chief Executive Officer, or subject to the occurrence of a change in control (as defined in his employment agreement).
(6)	Vests on March 21, 2021 in amounts based on our and Mr. Khosrowshahi’s performance between January 1, 2018 and December 31, 2020 as determined by metrics including our revenue growth, improvements in our safety record, and the occurrence of our IPO, provided that Mr. Khosrowshahi remains in continuous service as our Chief Executive Officer, and subject to the earlier to occur of a change in control (as defined in his employment agreement). Notwithstanding the foregoing, 100% of these RSUs vest upon our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $120 billion based on the average closing price of our common stock during such period.
(7)	25% vests annually commencing on March 16, 2019, provided the NEO remains in continuous service with us.

2021 Proxy Statement       71

Compensation Discussion and Analysis

(8)	Vests on March 16, 2022 in amounts based on our and the NEO’s performance between January 1, 2019 and December 31, 2021 as determined by metrics including Gross Bookings, Mobility & Delivery Segment Adj. EBITDA, Adjusted EBITDA, and D&I, provided that the NEO remains in continuous service with us. Based on actual performance in 2020, 36,747 of these RSUs for Mr. Khosrowshahi, 7,349 of these RSUs for Mr. West, and 8,819 of these RSUs for
Ms. Krishnamurthy were forfeited in 2021.
(9)	25% vests annually commencing on March 16, 2020, provided the NEO remains in continuous service with us.
(10)	Vests on March 16, 2023 in amounts based on our and the NEO’s performance between January 1, 2020 and December 31, 2022 as determined by metrics including Gross Bookings, Mobility & Delivery Segment Adj. EBITDA, Adjusted EBITDA, Safety, and D&I, provided that the NEO remains in continuous service with us.
(11)	20% vests annually commencing on September 10, 2019, provided that Mr. Chai remains in continuous service with us, and subject to the occurrence of the earlier of (i) the effectiveness of a change in control transaction with acquisition proceeds of at least $120 billion or (ii) our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $120 billion based on the average closing price of our common stock during such period.
(12)	1/48 vests monthly, provided the NEO remains in continuous service with us.
(13)	Provided Mr. Chai remains employed with us as of September 10, 2021, 50% vests upon our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $100 billion and (ii) provided Mr. Chai remains employed with us as of September 10, 2022, the remaining 50% vests upon our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $120 billion, in each case (a) based on the average closing price of our common stock during such period, (b) irrespective of whether Mr. Chai remains in continuous service with us upon such achievement and (c) provided such achievement occurs prior to September 9, 2025.
(14)	1/3 vests on March 16, 2021 and ⅔ vests on March 16, 2022, provided Mr. Chai remains in continuous service with us.
(15)	1/40 vests monthly, provided the NEO remains in continuous service with us.
(16)	25% vests on March 16, 2021, and 1/48 monthly thereafter, provided the NEO remains in continuous service with us.
(17)	20% vests annually commencing on March 1, 2018, provided that Mr. West remains in continuous service with us, and subject to the occurrence of the earlier of (i) the effectiveness of a change in control transaction with acquisition proceeds of at least $120 billion or (ii) our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $120 billion based on the average closing price of our common stock during such period.
(18)	1/24 vests monthly commencing on March 16, 2021.
(19)	20% vests on March 16, 2021, thereafter 50% vests monthly over 24 months, thereafter 30% vests monthly over 12 months.
(20)	Provided Ms. Krishnamurthy remains employed with us as of October 1, 2021, 50% vests upon our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $100 billion and (ii) provided Ms. Krishnamurthy remains employed with us as of October 1, 2022, the remaining 50% vests upon our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $120 billion, in each case (a) based on the average closing price of our common stock during such period, (b) irrespective of whether Ms. Krishnamurthy remains in continuous service with us upon such achievement and
(c) provided such achievement occurs prior to October 29, 2025.
(21)	20% vests annually commencing on October 1, 2019, provided that Ms. Krishnamurthy remains in continuous service with us, and subject to the occurrence of the earlier of (i) the effectiveness of a change in control transaction with acquisition proceeds of at least $120 billion or (ii) our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $120 billion based on the average closing price of our common stock during such period.

Stock Option Exercises and Stock Vested During 2020

The following table shows information regarding the vesting of stock awards held by our NEOs during fiscal year 2020. None of our NEOs exercised stock options during 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Dara Khosrowshahi	712,903	$21,288,984
Nelson Chai	61,577	$ 2,076,688
Jill Hazelbaker	118,167	$ 4,217,254
Tony West	96,039	$ 3,238,914
Nikki Krishnamurthy	39,931	$ 1,245,003
Thuan Pham	81,523	$ 1,975,571
(1)	Reflects the closing price of our common stock on the vesting date multiplied by the number of shares vested.

72       2021 Proxy Statement

Compensation Discussion and Analysis

Potential Payments Upon Termination or Change in Control

Pursuant to our Executive Severance Plan, if an NEO is terminated by us without cause or resigns for good reason (each as defined in the Executive Severance Plan, or as set forth in the NEO’s employment or other participation agreement), and the NEO executes and does not revoke a release in our favor, the NEO will be eligible for the following benefits:

•	12 months (24 months for our CEO) of the NEO’s then-current base salary and 100% (200% for our CEO) of the NEO’s then-current target bonus (payable in a lump sum if the termination of employment occurs within one year after a change in control, and otherwise payable in equal installments in accordance with our standard payroll procedures);
•	an additional lump sum cash payment equal to 12 times the monthly premiums for the health and dental benefit coverage in effect immediately preceding the NEO’s termination (or 18 months for our CEO if the termination occurs during the 15-month period beginning three months before a change in control);
•	pro rata monthly vesting of service-based equity awards that would otherwise vest less frequently than monthly, for the months that elapsed between the prior vesting date and the NEO’s termination; and
•	if the termination occurs during the 15-month period beginning three months before a change in control, all service-based vesting conditions applicable to the NEO’s equity awards lapse, and all performance-based vesting conditions will be deemed satisfied at a level reasonably determined by the Compensation Committee based on actual performance as of the date of the termination.

Certain of our NEOs who had existing severance protection commitments at the time we adopted our Executive Severance Plan are entitled to grandfathered provisions preserving portions of their prior commitment in the event they are more favorable, as set forth in their employment agreements. These grandfathered provisions are detailed below.

•	Mr. Khosrowshahi. In addition to the cash severance terms set forth in the Executive Severance Plan, and if more favorable upon a qualifying termination, Mr. Khosrowshahi would receive accelerated vesting of the portion of his options not subject to any performance condition (as described above in the section titled “—Outstanding Equity Awards as of December 31, 2020”) equal to (i) 20% multiplied by (ii) a fraction equal to the number of days actually elapsed since the most recent anniversary of the start date of his employment, divided by the number of actual days between such anniversary and the next anniversary. Upon a qualifying termination during a change in control period, he would receive the same salary and target bonus benefit set forth in the plan, continued health and welfare benefits for up to 24 months following the termination, and if more favorable accelerated vesting of all service-based vesting conditions applicable to all of his equity awards (other than certain awards subject to performance conditions, if those conditions had not been met at the time of termination). In the event of a change in control in which any of Mr. Khosrowshahi’s equity awards were to be terminated for no consideration, all of his service-based equity awards that otherwise could have been terminated would have vested in full and become immediately exercisable or settled.
•	Mr. Chai. In addition to the cash severance terms set forth in the Executive Severance Plan, and if more favorable upon a qualifying termination, Mr. Chai would receive accelerated satisfaction of the service-based vesting conditions of his RSUs that were granted on September 10, 2018 and are subject only to a service condition, as if he had remained employed by us for an additional 12 months. PRSUs and options granted on September 10, 2018 (as described above in the section titled “—Outstanding Equity Awards as of December 31, 2020”), will remain outstanding for 12 months following his termination date, and if such conditions had been met within 12 months, such RSUs and options will vest without consideration of any service-based vesting conditions. Upon a qualifying termination during a change in control period, and if more favorable he would receive the same salary and target bonus benefit described above, and accelerated vesting of his RSUs that were granted on September 10, 2018 and are subject only to a service condition. In the event of a change in control in which any of Mr. Chai’s equity awards were to be terminated for no consideration, all of his service- based equity awards that otherwise could have been terminated would have vested in full and become immediately exercisable or settled.
•	Ms. Krishnamurthy. In addition to the cash severance terms set forth in the Executive Severance Plan, and if more favorable upon a qualifying termination, Ms. Krishnamurthy would receive accelerated vesting of the service-based vesting conditions of her granted RSUs that are subject only to a service condition, as if she had remained employed by us for an additional 12 months. Upon a qualifying termination during a change in control period, she would receive the same salary and target bonus benefit described above, and accelerated vesting of her RSUs that are subject only to a service condition.

2021 Proxy Statement       73

Compensation Discussion and Analysis

The following table quantifies the amount of cash payments and the value of any equity acceleration our NEOs would have received in connection with certain terminations of employment as if such termination of employment had occurred on December 31, 2020. For purposes of the descriptions below, the “CIC period” generally means the period beginning three months before and ending twelve months following a change in control transaction, but in some cases excludes the three months prior to such event. The “Double trigger” generally means (i) a change in control, plus (ii) an NEO has a qualifying termination or, in the case of Mr. Khosrowshahi and Mr. Chai, unvested equity awards were terminated for no consideration. In order to receive the severance benefits described below, each executive is required to enter into an effective release of claims against us.

Name	Triggering Event	Salary ($)	Bonus ($)	Continued Benefits ($)(1)	Equity Acceleration ($)(2)	Total ($)
Dara Khosrowshahi	Involuntary termination (non-CIC)	$2,000,000	$4,000,000	$20,511	$ 5,780,970	$11,801,481
	Double trigger during CIC period	$2,000,000	$4,000,000	$41,022	$23,851,416	$29,892,438
Nelson Chai	Involuntary termination (non-CIC)	$ 800,000	$ 800,000	$20,511	$ 3,825,000	$ 5,445,511
	Double trigger during CIC period	$ 800,000	$ 800,000	$20,511	$20,795,658	$22,416,169
Jill Hazelbaker	Involuntary termination (non-CIC)	$ 800,000	$ 800,000	$20,514	$ 1,118,838	$ 2,739,352
	Double trigger during CIC period	$ 800,000	$ 800,000	$20,514	$24,202,917	$25,823,431
Tony West	Involuntary termination (non-CIC)	$ 800,000	$ 800,000	$14,844	$ 1,837,624	$ 3,452,468
	Double trigger during CIC period	$ 800,000	$ 800,000	$14,844	$21,840,750	$23,455,594
Nikki Krishnamurthy	Involuntary termination (non-CIC)	$ 550,000	$ 550,000	$20,059	$ 3,632,985	$ 4,753,044
	Double trigger during CIC period	$ 550,000	$ 550,000	$20,059	$ 7,722,726	$ 8,842,785
(1)	Represents 12 times the monthly premiums for the health and dental benefit coverage in effect on December 31, 2020 (or 24 times the monthly premiums for Mr. Khosrowshahi’s double trigger during CIC period).
(2)	Value of equity acceleration is calculated based on the $51.00 closing price of Uber stock on December 31, 2020, unless otherwise noted.

No benefits are payable pursuant to our Executive Severance Plan in the event of an NEO’s voluntary resignation or retirement.

74       2021 Proxy Statement

Proposal 2—Advisory Vote to Approve 2020 Named Executive Officer Compensation

In accordance with Section 14A of the Exchange Act, we are requesting stockholder approval, on a non-binding advisory basis, of the compensation of our NEOs during 2020, as described in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement beginning on page 46.

As discussed in greater detail in the CD&A section in this proxy statement, our compensation program is designed to achieve the following objectives:

•	Attract and Retain Talent. Attract and retain a highly talented, diverse team of executives who possess and demonstrate strong leadership, exceptional followership, and world-class management capabilities. Provide competitive compensation, in the form of cash and equity, to assist in motivating and retaining existing talent while also attracting new talent.
•	Align with Stockholders. Align the executive officer’s incentives with Company performance on financial and strategic measures that drive the creation of long-term stockholder value, thereby aligning the interests of our executives with those of our stockholders. A strong emphasis on cash and equity compensation linked to achieving our short- and long-term strategic goals aligns with our entrepreneurial spirit and incentivizes our executive officers to maximize stockholder value through long-term sustained financial performance.
•	Reinforce Cultural Norms. Recognizing the strategic importance of our human capital and culture, we established the following cultural norms that unite and define our culture: Promote doing the right thing, work tirelessly to earn the trust of our consumers and users, act like owners, value ideas over hierarchy, make bold bets, celebrate differences and drive to harness the power of global technology in achieving Company success. In 2020, the Compensation Committee established key company-wide priorities which were assessed as part of setting compensation for our executive officers, including the inclusion of Safety and Diversity and Inclusion metrics in our cash bonus and PRSU programs.
•	Pay-for-Performance. Reward our executive officers for achievement of the Company’s short- and long-term financial and strategic goals. In 2020, 94%[1] of our CEO’s target compensation and 89% of our other named executive officer’s average target compensation was at-risk based on the achievement of aggressive goals that further our strategy or that are used by investors to evaluate our financial performance.

(1)	Reflects Mr. Khosrowshahi’s annual base salary for 2020. If Mr. Khosrowshahi’s salary waiver that became effective on May 1, 2020 is taken into consideration, the percentage of his at-risk compensation would have been 98%.

We urge you to carefully read the letter from our Compensation Committee beginning on page 44 of this proxy statement and the CD&A section of this proxy statement for additional details on the Company’s executive compensation, including our compensation philosophy and the 2020 compensation of our NEOs. Our board of directors believes that our executive compensation program is effective in implementing our compensation philosophy.

Although the advisory vote is non-binding, the board and the Compensation Committee will consider stockholder feedback obtained through this vote and our stockholder outreach process in making future decisions about our executive compensation program.

Vote Required and Recommendation of the Board of Directors

The advisory vote on the compensation of our NEOs will be approved by the affirmative vote of the majority of votes properly cast (i.e., the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal). Abstentions and “broker non-votes” will have no effect on the outcome of the vote.

Our board of directors recommends a vote “FOR” the approval, on a non-binding advisory basis, of the 2020 compensation of our NEOs.

2021 Proxy Statement       75

Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021. Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of PricewaterhouseCoopers LLP as its independent registered public accounting firm.

The board considers the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021 to be in the best interests of the Company and its stockholders. The Company expects representatives of PwC to attend the 2021 annual meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Audit Committee Report

The Audit Committee oversees and monitors the Company’s financial reporting process and systems of internal accounting and financial controls on behalf of the board of directors. In fulfilling these responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2020. The Audit Committee discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed with the independent registered public accounting firm under generally accepted auditing standards, including Auditing Standard No. 1301. In addition, the Audit Committee has received the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company and its management.

Based on the considerations referred to above, the Committee recommended to our board of directors, and the board of directors subsequently approved the recommendation, that the audited financial statements for the year ended December 31, 2020 be included in our Annual Report on Form 10-K for 2020 and selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021. This report is provided by the following independent directors, who constitute the Committee:

John Thain (Chair)
Revathi Advaithi
Ursula Burns
Amanda Ginsberg
Yasir Al-Rumayyan

76       2021 Proxy Statement

Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee engaged PricewaterhouseCoopers LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2020. The Audit Committee was responsible for determination and approval of audit fees primarily based on audit scope, with consideration of audit team skills and experiences.

Pursuant to SEC rules, the fees billed by PricewaterhouseCoopers LLP are disclosed in the table below:

Fees Paid to PricewaterhouseCoopers LLP

(in thousands)	FY 2019	FY 2020
Audit Fees	$24,726	$24,780
Audit Related Fees	$ 1,287	$ 642
Tax Fees	$ 310	$ 76
All Other Fees	$ 7	$ 57
PwC Total Fees	$26,330	$25,555

Audit Fees

Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements, statutory audits of our domestic and international subsidiaries, issuances of consents and similar matters. This category also includes fees for services incurred in connection with our initial public offering and nonrecurring transactions.

Audit-related Fees

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees”. This includes fees billed for professional services with respect to the airport and city fee audits, and regulatory audits.

Tax Fees

Consists of fees for professional services for domestic and international tax advisory and compliance services.

All Other Fees

Consists of fees for permitted products and services other than those that meet the criteria above.

The Audit Committee concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Pre-Approval Policy

The Audit Committee is required to pre-approve all audit, audit-related, tax and non-audit services performed by the independent registered public accounting firm to ensure that the provision of such services does not impair its independence. Pre-approval is generally provided for twelve months from the date of pre-approval, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific fee. The Audit Committee has delegated pre-approval authority to its chairperson or any other committee member designated by the chairperson for requests received between scheduled meetings of the committee. All of the audit, audit-related, tax and non-audit services provided by PwC in fiscal year 2020 and related fees were approved in accordance with the Audit Committee’s policy.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes properly cast on this proposal will constitute approval of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2021. Abstentions will not have any effect on the outcome of the proposal.

Our board of directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2021.

2021 Proxy Statement       77

Proposal 4—Approval of Amendments to Certificate of Incorporation and Bylaws to Remove Supermajority Voting Requirements

Proposal

The board of directors has determined that it is in the best interests of the Company and our stockholders to amend the Company’s amended and restated certificate of incorporation and amended and restated bylaws as follows:

•	with respect to amendments, repeals or other alterations to the bylaws or certificate of incorporation, to (i) delete each voting requirement that calls for approval by 66 2/3% of outstanding shares (“supermajority stockholder vote”) and (ii) delete each currently effective voting requirement that calls for approval by 66 2/3% of current directors (“supermajority board vote”, together with a supermajority stockholder vote, a “supermajority vote”); and
•	with respect to the removal of directors under our bylaws and certificate of incorporation, to replace each voting requirement that calls for a supermajority stockholder vote with a voting requirement that calls for approval by a majority of outstanding shares.

If approved, this proposal would eliminate all currently effective provisions in the Company’s amended and restated certificate of incorporation and amended and restated bylaws that require approval by a supermajority vote. As a result, if approved, (i) any amendments or other alterations to our bylaws, would require approval by a majority of our directors or approval by a majority of outstanding shares and (ii) any amendments or other alterations to our certificate of incorporation would require approval by a majority of outstanding shares and (iii) any removal of directors prior to the end of their elected term would require approval by a majority of outstanding shares.

Supermajority Provisions Impacted

The provisions in our certificate of incorporation and bylaws which currently require a supermajority stockholder vote and supermajority board vote are:

•	Article V(E) and VIII of the certificate of incorporation which require a supermajority vote to amend, repeal or otherwise alter (i) Sections 17 (Directors - Powers), 23 (Directors - Quorum and Voting), 26 (Directors - Committees), 27 (Directors - Duties of Chairperson of the Board of Directors and Lead Independent Director), 29 (Officers - Officers Designated), 30 (Officers - Tenure and Duties of Officers) or 47 (Amendments) of the bylaws and (ii) Articles V (which includes Management of Business, Board of Directors, Vacancies, and Bylaw Amendments), and VIII (which addresses amendment of the certificate of incorporation) of the certificate of incorporation; and
•	Section 47 of the bylaws which requires a supermajority vote to amend, repeal or otherwise alter Sections 17, 23, 26, 27, 29, 30 or 47 of the bylaws.

The provisions in our certificate of incorporation and bylaws which currently require a supermajority stockholder vote are:

•	Article V(C) of the certificate of incorporation which requires a supermajority stockholder vote to remove a director from office prior to the end of their elected term; and
•	Section 21 of the bylaws which requires a supermajority stockholder vote to remove a director from office prior to the end of their elected term.

Our current amended and restated certificate of incorporation and amended and restated bylaws are posted in their entirety on the investor relations page of our website at www.uber.com.

This general description of the proposed amendments to the amended and restated certificate of incorporation and amended and restated bylaws is qualified in its entirety by reference to the text of the proposed amendments, which is provided as Appendix B to this proxy statement. Proposed additions are indicated by underlining and proposed deletions are indicated by strikethroughs.

78       2021 Proxy Statement

Proposal 4—Approval of Amendments to Certificate of Incorporation and Bylaws to Remove Supermajority Voting Requirements

Background

The foregoing provisions subject to the supermajority voting standards, other than the provisions regarding removal of directors, were originally implemented in part to ensure former members of our executive management team were not able to exert undue influence on the Company. These were implemented while we were a private company in 2017 and resulted from input and negotiation amongst many of our stockholders and management during a period of significant turnover at the management level, including the departure of our then CEO and co-founder, and following significant challenges relating to our culture, workplace practices, and reputation.

As part of that transition in 2017, our new management team committed to resolving Uber’s historical cultural and compliance challenges and fundamentally reforming our workplace culture by improving our governance structure, strengthening our compliance program, creating and embracing new cultural norms, committing to diversity and inclusion, and rebuilding our relationships with stakeholders. To that end, it was critical to our management and other stakeholders at that time to maintain stability and to ensure that former management, who at the time were still significant stockholders, were not able to exert undue influence on the Company by serving in certain roles or amending our organizational documents during the transition.

In 2020, as part of its ongoing review of corporate governance matters, the board of directors, assisted by the nominating and governance committee, carefully considered the advantages and disadvantages of maintaining these supermajority voting standards. The board considered the fact that many of the provisions in the certificate of incorporation and bylaws subject to a supermajority standard were the result of negotiations between former management and significant stockholders. We have subsequently become an independent public company with a public company governance framework, and as of March 1, 2021, none of our former executives currently serves on our board of directors, or, to our knowledge, holds more than 5% of our shares.

While we believe a supermajority voting standard for changes to our corporate documents facilitates stability in our governance and ensures a broad level of support for such changes, we also believe that a majority voting standard will provide stockholders with a greater voice in matters impacting the Company in the long term, including our corporate governance practices. The board considered the views of certain stockholders who believe that supermajority provisions impede accountability to stockholders and could potentially contribute to board and management entrenchment.

We believe that the elimination of the remaining currently effective supermajority voting standards in our corporate documents is appropriate given that many of the original reasons for the implementation of such provisions are no longer relevant and our belief that removing all supermajority voting standards aligns our corporate governance practices with our commitment to be transparent and accountable to our stockholders.

On the recommendation of the nominating and governance committee, the board of directors has approved amendments to the amended and restated certificate of incorporation and to the amended and restated bylaws to remove all supermajority voting requirements currently in effect.

If our stockholders adopt the proposed amendments to the amended and restated certificate of incorporation, they will become effective upon the filing of the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware, which we plan to do promptly after the annual meeting. The proposed amendments to the amended and restated bylaws will become effective upon filing of the amended and restated certificate of incorporation. If our stockholders do not adopt the proposed amendments to the supermajority provisions in our governing documents, they will remain in effect in their current form.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of 66 2/3% of the outstanding shares of capital stock entitled to vote generally in the election of directors will constitute the approval of the amendments to the amended and restated certificate of incorporation and to the amended and restated bylaws to remove supermajority voting requirements currently in effect. Abstentions and broker non-votes will count as a vote against the proposal.

Our board of directors recommends a vote “FOR” the amendments to the certificate of incorporation and bylaws to remove supermajority voting requirements.

2021 Proxy Statement       79

Proposal 5—Stockholder Proposal to Prepare an Annual Report on Lobbying Activities

Stockholder Proposal

Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC 20001, has advised us that it is the holder of 75 shares of our common stock and that it intends to submit the proposal set forth below for consideration at the Annual Meeting.

Whereas, we believe in full disclosure of Uber’s direct and indirect lobbying activities and expenditures to assess whether Uber’s lobbying is consistent with its expressed goals and in stockholder interests.

Resolved, the stockholder of Uber request the preparation of a report, updated annually, disclosing the following information:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications;
2.	Payments by Uber used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient;
3.	Uber’s membership in and payments to any tax-exempt organization that writes and endorses model legislation; and,
4.	Description of the decision-making process and oversight by management and the Board for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation, and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Uber is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Nominating and Governance Committee and posted on Uber’s website.

Stockholder Supporting Statement

Uber spent $7,860,000 on federal lobbying from 2016 – 2019. This does not include state lobbying, where Uber also lobbies but disclosure is uneven or absent. For example, Uber has drawn attention for using its app to lobby passengers and drivers for Proposition 22 in California,1 as well as its “extraordinary lobbying efforts to convince 41 state legislatures … to pass legislation protecting for-hire transportation companies from regulation.”2 Uber also spent between €800,000–899,000 on lobbying in Europe for 2019 and is “taking its lobbying effort global” after Proposition 22.3

Uber belongs to the Consumer Technology Association and Internet Association, which together spent $9,010,000 on lobbying for 2019. Uber does not disclose its memberships in, or payments to, trade associations and social welfare organizations, or the amounts used for lobbying at the federal and state level, including grassroots lobbying. Grassroots lobbying does not get reported at the federal level under the Lobbying Disclosure Act, and disclosure is uneven or absent in states. Uber also does not disclose its payments to the American Legislative Exchange Council (ALEC). Uber claimed to have left ALEC but continues to attend its annual meetings.4

We are concerned that Uber’s lack of lobbying disclosure presents reputational risk that could harm stockholder value. Uber notes that “failure to rehabilitate our brand and reputation will cause our business to suffer” in its regulatory filings and ranked 80th of the 100 most visible U.S. companies in the 2020 Harris Corporate Reputation Survey.5

1 https://www.theverge.com/2020/11/4/21549760/uber-lyft-prop-22-win-vote-app-message-notifications.

2 https://www.theregreview.org/2018/06/28/schriever-uber-lyft-lobby-deregulation-preemption/.

3 https://techcrunch.com/2020/11/05/after-prop-22s-passage-uber-is-taking-its-lobbying-effort-global/.

4 https://splinternews.com/corporations-that-quit-ultra-conservative-lobbying-grou-1823624197.

5 https://theharrispoll.com/axios-harrispoll-100/.

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Proposal 5—Stockholder Proposal to Prepare an Annual Report on Lobbying Activities

Response of Uber’s Board

Uber firmly believes that active participation in the political process benefits the Company, its stockholders and stakeholders. Your Board recommends a vote AGAINST this proposal as it is unnecessary given Uber’s existing risk management practices and current high level of transparency and accountability around political and lobbying activities and expenditures.

Uber operates in highly dynamic regulatory environments. Policy decisions can, and do, impact our strategies and operations in positive and negative ways. It is important that Uber advocates on behalf of the Company and its stakeholders as we reimagine the way the world moves for the better.

In the U.S., we participate in federal, state and local public policy discussions on matters that are critical to the short- and long-term success of our business. We participate in a nonpartisan way to help shape public policy and advocate for government actions that are consistent with our ethics and that support our business objectives. In 2020, Uber’s key public policy and lobbying priorities included: protecting driver and delivery person flexibility, extending new benefits and protections to independent contractors, addressing regulations on app-based delivery and mobility services, as well as responding to, and supporting cities and states as they address the myriad challenges brought forth by COVID-19. We are proud to advocate for employees, cities, and the drivers, delivery people, merchants, and consumers who use our platform to connect with work, food, goods, families, and friends.

In the interest of transparency for our stockholders and other stakeholders, Uber’s U.S. corporate political contributions and independent expenditures are available on our website, as is a list of 501(c)(6) trade association memberships[6] and a summary of our U.S. Corporate Political Activity Policy. Uber does not currently have a Political Action Committee, and made no US federal political contributions in 2020. Our federal lobbying expenses and the issues to which our lobbying efforts relate are publicly disclosed quarterly, pursuant to the Lobbying Disclosure Act. We also publicly disclose state and local lobbying costs and activities where required by law. These reports are publicly available from the Clerk of the US House of Representatives, the Secretary of the US Senate and state and local governments. Uber disclosed $2,210,000 in US federal lobbying expenses and approximately $[ ] at the US state and local levels in calendar year 2020.

Uber also belongs to trade associations and organizations that engage in advocacy. We join these organizations for many reasons, including advocacy, networking and thought leadership. Although we agree with many positions these associations take on public policy issues, we do not necessarily agree with all of them. When an association or organization that we support takes a position that differs from ours, we may engage with the organization to express our views. Uber’s public policy team monitors the use of dues or payments to trade associations and other organizations to ensure consistency with the company’s values and long-term interest. Uber is not a member of any organizations whose primary focus is writing and endorsing model legislation.

Strong governance and risk management systems are critical parts of Uber’s political and lobbying activities. The Company maintains robust oversight of political and lobbying activities, including at the Board level. Use of company funds for any US political contribution requires approval in advance by Uber’s Government Affairs Committee. Our political and lobbying activities are overseen by our Senior Vice President for Policy, Communications and Marketing. Her team, in consultation with Uber’s legal team, oversees political contributions to ensure consistency and to ensure that our contributions comply with Uber policies and procedures, as well as applicable laws, regulations, and corresponding legal reporting requirements. Also, as mentioned above, we monitor the use of dues at trade associations for consistency with Uber’s values and business objectives.

The Board’s Nominating and Governance Committee oversees corporate political activities and contributions and lobbying activities and receives reports on these matters at least annually.

Uber believes in the value of transparency, accountability and active participation in policy conversations to further the interests of our company and its stakeholders. Given Uber’s strong level of oversight, transparency and accountability, your Board recommends a vote AGAINST this proposal.

Vote Required and Recommendation of the Board of Directors

To pass, the proposal to prepare an annual report on lobbying activities must be approved by the affirmative vote of the majority of the vote cast. Abstentions will count as a vote against the proposal. Broker non-votes will not have any effect on the outcome of this vote.

Our board of directors recommends a vote “AGAINST” the stockholder proposal to prepare an annual report on the Company’s lobbying activities.

(6)	Uber reports 501(c)(6) trade association memberships with dues paid over $50,000, where dues may be used for lobbying.

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Additional Information

Annual Meeting Information

In connection with the 2021 Annual Meeting, which will take place on May 10, 2021, our board of directors has provided these materials to you, either over the Internet or via mail. The Notice of Internet Availability (the “Notice”) was mailed to Company stockholders beginning March [__], 2021, and our proxy materials were posted on the website referenced in the Notice on that same date. The Company, on behalf of the board of directors, is soliciting your proxy to vote your shares at the 2021 annual meeting of stockholders. We solicit proxies to give stockholders of record an opportunity to vote on matters that will be presented at the annual meeting. In the proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

1. What is the Notice and why did I receive it but no proxy materials by mail or email?

Unless you have requested that we provide a copy of our proxy materials (including our 2020 annual report) to you by mail or email, we are providing only the Notice to you by mail or email. The Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received the Notice by mail or email and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice. This proxy statement is dated March [__], 2021 and distribution of the Notice to stockholders is scheduled to begin on or about March [__], 2021. We have adopted this procedure pursuant to rules adopted by the SEC in order to conserve natural resources and reduce our costs of printing and distributing the proxy materials, while providing a convenient method for stockholders to access the materials and vote.

2. Who can vote?

You can vote if, as of the close of business on March 15, 2021 (the record date), you were a stockholder of record of the Company’s common stock and are entitled to vote at the 2021 Annual Meeting and any adjournment or postponement thereof. Each share of Company stock gets one vote. On March 15, 2021, there were [__] shares of common stock issued and outstanding.

3. How do I vote shares held under my name?

Most stockholders can vote by proxy in three ways:

•     By Internet — You can vote via the Internet by following the instructions in the Notice or by accessing, before the meeting, www.proxyvote.com or, during the meeting, www.virtualsharheoldermeeting.com/uber2021 and following the instructions contained on that website;

•     By Telephone — In the United States and Canada, you can vote by telephone by following the instructions in the Notice or by calling 1-800-690-6903 and following the instructions; or

•     By Mail — You can vote by mail by requesting a full packet of proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the enclosed proxy card and return it per the instructions on the card.

Proxies are solicited by and on behalf of our board of directors. Dara Khosrowshahi (our Chief Executive Officer), Nelson Chai (our Chief Financial Officer) and Tony West (our Chief Legal Officer and Corporate Secretary) have been designated as proxy holders by our board of directors. If you vote by proxy, your shares will be voted at the annual meeting as you direct. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as the board of directors recommends (“FOR” the election of ten director nominees named in this proxy statement, “FOR” the advisory vote to approve the 2020 compensation of our NEOs, “FOR” the ratification of the appointment of PwC as the Company’s independent for 2021, “FOR” the removal of supermajority voting standards in our certificate of incorporation and bylaws and “AGAINST” the stockholder proposal to prepare an annual report on lobbying activities) and in accordance with the judgment of the persons voting the proxy on any other matters properly brought before the meeting, if any such matters are properly raised at the meeting).

You can also vote at the virtual annual meeting if you are the stockholder of record. If you are the beneficial owner and want to vote your shares at the annual meeting, you will need to request a legal proxy from your bank, broker, or other nominee well in advance of the 2021 Annual Meeting. We encourage you to vote your proxy by Internet, telephone, or mail prior to the meeting, even if you plan to participate in the virtual meeting.

If you experience any technical difficulties or have any questions regarding the virtual meeting website, please call 844-986-0822 (U.S.) or 303-562-9302 (International), and we will endeavor to assist you. If there are any technical issues in convening or hosting the meeting, we plan to promptly post information to our investor relations website, investor.uber.com, including information on when the meeting will be reconvened.

4. Can I change or revoke my vote after I return my proxy card?

Yes. If you are the stockholder of record, you can change or revoke your proxy before the 2021 Annual Meeting by Internet, telephone, or mail prior to 11:59 p.m. Eastern Time on May 9, 2021, or by participating in the virtual annual meeting and voting. If you are the beneficial owner of shares held in street name, you must follow the instructions for changing or revoking your proxy provided by your broker, bank, or other nominee.

You are the “stockholder of record” for any Company shares that you own directly in your name.

You are a “beneficial stockholder” of shares held in street name if your Company shares are held in an account with a broker, bank, or other nominee as custodian on your behalf. The broker, bank, or other nominee is considered the stockholder of record of these shares, commonly referred to as holding the shares in “street name.” As the beneficial owner, you have the right to instruct the broker, bank, or other nominee how to vote your shares.

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Additional Information

5. How do I vote shares not held under my name?

If your shares are held in street name by a nominee, the Notice or proxy materials, as applicable, are being forwarded to you by that organization, and you should follow the instructions for voting as set forth on that organization’s voting instruction card.

Under the rules and practices of the New York Stock Exchange (“NYSE”), if you hold shares through a nominee, your nominee is permitted to vote your shares on certain “routine” matters in its discretion even if the nominee does not receive instructions from you. The proposal to ratify the appointment of PwC is considered a “routine” matter, and your nominee will have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal. The proposals to elect directors; to approve, on an advisory basis, the compensation of our NEOs; to approve the removal of supermajority voting standards in our certificate of incorporation and bylaws and to approve, the stockholder proposal to prepare an annual report on lobbying activities, are “non-routine” matters. The absence of voting instructions from you to your nominee on these “non-routine” matters will result in a “broker non-vote” because the nominee does not have discretionary voting power for those proposals. “Broker non-votes” and “withhold” votes do not constitute votes properly cast favoring or opposing proposals on “non-routine” matters.

6. What vote is required for approval of proposals?

Proposal 1: Election of ten director nominees named in this proxy statement	Each of the ten nominees for director who receives a majority of votes properly cast will be elected as a member of our board of directors (i.e., the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal). Abstentions and “broker non-votes” will not have any effect on the outcome of this vote.
Proposal 2: Advisory vote to approve 2020 named executive officer compensation	To pass, the proposal to approve, on an advisory basis, the 2020 compensation of our NEOs must be approved by the affirmative vote of the majority of votes properly cast. The vote will be given due regard by, but will not be binding on, the board of directors. Abstentions and “broker non-votes” will not have any effect on the outcome of this vote.
Proposal 3: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021	To pass, the proposal to ratify the appointment of PricewaterhouseCoopers LLP must be approved by the affirmative vote of the majority of votes properly cast. Abstentions will not have any effect on the outcome of this proposal, but your nominee will have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal.
Proposal 4: Removal of supermajority voting requirements in certificate of incorporation and bylaws	To pass, the proposal to remove supermajority voting requirements in the certificate of incorporation and bylaws must be approved by the affirmative vote of 66 2/3% of the outstanding shares of capital stock entitled to vote generally in the election of directors. Abstentions and broker non-votes will count as a vote against the proposal.
Proposal 5: Stockholder Proposal to Prepare an Annual Report on Lobbying Activities	Proposal 5 is a stockholder proposal which will only be voted on at the Annual Meeting if properly presented by or on behalf of the stockholder proponent. If voted upon, to pass, the proposal must be approved by the affirmative vote of the majority of the vote properly cast. Abstentions will count as a vote against the proposal. Broker non-votes will not have any effect on the outcome of this vote.

7. Who bears the cost of the Company’s proxy solicitation?

The Company will bear the cost of the solicitation of proxies by the Company. Proxies may be solicited by officers, directors, and employees of the Company, none of whom will receive any additional compensation for their services. D.F. King & Co., Inc. may solicit proxies on behalf of the Company at a cost we anticipate will not exceed $25,000. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email, or the Internet. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. The Company will pay all proxy solicitation costs.

2021 Proxy Statement       83

Additional Information

8. How do I participate in the 2021 Annual Meeting virtually?

The annual meeting will be conducted virtually via a webcast available at www.virtualshareholdermeeting.com/uber2021 in accordance with the Rules of Conduct which are set forth below in their entirety. You are entitled to participate in the annual meeting via the webcast if you were a stockholder as of the close of business on March 15, 2021, the record date, or hold a valid proxy for the meeting. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/uber2021, you must enter the 16-digit control number found next to the label “Control Number” for postal mail recipients or within the body of the email sending you the Proxy Statement. If you do not have your 16-digit control number, you will be able to login as a guest but will not be able to vote your shares or submit questions during the meeting.

The stockholders’ question and answer session will include questions submitted in advance of, and questions submitted live during, the 2021 Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your Control Number. Questions may be submitted during the 2021 Annual Meeting through www.virtualshareholdermeeting.com/uber2021.

9. Why were my proxy materials included in the same envelope as other people at my address?

Stockholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all stockholders having that address. The Notice for each stockholder will include that stockholder’s unique control number needed to vote his or her shares. This procedure reduces our printing costs and postage fees. If you prefer to receive a separate copy of the proxy materials, please call us at 1-800-579-1639 in the U.S., or inform us in writing at: www.proxyvote.com, or by email at sendmaterial@proxyvote.com. We will promptly deliver a separate copy of the proxy materials in response to any such request. If, in the future, you do not wish to participate in householding, you should contact us at the above phone number, address or email.

For those stockholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those stockholders notifies us, in the same manner described above, that they wish to receive a printed copy for each stockholder at that address.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

Your Vote is Important

Please vote your proxy promptly so your shares can be represented, even if you plan to participate in the virtual annual meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

Our proxy tabulator, Broadridge Financial Solutions, Inc. must receive any proxy that will not be delivered electronically at the virtual annual meeting by 11:59 p.m. Eastern Time on May 9, 2021.

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Additional Information

Rules of Conduct

It is our desire to conduct a fair and informative Annual Meeting. To that end, we will conduct the 2021 Annual Meeting in accordance with the Rules of Conduct set forth below.

The Rules of Conduct for the 2021 Annual Meeting are as follows:

1.	Our Company’s Bylaws describe requirements for meetings of our stockholders. The Chair of the Annual Meeting will conduct the meeting in a manner consistent with those requirements.
2.	The only business matters to be conducted at the Annual Meeting are the matters set forth in the Notice of Annual Meeting of Stockholders and 2021 Proxy Statement dated March [__], 2021.
3.	Each stockholder as of the close of business on March 15, 2021, the record date, wishing to attend, vote, or ask questions during the virtual Annual Meeting will have an opportunity to do so by following these Rules of Conduct and Procedures.
4.	Because this is a meeting of our stockholders, only our stockholders of record as of the record date are permitted to vote or submit questions while participating in the virtual Annual Meeting. To vote or submit questions, please login as a Stockholder by entering the 16-digit control number you received with your proxy materials. If you have voted your shares prior to the start of the Annual Meeting, your vote has been received by the Company’s inspector of elections and there is no need to vote those shares during the Annual Meeting, unless you wish to revoke or change your vote.
5.	We will strictly follow the Agenda as we conduct the meeting.
6.	There are four management proposals and one stockholder proposal. Management’s position is already stated in the proxy materials that you received. The proxy materials are also available on the virtual meeting website at www.virtualshareholdermeeting.com/UBER2021 and at www.proxyvote.com.
7.	Nominations made during the meeting for membership on the Board will not be accepted unless the stockholder has previously notified the Corporate Secretary in writing of the intent to make the nomination (following all procedures set forth in the Company’s Bylaws), and the person nominated has given written consent to such nomination and agreed to serve if elected. No stockholders have provided timely notice of the intent to make nominations.
8.	Following adjournment of the formal business of the Annual Meeting, the Company will address appropriate questions from stockholders regarding the Company. Such questions may be submitted in the field provided in the web portal during the Annual Meeting.
9.	We have allotted 30 minutes for Q&A, with two minutes for each question. To allow us to answer questions from as many stockholders as possible, we will limit each stockholder to one question. It will help us if questions are succinct and cover only one topic per question. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together.
10.	We will answer questions submitted before the meeting first, then questions from the floor of the meeting.
11.	Stockholder questions are welcome, however Company does not intend to address any questions that are, among other things:
o	irrelevant to the business of the Company or to the business of the Annual Meeting;
o	related to material non-public information of the Company;
o	related to personal matters or grievances;
o	derogatory or otherwise in bad taste;
o	repetitious statements already made by another stockholder;
o	in furtherance of the stockholder’s personal or business interests; or
o	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Corporate Secretary in their reasonable judgment.
12.	If there are any matters of individual concern to a stockholder and not of general concern to all stockholders, or if a question posed was not otherwise answered, such matters or questions may be raised separately after the Annual Meeting by contacting Uber’s Investor Relations team at investor@uber.com.
13.	In the event of technical malfunction or other significant problem that disrupts the Annual Meeting, the Chair may adjourn, recess, or expedite the Annual Meeting, or take such other action that the Chair determines is appropriate in light of the circumstances.
14.	Recording of the Annual Meeting is strictly prohibited. A webcast playback will be available at www.virtualshareholdermeeting.com/UBER2021 after the meeting, for one year following the Annual Meeting. If there are questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints, we will post answers to a representative set of such questions at investor.uber.com.

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Additional Information

2022 Annual Meeting Information

Specific information on how to file notices, proposals, and/or recommendations pursuant to either SEC Rule 14a-8 or the provisions in the Company’s Regulations is noted in the following sections. All notices/proposals/recommendations should be sent to:

Uber Technologies, Inc.
c/o Corporate Secretary
1515 3rd Street
San Francisco, California 94158

2022 Annual Meeting Date and Stockholder Proposals

It is anticipated that the 2022 annual meeting of stockholders will be held on May 9, 2022. Pursuant to regulations issued by the SEC, to be considered for inclusion in the Company’s proxy statement for presentation at that meeting, all stockholder proposals must be received by the Company on or before the close of business on November 29, 2021.

Annual Meeting Advance Notice Requirements

The Company’s bylaws establish an advance notice procedure for stockholders to present business to be conducted at the 2022 annual meeting of stockholders. In order for a stockholder to present a proposal at the 2022 annual meeting of stockholders pursuant to the advance notice bylaw, the Company must receive written notice of the proposal no earlier than January 10, 2022 and no later than February 8, 2022, and the written notice must comply with the requirements set forth in the Company’s bylaws.

The Nominating and Governance Committee will consider director nominees recommended by stockholders as set forth below.

•     Under the Company’s bylaws, a stockholder who wishes to directly nominate a director candidate at the 2022 annual meeting of stockholders must give the company written notice no earlier than January 10, 2022 and no later than February 8, 2022. The notice must contain prescribed information about the candidate and about the stockholder proposing the candidate, in accordance with the requirements set forth in the Company’s bylaws.

•     The Nominating and Governance Committee and the board of directors evaluate each nominee based on the selection criteria listed in the Corporate Governance Guidelines, including those nominees recommended by stockholders.

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Other Matters

The board of directors is not aware of any other matters that will be presented for consideration at the 2021 Annual Meeting. However, if any other matters are properly brought before the 2021 Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

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Appendix A—Supplemental Information About Financial Measures

To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we use the following non-GAAP financial measures in this proxy statement: Adjusted EBITDA and Adjusted EBITDA Margin as a percentage of Revenue. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.

We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non- GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.

Financial measures in the Proxy Statement Summary and Business Highlights of this proxy statement, unless otherwise indicated are reproduced from our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 1, 2021.

Non-GAAP Reconciliations

Adjusted EBITDA Reconciliation ($ in Millions)

	Q1 2020	Q2 2020	Q3 2020	Q4 2020
Adjusted EBITDA	($612)	($837)	($625)	($454)
Add (deduct):
Legal, tax, and regulatory reserve changes and settlements	(19)	(38)	—	92
Goodwill and asset impairments/loss on sale of assets	(193)	(16)	(76)	(32)
Restructuring and related charges (credits), net	—	(382)	6	14
Gain (loss) on lease arrangement	—	(7)	12	—
Acquisition, financing and divestitures related expenses	(10)	(19)	(14)	(43)
Accelerated lease costs related to cease-use of ROU assets	—	—	(80)	(22)
COVID-19 response initiatives	(24)	(48)	(18)	(16)
Depreciation and amortization	(128)	(129)	(138)	(180)
Stock-based compensation expense	(277)	(131)	(183)	(236)
Other income (expense), net	(1,795)	(44)	151	63
Interest expense	(118)	(110)	(112)	(118)
Loss from equity method investments	(12)	(7)	(8)	(7)
Provision for (benefit from) income taxes	242	(4)	(23)	(23)
Net income (loss) attributable to non-controlling interest, net of tax	10	(3)	19	(6)
Net income (loss) attributable to Uber Technologies, Inc.	($2,936)	($1,775)	($1,089)	($968)

88       2021 Proxy Statement

Appendix A

Key Terms for Our Key Metrics and Non-GAAP Financial Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investment, net of tax, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) asset impairment/loss on sale of assets, (xi) acquisition and financing related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance.

Driver. The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.

Driver or restaurant earnings. Driver or restaurant earnings refer to the net portion of the fare or the net portion of the order value that a Driver or a restaurant retains, respectively.

Constant Currency. We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.

Driver incentives. Driver incentives refer to payments that we make to Drivers, which are separate from and in addition to the Driver’s portion of the fare paid by the consumer. For example, Driver incentives could include payments we make to Drivers should they choose to take advantage of an incentive offer and complete a consecutive number of trips or a cumulative number of trips on the platform over a defined period of time. Driver incentives are recorded as a reduction of revenue.

Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of Mobility and New Mobility rides, Delivery meal or grocery deliveries, and amounts paid by Freight shippers, in each case without any adjustment for consumer discounts and refunds, Driver and restaurant earnings, and Driver incentives. Gross Bookings do not include tips earned by Drivers.

Monthly Active Platform Consumers (“MAPCs”). We define MAPCs as the number of unique consumers who completed a Mobility or New Mobility ride or received an Delivery meal or grocery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC.

Segment Adjusted EBITDA. We define each segment’s Adjusted EBITDA as segment revenue less the following direct costs and expenses of that segment: (i) cost of revenue, exclusive of depreciation and amortization; (ii) operations and support; (iii) sales and marketing; (iv) research and development; and (v) general and administrative. Segment Adjusted EBITDA also reflects any applicable exclusions from Adjusted EBITDA.

Segment Adjusted EBITDA margin. We define each segment’s Adjusted EBITDA margin as the segment Adjusted EBITDA as a percentage of segment revenue. Segment Adjusted EBITDA margin demonstrates the margin that we generate after direct expenses. We believe that each segment’s Adjusted EBITDA margin is a useful indicator of the economics of our segments, as it does not include indirect Corporate G&A and Platform R&D.

Take Rate. We define Take Rate as revenue as a percentage of Gross Bookings.

Trips. We define Trips as the number of completed consumer Mobility or New Mobility rides and Delivery meal or grocery deliveries in a given period. For example, an UberPOOL ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip.

2021 Proxy Statement       89

Appendix B—Proposed Amendments to the Company’s Certificate of Incorporation and Bylaws

Presented below are proposed changes to the Company’s amended and restated certificate of incorporation and amended and restated bylaws relating to Proposal 4. The changes shown to Article V, Paragraphs C and E.1, Article VIII, Paragraphs A and B of the amended and restated certificate of incorporation and the changes shown to Section 21 and Section 47 of the amended and restated bylaws will be effective if Proposal 4, “Approval of Amendments to Certificate of Incorporation and Bylaws to Remove Supermajority Voting Requirements”, receives the affirmative vote of 66 2/3% of the outstanding shares of capital stock entitled to vote generally in the election of directors. Proposed additions are indicated by underlining and proposed deletions are indicated by strikethroughs. The full text of the Company’s amended and restated certificate of incorporation and amended and restated bylaws can be found on our website at: investor.uber.com/governance.

The proposed amendments to the amended and restated certificate of incorporation are as follows:

V.

C. Removal of Directors. Subject to any limitation imposed by applicable law, the Board of Directors or any individual director or directors may be removed with or without cause by the affirmative vote of the holders of ~~at least sixty-six and two-thirds percent (66 2/3%)~~ a majority of the then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

E. Bylaw Amendments.

1. The Board of Directors is expressly empowered to adopt, alter, change, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, alter, change, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock), such action by stockholders shall require the affirmative vote of the holders of a majority of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. ~~Notwithstanding anything to the contrary herein, any alteration, change, amendment or repeal  of Sections 17, 23, 27, 26, 29, 30 or 47 of the Bylaws of the Company shall require (i) the affirmative vote of two-thirds of the directors then in office and (ii) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class~~.

VIII.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, ~~except as provided in paragraph B. of this  Article VIII~~, and all rights conferred upon the stockholders herein are granted subject to this reservation.

~~B. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of applicable law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Company required by law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of (i) two-third (2/3) of the directors then in office and (ii) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal Articles V and VIII.~~

The proposed amendments to the amended and restated bylaws are as follows:

Section 21. Removal. Subject to any limitation imposed by applicable law, the Board of Directors or any individual director or directors may be removed with or without cause by the affirmative vote of the holders of ~~at least sixty-six and two-thirds (66 2/3)%~~ a majority of the then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

Section 47. Subject to the limitations set forth in Section 45(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, alter, change, amend or repeal the Bylaws of the corporation. Any adoption, alteration, change, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, alter, change, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of a majority of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class. ~~Notwithstanding anything to the contrary herein, any alteration, change~~, ~~amendment or repeal of Sections 17, 23, 27, 26, 29, 30 or 47 of these Bylaws shall require (i) the affirmative vote of two-thirds of the directors then in office and (ii) the affirmative vote of the holders of at least sixty- six and two-thirds percent (66 2/3%) of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class~~.

90       2021 Proxy Statement

Uber

1515 3rd Street
San Francisco, California 94158
uber.com

SCAN TO VIEW MATERIALS & VOTE

UBER TECHNOLOGIES, INC.
1515 3RD STREET
SAN FRANCISCO, CA 94158

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 9, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/UBER2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 9, 2021. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D35657-P49640	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
UBER TECHNOLOGIES, INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Ronald Sugar	☐	☐	☐

	1b.	Revathi Advaithi	☐	☐	☐

	1c.	Ursula Burns	☐	☐	☐

	1d.	Robert Eckert	☐	☐	☐

	1e.	Amanda Ginsberg	☐	☐	☐

	1f.	Dara Khosrowshahi	☐	☐	☐

	1g.	Wan Ling Martello	☐	☐	☐

	1h.	Yasir Al-Rumayyan	☐	☐	☐

	1i.	John Thain	☐	☐	☐

	1j.	David Trujillo	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	Advisory vote to approve 2020 named executive officer compensation	☐	☐	☐

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2021	☐	☐	☐

4.	Approval of amendments to Certificate of Incorporation and Bylaws to remove supermajority voting requirements	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain

5.	Stockholder proposal to prepare an annual report on lobbying activities	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D35658-P49640
UBER TECHNOLOGIES, INC.
Annual Meeting of Stockholders
May 10, 2021 11:00 AM PT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Uber Technologies, Inc. hereby appoint(s) Dara Khosrowshahi, Nelson Chai and Tony West, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Uber Technologies, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM PT on May 10, 2021, at www.virtualshareholdermeeting.com/UBER2021, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Continued and to be signed on reverse side